Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-176088

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 5, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 30, 2011)

$50,000,000

M/I Homes, Inc.

% Convertible Senior Subordinated Notes due 2018

We are offering $50,000,000 of our        % Convertible Senior Subordinated Notes due 2018 (the “notes”). The notes will bear interest at a rate of         % per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1 , 2013. The notes will mature on March 1, 2018.

At any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may convert their notes into our common shares, as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion.” The conversion rate will initially equal          of our common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per common share). The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, following the occurrence of a make-whole fundamental change or a notice of redemption, as the case may be, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change or notice of redemption, as the case may be. Except in limited circumstances, including in connection with a conversion upon notice of redemption, a holder which converts its notes will not receive any additional common shares or cash payment with respect to accrued and unpaid interest.

On or after March 6 , 2016, we may redeem for cash any or all of the notes, except for the notes that we are required to repurchase in connection with a fundamental change, if the last reported sale price of our common shares for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within 10 trading days immediately prior to the date we provide the notice of redemption exceeds 130% of the applicable conversion price for the notes on each applicable trading day. The redemption price for the notes to be redeemed on any redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any additional interest, to the holder of record as of the close of business on such record date and the redemption price will be 100% of the principal amount of notes to be redeemed. No sinking fund is provided for the notes.

If a fundamental change occurs prior to the stated maturity date, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including additional amounts, if any) to, but excluding, the fundamental change repurchase date.

The notes will be our senior subordinated unsecured obligations and will be subordinated in right of payment to our existing and future senior indebtedness, including our indebtedness under our $140 million secured revolving credit facility dated June 9, 2010, as amended (the “Credit Facility”), and our outstanding 8.625% Senior Notes due 2018 (the “2018 Senior Notes”). The notes will rank equal in right of payment with all our and our subsidiary guarantors’ existing and future senior subordinated indebtedness, including our indebtedness under our outstanding 3.25% Convertible Senior Subordinated Notes due 2017 (the “2017 Convertible Notes”). The notes will rank senior in right of payment to our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness, including our indebtedness under the Credit Facility, to the extent of the value of the assets securing such indebtedness. The notes will be fully and unconditionally guaranteed on a senior subordinated unsecured basis by all of our subsidiaries that, as of the date of issuance of the notes, are guarantors under our 2018 Senior Notes and 2017 Convertible Senior Subordinated Notes. See “Description of Notes—Subordination.”

For a more complete description of the terms of the notes, see the “Description of Notes” section of this prospectus supplement. The notes are a new issue of securities and there currently is no established trading market for the notes. We do not intend to apply to list the notes on any securities exchange or to include them in any automated quotation system. It is possible that no active trading market for the notes will develop, or that if it develops, it will not be maintained. Our common shares are listed on the New York Stock Exchange under the symbol “MHO.” The last reported sale price of our common shares on March 4, 2013 was $23.39 per share.

We have granted the underwriters an option, exercisable for up to 30 days from the date of this prospectus supplement, to purchase up to an additional $7,500,000 principal amount of the notes at the public offering price less the underwriting discounts.

Concurrently with this offering, under a separate prospectus supplement, we are offering up to 2,140,000 of our common shares. Neither this offering nor the offering of common shares is contingent on the completion of the other.

Investing in the notes and the underlying common shares involves a high degree of risk. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Price of notes:    % plus accrued interest, if any, from the issue date.

We expect to deliver the notes to investors through the book-entry facilities of The Depository Trust Company on or about                 , 2013.

Joint book-running managers

Citigroup	J.P. Morgan	Wells Fargo Securities

Co-managers

Comerica Securities	The Huntington Investment Company
PNC Capital Markets LLC	US Bancorp

                    , 2013

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information or represent anything about us, our financial results or this offering that is not contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not, and the underwriters are not, making an offer to sell these securities or soliciting an offer to buy these securities in any state or other jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus supplement or the date of incorporation by reference, even though this prospectus supplement and the accompanying prospectus may be delivered or securities may be sold on a later date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which information does not apply to the notes we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “M/I,” “us,” “we,” “our” or the “Company” mean M/I Homes, Inc., an Ohio corporation, and our consolidated subsidiaries, except where it is made clear that the terms mean M/I Homes, Inc. only.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional notes will not be exercised.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS

Certain information contained or incorporated by reference in this prospectus supplement contains forward-looking statements, including, but not limited to, statements regarding our future financial performance and financial condition. Words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make or incorporate herein are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, but not limited to, those referred to below:

•

the homebuilding industry is cyclical and affected by changes in general economic, real estate and other business conditions that could adversely affect our results of operations, financial position and cash flows;

•

although the homebuilding industry generally experienced improved conditions in 2012 compared to those in effect during the recent downturn, a renewed deterioration in industry conditions or in broader economic conditions could have adverse effects on our business and results of operations;

•

increased competition levels in the homebuilding and mortgage lending industries could result in a reduction in our new contracts and homes delivered, along with decreases in the average sales prices of sold and delivered homes and/or decreased mortgage originations, which would have a negative impact on our results of operations;

•	a reduction in the availability of mortgage financing, an increase in mortgage interest rates or increased down payment requirements could adversely affect our business;

•

if land is not available at reasonable prices or terms, our homes sales revenue and results of operations could be negatively impacted and/or we could be required to scale back our operations in a given market;

•

our strategies in responding to the adverse conditions in the homebuilding industry over the past several years and the implementation of additional strategies may not be successful, despite signs of modest recovery in the housing industry in 2012;

•	our land investment exposes us to significant risks, including potential impairment charges, that could negatively impact our profits if the market value of our inventory declines;

•	supply shortages and other risks related to the demand for skilled labor and building materials could increase costs and delay deliveries;

•	tax law changes could make home ownership more expensive or less attractive;

•	increases in our cancellations could have a negative impact on our gross margins from home sales and home sales revenue;

•	inflation can adversely affect us, particularly in a period of declining home sale prices;

•	our limited geographic diversification could adversely affect us if the homebuilding industry in our markets declines;

•	we may not be successful in integrating acquisitions or implementing our growth strategies;

•

we have financial needs that we meet through the capital markets, including the debt and secondary mortgage markets, and disruptions in these markets could have an adverse impact on our results of operations, financial position and/or cash flows;

•	the mortgage warehousing agreement of our financial services segment will expire in March 2013;

•	reduced numbers of home sales may force us to absorb additional carrying costs;

•	if our ability to resell mortgages to investors is impaired, we may be required to broker loans;

•	mortgage investors could seek to have us buy back loans or compensate them for losses incurred on mortgages we have sold based on claims that we breached our limited representations or warranties;

•	we may not be able to benefit from net operating loss carryforwards;

•	our net operating loss carryforwards could be substantially limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code;

•	our results of operations, financial condition and cash flows could be adversely affected if pending or future legal claims against us are not resolved in our favor;

•

the terms of our indebtedness may restrict our ability to operate and, if our financial performance declines, we may be unable to maintain compliance with the covenants in the documents governing our indebtedness;

•	our indebtedness could adversely affect our financial condition, and we and our subsidiaries may incur additional indebtedness, which could increase the risks created by our indebtedness;

•	in the ordinary course of business, we are required to obtain performance bonds, the unavailability of which could adversely affect our results of operations and/or cash flows;

•	we can be injured by failures of persons who act on our behalf to comply with applicable regulations and guidelines;

•	because of the seasonal nature of our business, our quarterly operating results can fluctuate;

•	product liability litigation and warranty claims that arise in the ordinary course of business may be costly;

•	our subcontractors can expose us to warranty costs and other risks;

•	natural disasters and severe weather conditions could delay deliveries, increase costs and decrease demand for homes in affected areas;

•	we are subject to extensive government regulations, which could restrict our homebuilding or financial services business and cause us to incur significant expense;

•	new government regulations may make it more difficult for potential purchasers to finance home purchases and may reduce the number of mortgage loans our financial services segment makes;

•	information technology failures and data security breaches could harm our business;

•	we are dependent on the services of certain key employees, and the loss of their services could hurt our business; and

•	such other factors as may be described from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

The factors identified in this section are not intended to represent a complete list of all the factors that could adversely affect our business, operating results, financial condition or cash flows. Other factors not presently known to us or that we currently deem immaterial to us may also have an adverse effect on our business, operating results, financial condition or cash flows, and the factors we have identified could affect us to a greater extent than we currently anticipate. Many of the important factors that will determine our future financial performance and financial condition are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by applicable law or the rules and regulations of the SEC, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings and reports with the SEC should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

SUMMARY

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in the notes and the underlying common shares. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the financial data and related notes and the “Risk Factors” sections, before making an investment decision.

The Company

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes. We were incorporated, through predecessor entities, in 1973 and commenced homebuilding activities in 1976. Since that time, we have sold and delivered over 83,000 homes. We design, market, construct and sell single-family homes, attached townhomes and condominiums to first-time, move-up, empty-nester and luxury buyers under the M/I Homes, Showcase Homes and Triumph Homes trade names.

Our homes are sold in the following geographic markets: Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Austin, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C. We support our homebuilding operations by providing mortgage financing services through our wholly-owned subsidiary, M/I Financial Corp. (“M/I Financial”), and title services through subsidiaries that are either wholly- or majority-owned by us.

Our financial reporting segments consist of: Midwest homebuilding; Southern homebuilding; Mid-Atlantic homebuilding; and financial services.

Our homebuilding operations comprise the most substantial part of our business, representing 97% of consolidated revenue for the year ended December 31, 2012. Our financial services operations generate revenue from originating and selling mortgages and collecting fees for title insurance and closing services.

For additional information regarding our business, financial condition, results of operations and cash flows, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus supplement.

Recent Developments

For the two months ended February 28, 2013, our new contracts were 599, a 33% increase over our 452 new contracts in the same period in 2012.

Concurrent Offering of Common Shares

Concurrently with this offering of notes, under a separate prospectus supplement, we are offering up to 2,140,000 of our common shares (2,461,000 shares if the option granted to the underwriters to purchase up to 321,000 additional shares is exercised in full) in an underwritten public offering, which we refer to as the “offering of common shares.” Neither this offering nor the offering of common shares is contingent on the completion of the other. The foregoing description and other information regarding the offering of common shares is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any shares in the offering of common shares.

Corporate Information

M/I Homes, Inc. is an Ohio corporation incorporated through predecessor entities in 1973. Our executive offices are located at 3 Easton Oval, Suite 500, Columbus, Ohio 43219, and our telephone number is (614) 418-8000. Our website address is www.mihomes.com. Information on our website is not incorporated by reference in or otherwise a part of this prospectus supplement.

The Offering

The following is a summary of the terms of the notes and related guarantees. It may not contain all the information that is important to you. For a more complete description of the notes and related guarantees, please refer to the section of this prospectus supplement entitled “Description of Notes” and the accompanying prospectus entitled “Description of Debt Securities.”

Issuer	M/I Homes, Inc.

Notes Offered	$50,000,000 aggregate principal amount of % Convertible Senior Subordinated Notes due 2018, plus up to an additional $7,500,000 aggregate principal amount if the underwriters exercise their option to purchase additional notes.

Maturity	March 1, 2018, unless earlier redeemed, purchased or converted.

Interest	% per year, payable semi-annually in arrears in cash on March 1 and September 1 of each year, beginning on September 1, 2013, to holders of record at the close of business on the February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date. The first interest payment date will include interest from , 2013 the date of the original issuance.

Optional Redemption	On or after March 6, 2016, we may redeem for cash any or all of the notes, except for the notes that we are required to repurchase as described under “Description of Notes—Conversion Rights—Repurchase of Notes at Option of Holder Upon a Fundamental Change,” if the last reported sale price of our common shares for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within 10 trading days immediately prior to the date we provide the notice of redemption exceeds 130% of the applicable conversion price for the notes on each applicable trading day. The redemption price for the notes to be redeemed on any redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, unless the redemption date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any additional interest, to the holder of record as of the close of business on such record date and the redemption price will be 100% of the principal amount of notes to be redeemed.

Fundamental Change

If a fundamental change (as defined under “Description of Notes—Conversion Rights—Repurchase of Notes at Option of Holder Upon a Fundamental Change”) occurs prior to maturity of the notes, each holder will have the right, subject to certain conditions, to require us to repurchase for cash all or any part (in multiples of $1,000 principal amount) of its notes at a repurchase price equal to 100% of the aggregate principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional amounts, if any) to, but excluding, the fundamental change repurchase date.

Conversion Rights	Until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at any time.

The initial conversion rate for the notes is of our common shares per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $ per common share.

Upon surrender of notes for conversion, we will deliver our common shares, together with cash in lieu of any fractional common shares, in satisfaction of our conversion obligation, as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

Holders will not receive any cash payment or additional common shares with regard to accrued and unpaid interest upon conversion of a note, except in limited circumstances including in connection with a conversion upon notice of redemption. Instead, interest, including additional amounts, if any, will be deemed paid by the common shares, together with any cash payment in lieu of any fractional share, we deliver to holders upon conversion.

The conversion rate for the notes is subject to adjustment as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” An adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

In addition, if a holder elects to convert its notes in connection with a “make-whole fundamental change” (as defined under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption”) or upon an optional redemption, as the case may be, we will increase the conversion rate by a number of additional common shares as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change or a Notice of Redemption.”

Guarantees	The notes will be fully and unconditionally guaranteed on a senior subordinated unsecured basis by all of our subsidiaries that, as of the date of issuance of the notes, are guarantors under our 2018 Senior Notes and 2017 Convertible Senior Subordinated Notes. Each of the guarantors of the notes is “100% owned” (as defined in Section 3-10(h)(1) of Regulation S-X) by the Company. For the year ended December 31, 2012, our non-guarantor subsidiaries accounted for approximately $23.3 million, or 3.1%, of our total revenues, and as of December 31, 2012, our non-guarantor subsidiaries accounted for approximately $109.2 million, or 13.1%, of our total assets and $90.1 million, or 18.2%, of our total liabilities.

Ranking	The notes and the guarantees of the notes will be our and our subsidiary guarantors’ senior subordinated unsecured obligations and will be:

•	senior in right of payment to all our and our subsidiary guarantors’ future subordinated indebtedness;

•	equal in right of payment with all our and our subsidiary guarantors’ existing and future senior subordinated indebtedness, including our indebtedness under the 2017 Convertible Notes;

•	subordinated in right of payment to all our and our subsidiary guarantors’ existing and future senior indebtedness, including our indebtedness under the Credit Facility and our 2018 Senior Notes;

•

effectively subordinated to all our and our subsidiary guarantors’ existing and future secured indebtedness, including our indebtedness under the Credit Facility, to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to the liabilities of any of our subsidiaries that do not guarantee the notes, to the extent of the assets of such non-guarantor subsidiaries.

See “Description of Notes—Subordination.”

As of December 31, 2012, after giving effect to the issuance of the notes in this offering, we had approximately $346.3 million of indebtedness outstanding (excluding issuances of letters of credit and the MIF Mortgage Warehousing Agreement and the MIF Mortgage Repurchase Facility (each as defined herein)), $238.8 million of which was senior indebtedness, including $6.7 million of senior secured indebtedness, and we had $47.3 million of available borrowings with respect to secured indebtedness under the Credit Facility. See “Capitalization.”

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Failure to Comply with Reporting Obligations	Should an event of default occur as a result of our failure to comply with the reporting obligations in the indenture as described under “Description of Notes—Reporting,” at our option, your only remedy for 180 days after the occurrence of such an event of default will be the right to receive additional interest on your notes at a rate equal to 0.25% of the principal amount of the notes per annum for each day during the first 90 days after the occurrence of such an event of default, and 0.50% of the principal amount of the notes per annum for each day from the 91st day until the 180th day following the occurrence of such an event of default. See “Description of Notes—Events of Default; Notice and Waiver.”

Sinking Fund	None.

DTC Eligibility	The notes will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with a custodian for and registered in the name of a nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of notes will be effected only through, records maintained by DTC and its direct and indirect participants, and an interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes—Book-Entry, Delivery and Form.”

Form and Denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	We do not intend to apply to list the notes on any securities exchange or to include them in any automated quotation system. The notes are a new issue of securities and there currently is no established trading market for the notes.

Governing Law	The notes, the guarantees of the notes and the indenture will be governed by New York law.

Use of Proceeds	We estimate that the net proceeds to us from the sale of (1) the notes offered hereby will be approximately $47.8 million (or $55.0 million if the underwriters’ option to purchase up to an additional $7,500,000 aggregate principal amount of notes is exercised in full) and (2) the common shares offered pursuant to the concurrent offering of common shares will be approximately $47.3 million (or $54.4 million if the underwriters’ option to purchase up to 321,000 additional common shares is exercised in full) (assuming an offering price of $23.39 per share, the last reported sale price of our common shares on the New York Stock Exchange on March 4, 2013), in each case after deducting underwriting discounts and the estimated offering expenses payable by us. Of such net proceeds, we intend to use up to $50 million to redeem a portion of our outstanding 9.75% Series A Preferred Shares. To the extent that the total net proceeds of the concurrent offerings are less than the amounts estimated above, we intend to redeem a lesser amount (if any) of the 9.75% Series A Preferred Shares, and to the extent that the total net proceeds of the concurrent offerings are greater than the amounts estimated above, we may redeem a greater amount of the 9.75% Series A Preferred Shares. We intend to use the balance of such net proceeds for general corporate purposes, which may include acquisitions of land, land development, home construction, repayment of indebtedness or the payment of dividends on, or further redemptions of, our 9.75% Series A Preferred Shares. For more information, see “Use of Proceeds.”

Concurrent Offering of Common Shares

Concurrently with this offering of notes, under a separate prospectus supplement, we are offering up to 2,140,000 of our common shares (2,461,000 shares if the option to purchase up to 321,000 additional shares granted to the underwriters, is exercised in full) in an underwritten public offering. Neither this offering nor the offering of common shares is contingent on the completion of the other. For more information, see “—Concurrent Offering of Common Shares.”

Listing	Our common shares are listed on the New York Stock Exchange under the symbol “MHO.”

Material United States Federal Income and Estate Tax Consequences	The notes and our common shares issuable upon conversion of the notes, if any, will be subject to special and complex U.S. federal income and estate tax rules. Holders are encouraged to consult their tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the notes. See “Material United States Federal Income and Estate Tax Consequences.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association

Risk Factors	An investment in the notes involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-11 of this prospectus supplement.

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data for the periods indicated. You should read the following summary consolidated financial data in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus supplement. The summary consolidated net income data for the fiscal years ended December 31, 2010, 2011 and 2012 and the summary consolidated balance sheet data as of December 31, 2010, 2011 and 2012 have been derived from our historical audited consolidated financial statements.

	Year Ended December 31,
(in thousands, except per share amounts)	2010	2011	2012
Net income data:
Revenue	$616,377	$566,424	$761,905
Land and housing costs(1)	511,408	467,130	610,540
Impairment of inventory and investment in unconsolidated LLCs	12,538	21,993	3,502

Gross margin	92,431	77,301	147,863
General and administrative expenses(2)	53,958	52,664	62,627
Selling expenses	48,084	43,534	56,406
Interest expense	9,415	15,005	16,071
Other loss(3)	8,378	—	—
Income (loss) before income taxes(4)	(27,404)	(33,902)	12,759
Benefit for income taxes(5)	(1,135)	(25)	(588)

Net income (loss)(5)(6)	$(26,269)	$(33,877)	$13,347

Net income (loss) available to common shareholders(5)(6)	$(26,269)	$(33,877)	$13,347

Per share data:
Earnings (loss) per share to common shareholders:
Basic(5)(6)	$(1.42)	$(1.81)	$0.68
Diluted(5)(6)	$(1.42)	$(1.81)	$0.67
Weighted average shares outstanding:
Basic	18,523	18,698	19,651
Diluted	18,523	18,698	19,891
Dividends per common share	$—	$—	$—

	December 31,
(in thousands)	2010	2011	2012
Balance sheet data:
Cash and cash equivalents	$81,208	$59,793	$145,498
Restricted cash(7)	41,923	41,334	8,680
Inventory	450,936	466,772	556,817
Total assets(8)	661,894	664,485	831,300
Notes payable bank-financial service operations	32,197	52,606	67,957
Notes payable banks-other	5,853	5,801	11,105
Total shareholders’ equity(5)	$303,491	$273,350	$335,428

(1)	Includes the following impact of charges related to the repair of certain homes in Florida where certain of our subcontractors installed defective imported drywall: $0.6 million for the year ended December 31, 2010. The years ended December 31, 2010 and December 31, 2012 also include recoveries of $2.4 million and $3.0 million, respectively, of such charges as a result of a settlement with a provider of certain of the defective imported drywall.
(2)	Includes the impact of write-off of land deposits and pre-acquisition costs of $0.6 million,$1.0 million and $0.3 million for the years ended December 31, 2010, 2011 and 2012, respectively.
(3)	Other loss is comprised of loss on early extinguishment of debt.
(4)	Includes the sum of the impact described in notes (1) and (2) above and the impairment of inventory and investment in unconsolidated LLCs for all periods presented.
(5)	Includes the impact of change in our net valuation allowances on our deferred tax assets of $10.8 million, $12.9 million and $(5.1) million for the years ended December 31, 2010, 2011 and 2012, respectively.
(6)	The charges in notes (1), (2) and (3) above, along with the impairment of inventory and investment in unconsolidated LLCs increased loss from continuing operations by $19.7 million and $23.0 million for the years ended December 31, 2010 and 2011, respectively, and decreased income from continuing operations by $0.8 million for the year ended December 31, 2012.
(7)	At December 31, 2010, 2011 and 2012, restricted cash primarily consisted of homebuilding cash the Company had designated as collateral in accordance with the secured credit agreements to which it is a party for the issuance of letters of credit outside of the Company’s secured revolving credit facility (the “Letter of Credit Facilities”). At December 31, 2011, restricted cash also included $25.0 million the Company was required to pledge as security to the lenders under the Company’s $140 million secured revolving credit facility (the “Credit Facility”). Restricted cash also included cash held in escrow of $3.1 million at December 31, 2010 and less than $0.2 million at December 31, 2011 and December 31, 2012.
(8)	Total assets at December 31, 2010, 2011 and 2012 include gross deferred tax assets of $127.9 million, $140.8 million and $135.7 million, respectively, that were fully reserved.

Summary Homebuilding Operations Data

The following table sets forth summary information by region regarding our homebuilding activities for the periods indicated. The following data has been derived from our unaudited financial records for the periods indicated.

	Year Ended December 31,
(Dollars in thousands)	2010	2011	2012
Midwest Region:
Homes delivered	1,296	991	1,113
New contracts, net	1,215	1,042	1,144
Backlog at end of period	336	387	418
Aggregate sales value of homes in backlog	$83,061	$100,096	$112,890

Southern Region:
Homes delivered	429	571	823
New contracts, net	461	607	966
Backlog at end of period	87	164	341
Aggregate sales value of homes in backlog	$19,006	$39,540	$95,529

Mid-Atlantic Region:
Homes delivered	709	716	829
New contracts, net	640	732	910
Backlog at end of period	109	125	206
Aggregate sales value of homes in backlog	$33,179	$41,019	$74,121

Total:
Homes delivered	2,434	2,278	2,765
New contracts, net	2,316	2,381	3,020
Backlog at end of period	532	676	965
Aggregate sales value of homes in backlog	$135,246	$180,655	$282,540

RISK FACTORS

An investment in the notes and our common shares involves material risks. You should carefully consider the risks set forth below, as well as the other information contained in this prospectus supplement and the accompanying prospectus, before deciding to invest in the notes. The occurrence of any of the following risks could materially adversely affect our business, financial condition, prospects, results of operations and cash flows. In such case, the market or trading price of the notes and our common shares could decline, and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks Related to Our Business

Homebuilding Market and Economic Risks

The homebuilding industry is cyclical and affected by changes in general economic, real estate and other business conditions that could adversely affect our results of operations, financial position and cash flows.

Certain economic, real estate and other business conditions that have significant effects on the homebuilding industry include:

•	employment levels and job and personal income growth;

•	availability and pricing of financing for homebuyers;

•	short and long-term interest rates;

•	overall consumer confidence and the confidence of potential homebuyers in particular;

•	demographic trends;

•	housing demand from population growth, household formation and other demographic changes, among other factors;

•	U.S. and global financial system and credit market stability;

•	private party and governmental residential consumer mortgage loan programs, and federal and state regulation of lending and appraisal practices;

•	federal and state personal income tax rates and provisions, including provisions for the deduction of residential consumer mortgage loan interest payments and other expenses;

•

the supply of and prices for available new or existing homes (including lender-owned homes acquired through foreclosures and short sales) and other housing alternatives, such as apartments and other residential rental property;

•	homebuyer interest in our current or new product designs and community locations, and general consumer interest in purchasing a home compared to choosing other housing alternatives; and

•	real estate taxes.

These conditions may have an impact nationally, like the recent downturn, and may affect some of the regions or markets in which we operate more than others. When adverse conditions affect any of our larger markets, those conditions could have a proportionately greater impact on us than on some other homebuilding companies.

An oversupply of alternatives to new homes, including foreclosed homes, homes held for sale by investors and speculators, other existing homes and rental properties, can also reduce our ability to sell new homes, depress new home prices and reduce our margins on the sale of new homes. High levels of foreclosures and short-sales not only contribute to additional inventory available for sale, but also can reduce appraisal valuations for new homes, potentially resulting in lower sales prices.

Potential customers may be less willing or able to buy our homes if any of these conditions have a negative impact on the homebuilding industry. In the future, our pricing strategies may continue to be limited by market conditions. We may be unable to change the mix of our home offerings, reduce the costs of the homes we build or offer more affordable homes to maintain our gross margins or satisfactorily address changing market conditions in other ways. In addition, cancellations of home sales contracts in backlog may increase as homebuyers choose to not honor their contracts.

Our financial services business is closely related to our homebuilding business, as it originates mortgage loans principally on behalf of purchasers of the homes we build. A decrease in the demand for our homes because of the foregoing conditions may also adversely affect the financial results of this segment of our business. An increase in the default rate on the mortgages we originate may adversely affect our ability to sell the mortgages or the pricing we receive upon the sale of mortgages and may increase our potential exposure regarding those mortgage loan sales.

Although the homebuilding industry generally experienced improved conditions in 2012 compared to those in effect during the recent downturn, a renewed deterioration in industry conditions or in broader economic conditions could have adverse effects on our business and results of operations.

From 2006 through 2011, the homebuilding industry experienced one of its most severe downturns in U.S. history. Our recovery from the sustained downturn in the housing market was negatively impacted by its continuing effects, including more challenging mortgage loan qualification standards, significant reductions in home prices and land values and increased numbers of foreclosures and short-sales, all of which severely constrained demand for new homes, and resulted in significant inventory impairments and operating losses.

In the event of another downturn in the homebuilding and mortgage lending industries, or if the national economy weakens, we could experience declines in the market value of our inventory and demand for our homes, which could have a significantly negative impact on our gross margins from home sales and financial condition and results of operations.

Additionally, as a result of recent economic circumstances, we may be subject to increased counterparty risks, including banks under our letter of credit facilities and purchasers of mortgages originated by M/I Financial being unwilling or unable to perform the obligations they owe to us. To the extent a third party is unwilling or unable to perform the obligations it owes to us, our financial condition, results of operations and/or cash flows could be negatively impacted.

These conditions are complex and interrelated. We cannot predict their occurrence or severity, nor can we provide assurance that our responses to their impacts would be successful.

Increased competition levels in the homebuilding and mortgage lending industries could result in a reduction in our new contracts and homes delivered, along with decreases in the average sales prices of sold and delivered homes and/or decreased mortgage originations, which would have a negative impact on our results of operations.

The homebuilding industry is fragmented and highly competitive. We compete with numerous public and private homebuilders, including a number that are substantially larger than us and may have greater financial resources than we do. We also compete with subdivision developers and land development companies, some of which are themselves homebuilders or affiliates of homebuilders. Homebuilders compete for customers, land, building materials, subcontractor labor and desirable financing. Competition for home orders primarily is based upon home sales price, location of property, home style, financing available to prospective homebuyers, quality of homes built, customer service and general reputation in the community, and may vary by market, submarket and even by community. Additionally, competition within the homebuilding industry can be impacted through an excess supply of new and existing homes available for sale resulting from a number of factors including, among other things, increases in unsold started homes available for sale and increases in home foreclosures. Increased competition can cause us to decrease our home sales prices and/or increase home sales incentives in an effort to generate new home sales and maintain homes in backlog until they close. These competitive pressures may negatively impact our future financial and operating results.

Through our financial services operations, we also compete with numerous banks and other mortgage bankers and brokers, many of which are larger than us and may have greater financial resources than we do. Competitive factors that affect our consumer services operations include pricing, mortgage loan terms, underwriting criteria and customer service. To the extent that we are unable to adequately compete with other companies that originate mortgage loans, the results of operations from our mortgage operations may be negatively impacted.

A reduction in the availability of mortgage financing, an increase in mortgage interest rates or increased down payment requirements could adversely affect our business.

The mortgage lending industry continues to experience significant instability. Lenders, regulators and others have questioned the adequacy of lending standards and other credit requirements for several loan products and programs offered in prior years. Credit requirements tightened in the immediate aftermath of the financial crisis of 2007 and 2008, and investor demand for mortgage loans and mortgage-backed securities declined. The deterioration in credit quality has caused almost all lenders to eliminate subprime mortgages and most other loan products that are not eligible for sale to the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or that do not meet Federal Housing Administration (the “FHA”) and U.S. Department of Veterans Affairs (the “VA”) requirements. Fewer loan products and tighter loan qualification standards and down payment requirements have made it more difficult for many homebuyers to finance the purchase of our homes. These factors have reduced the pool of qualified homebuyers and made it more difficult to sell homes. These reductions in demand have adversely affected our business and financial results, and the duration and severity of the effects of the instability in the mortgage lending industry remain uncertain.

We believe that the liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry has been very important to the housing market. The future of these entities is in question. Any reduction in the availability of the financing provided by these institutions could adversely affect interest rates, mortgage availability and our sales of new homes and origination of mortgage loans.

Because of the decline in the availability of other mortgage products, FHA and VA mortgage financing support has become a more important factor in marketing our homes. Increased demands on the FHA have resulted in a reduction of its cash reserves and additional regulations and requirements. This factor or any increases in down payment requirements or limitations or restrictions on the availability of FHA and VA financing support could adversely affect interest rates, mortgage availability and our sales of new homes and origination of mortgage loans.

Even if potential customers do not need financing, changes in the availability of mortgage products may make it harder for them to sell their current homes to potential buyers who need financing, which has in some cases led to lower demand for new homes.

If interest rates increase, the costs of owning a home will be affected and could reduce the demand for our homes. Similarly, potential changes to the tax code with respect to deduction of home mortgage interest payments or other changes may decrease affordability of and demand for homeownership.

Many of our homebuyers obtain financing for their home purchases from our M/I Financial subsidiary. If, due to the factors discussed above, M/I Financial is limited in making or unable to make loan products available to our homebuyers, our home sales and our homebuilding and financial services results of operations may be adversely affected.

If land is not available at reasonable prices or terms, our homes sales revenue and results of operations could be negatively impacted and/or we could be required to scale back our operations in a given market.

Our operations depend on our ability to obtain land for the development of our communities at reasonable prices and with terms that meet our underwriting criteria. Our ability to obtain land for new communities may be adversely affected by changes in the general availability of land, the willingness of land sellers to sell land at reasonable prices, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density and other market conditions. If the supply of land, and especially finished lots, appropriate for development of communities is limited because of these factors, or for any other reason, the number of homes that we build and sell may decline. To the extent that we are unable to timely purchase land or enter into new contracts for the purchase of land at reasonable prices, due to the lag time between the time we acquire land and the time we begin selling homes, our revenue and results of operations could be negatively impacted and/or we could be required to scale back our operations in a given market.

Our strategies in responding to the adverse conditions in the homebuilding industry over the past several years and the implementation of additional strategies may not be successful, despite signs of modest recovery in the housing industry in 2012.

In an effort to generate higher revenues and restore and maintain our homebuilding operations’ profitability, beginning in late 2008 and continuing into 2013, we have (1) invested in new communities in our markets with higher margins, (2) rolled out new, more flexible product designs, including our “Eco Series” product line, (3) continued to take steps to reduce our selling, general and administrative expenses and (4) redeployed our capital into housing markets with perceived higher future growth prospects, such as our entry into the Austin, Houston and San Antonio, Texas markets. We believe these steps helped us increase our homes delivered and new contracts and margins in 2012 compared to 2011, as well as increase the number of homes in backlog, the average sales price of the homes in backlog and the overall sales value of our backlog. However, there can be no assurance that these trends will continue, that we will successfully increase our average active community count and inventory base with desirable land assets at a reasonable cost, or that we will maintain profitability in the future.

Our land investment exposes us to significant risks, including potential impairment charges, that could negatively impact our profits if the market value of our inventory declines.

We must anticipate demand for new homes several years prior to homes being sold to homeowners. There are significant risks inherent in controlling or purchasing land, especially as the demand for new homes fluctuates. There is often a significant lag time between when we acquire land for development and when we sell homes in neighborhoods we have planned, developed and constructed. The value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. In addition, inventory carrying costs can be significant, and fluctuations in value can result in reduced profits. Economic conditions could result in the necessity to sell homes or land at a loss, or hold land in inventory longer than planned, which could significantly impact our financial condition, results of operations, cash flows and stock performance. Additionally, if conditions in the homebuilding industry worsen in the future, we may be required to evaluate our inventory for potential impairment, which may result in additional valuation adjustments, which could be significant and could negatively impact our financial results and condition. We cannot make any assurances that the measures we employ to manage inventory risks and costs will be successful.

Supply shortages and other risks related to the demand for skilled labor and building materials could increase costs and delay deliveries.

The residential construction industry experiences labor and material shortages and disruptions from time to time, including: work stoppages; labor disputes; shortages in qualified trades people; lack of availability of adequate utility infrastructure and services; our need to rely on local subcontractors who may not be adequately capitalized or insured; and delays in availability, or fluctuations in prices, of building materials. These labor and material shortages can be more severe during periods of strong demand for housing or during periods in which the markets where we operate experience natural disasters that have a significant impact on existing residential and commercial structures. Additionally, we could experience labor shortages as a result of subcontractors going out of business or leaving the residential construction market due to low levels of housing production and volumes. Any of these circumstances could give rise to delays in the start or completion of our communities, increase the cost of developing one or more of our communities and increase the construction cost of our homes. To the extent that market conditions prevent the recovery of increased costs, including, among other things, subcontracted labor, finished lots, building materials, and other resources, through higher sales prices, our gross margins from home sales and results of operations could be adversely affected.

Increased costs of lumber, framing, concrete, steel and other building materials could cause increases in construction costs. We generally are unable to pass on increases in construction costs to customers who have already entered into sales contracts, as those sales contracts generally fix the price of the homes at the time the contracts are signed, which may be in advance of the construction of the home. Sustained increases in construction costs may, over time, erode our gross margins from home sales, particularly if pricing competition restricts our ability to pass on any additional costs of materials or labor, thereby decreasing our gross margins from home sales.

Tax law changes could make home ownership more expensive or less attractive.

Under current U.S. tax law and policy, significant expenses of owning a home, including residential consumer mortgage loan interest costs and real estate taxes, generally are deductible expenses for the purpose of calculating an individual’s federal, and in some cases state, taxable income, subject to various limitations. If the federal government or a state government changes income tax laws, as some policy makers and a presidential commission have proposed, by eliminating or substantially reducing these income tax benefits, the after-tax cost of owning a home could increase substantially. This could adversely impact demand for and/or sales prices of new homes.

Increases in our cancellations could have a negative impact on our gross margins from home sales and home sales revenue.

Home order cancellations can result from a number of factors, including declines in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. Increased levels of home order cancellations would have a negative impact on our home sales revenue and financial and operating results in future reporting periods.

Inflation can adversely affect us, particularly in a period of declining home sale prices.

Inflation can have a long-term impact on us because if the costs of land, materials and labor increase, we would need to attempt to increase the sale prices of homes in order to maintain satisfactory margins. Although an excess of supply over demand for new homes, such as the environment in which we are currently operating, generally requires that we reduce prices, rather than increase them, it does not necessarily result in reductions, or prevent increases, in the costs of materials, labor and land development costs. Under those circumstances, the effect of cost increases is to reduce the margins on the homes we sell. Reduced margins in such cases make it more difficult for us to recover the full cost of previously purchased land.

Our limited geographic diversification could adversely affect us if the homebuilding industry in our markets declines.

We have operations in Ohio, Indiana, Illinois, Maryland, Virginia, North Carolina, Florida and Texas. Our limited geographic diversification could adversely impact us if the homebuilding business in our current markets declines, since there may not be a balancing opportunity in a stronger market in other geographic regions.

Operational Risks

We may not be successful in integrating acquisitions or implementing our growth strategies.

We may in the future consider growth or expansion of our operations in our current markets or in other areas of the country, whether through strategic acquisitions of homebuilding companies or otherwise. The magnitude, timing and nature of any future expansion will depend on a number of factors, including our ability to identify suitable additional markets and/or acquisition candidates, the negotiation of acceptable terms, our financial capabilities and general economic and business conditions. Our expansion into new or existing markets, whether through acquisition or otherwise, could have a material adverse effect on our liquidity and/or profitability, and any future acquisitions could result in the dilution of existing shareholders if we issue our common shares as consideration. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the risk of impairing inventory and other assets related to the acquisition, the diversion of management’s attention and resources from other business concerns, risks associated with entering markets in which we have limited or no direct experience and the potential loss of key employees of the acquired company.

We have financial needs that we meet through the capital markets, including the debt and secondary mortgage markets, and disruptions in these markets could have an adverse impact on our results of operations, financial position and/or cash flows.

We have financial needs that we meet through the capital markets, including the debt and secondary mortgage markets. Our requirements for additional capital, whether to finance operations or to service or refinance our existing indebtedness, fluctuate as market conditions and our financial performance and operations change. We cannot provide assurances that we will maintain cash reserves and generate sufficient cash flow from operations in an amount to enable us to service our debt or to fund other liquidity needs.

The availability of additional capital, whether from private capital sources or the public capital markets, fluctuates as our financial condition and general market conditions change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we would not be able to access capital from these sources. In addition, a weakening of our financial condition or deterioration in our credit ratings could adversely affect our ability to obtain necessary funds. Even if financing is available, it could be costly or have other adverse consequences.

There are a limited number of third-party purchasers of mortgage loans originated by our financial services operations. The exit of third-party purchasers of mortgage loans from the business, reduced investor demand for mortgage loans and mortgage-backed securities in the secondary mortgage markets and increased investor yield requirements for those loans and securities may have an adverse impact on our results of operations, financial position and/or cash flows. In addition, the sources and terms and conditions of warehouse financing and mortgage repurchase arrangements and other lending arrangements for the mortgage lending industry are changing. These changes may impact, among other things, availability of capital, terms and structures for debt and line of credit agreements, collateral requirements and collateral advance rates.

The mortgage warehousing agreement of our financial services segment will expire in March 2013.

M/I Financial is party to a $70 million secured mortgage warehousing agreement dated April 18, 2011, as amended, among M/I Financial, the lenders party thereto and the administrative agent (the “MIF Mortgage Warehousing Agreement”). M/I Financial uses the MIF Mortgage Warehousing Agreement to finance its lending activities until the loans are delivered to third party buyers. The MIF Mortgage Warehousing Agreement will expire on March 30, 2013. If we are unable to renew or replace the MIF Mortgage Warehousing Agreement when it matures, the activities of our financial services segment could be seriously impeded and our home sales and our homebuilding and financial services results of operations may be adversely affected.

Reduced numbers of home sales may force us to absorb additional carrying costs.

We incur many costs even before we begin to build homes in a community. These include costs of preparing land and installing roads, sewage and other utilities, as well as taxes and other costs related to ownership of the land on which we plan to build homes. Reducing the rate at which we build homes extends the length of time it takes us to recover these additional costs. Also, we frequently enter into contracts to purchase land and make deposits that may be forfeited if we do not fulfill our purchase obligation within specified periods.

If our ability to resell mortgages to investors is impaired, we may be required to broker loans.

We sell substantially all of the loans we originate within a short period of time in the secondary mortgage market on a servicing released, nonrecourse basis, although we remain liable for certain limited representations and warranties related to loan sales and for repurchase obligations in certain limited circumstances. If we are unable to sell to viable purchasers in the marketplace, our ability to originate and sell mortgage loans at competitive prices could be limited which would negatively affect our operations and our profitability. Additionally, if there is a significant decline in the secondary mortgage market, our ability to sell mortgages could be adversely impacted and we would be required to make arrangements with banks or other financial institutions to fund our buyers’ closings. If we became unable to sell loans into the secondary mortgage market or directly to Fannie Mae and Freddie Mac, we would have to modify our origination model, which, among other things, could significantly reduce our ability to sell homes.

Mortgage investors could seek to have us buy back loans or compensate them for losses incurred on mortgages we have sold based on claims that we breached our limited representations or warranties.

M/I Financial originates mortgages, primarily for our homebuilding customers. Substantially all of the mortgage loans originated are sold within a short period of time in the secondary mortgage market on a servicing released, nonrecourse basis, although we remain liable for certain limited representations, such as fraud, and warranties related to loan sales. Accordingly, mortgage investors have in the past and could in the future seek to have us buy back loans or compensate them for losses incurred on mortgages we have sold based on claims that we breached our limited representations or warranties. We believe there continues to be an industry-wide issue with the number of purchaser claims in which purchasers purport to have found inaccuracies related to sellers’ representations and warranties in particular loan sale agreements. While we have, from time to time, settled claims relating to loans, which have been fully reserved, we did not repurchase any loans in 2011, 2012 or to date in 2013, and we have established reserves for potential losses. However, there can be no assurance that we will not have significant liabilities in respect of such claims in the future, which could exceed our reserves, or that the impact of such claims on our results of operations will not be material.

We may not be able to benefit from net operating loss carryforwards.

We suffered losses in each fiscal year from 2007 through 2011 for tax (as well as for financial statement) purposes. We were able to carryback 100% of our tax loss in the 2007 fiscal year to recover tax we had paid with regard to a prior year. However, we would not have been able to carryback 100% of our 2008 fiscal year tax loss without legislation enacted in November 2009 that extended the net operating loss (“NOL”) carryback period to five years. We were unable to carryback our tax losses for the fiscal years from 2009 through 2011. We will not receive any tax benefits with regard to tax losses we could not carryback unless we have taxable income in the 20-year NOL carryforward period. In our financial statements, we have fully reserved against all our deferred tax assets due to the possibility that we may not have taxable income that will enable us to benefit from our tax losses for the fiscal years from 2009 through 2011. However, those reserves will be reversed when it becomes more likely than not that we will have sufficient future taxable income to take advantage of the deferred tax assets.

Our net operating loss carryforwards could be substantially limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code.

Based on impairments and our financial performance during the recent downturn, we generated NOL carryforwards for the years ending December 31, 2009, 2010 and 2011, and it is possible that we will generate net NOL carryforwards in future years. Under the Internal Revenue Code of 1986, as amended (the “Code”), we may use these NOL carryforwards to offset future earnings and reduce our federal income tax liability. As a result, we believe these NOL carryforwards could be a substantial asset for us.

Section 382 of the Code contains rules that limit the ability of a company that undergoes an “ownership change,” which is generally defined as any change in ownership of more than 50% of its common stock over a three-year period, to utilize its NOL carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership changes among shareholders owning, directly or indirectly, 5% or more of the company’s common stock (including changes involving a shareholder becoming a 5% shareholder) or any change in ownership arising from a new issuance of stock by the company.

In March 2009, we amended our code of regulations to impose certain restrictions on the transfer of our common shares to preserve the tax treatment of our NOLs and built-in losses (the “NOL Protective Amendment”). The transfer restrictions imposed by the NOL Protective Amendment generally restrict (unless otherwise approved by our board of directors) any direct or indirect transfer if the effect would be to: (1) increase the direct or indirect ownership of our shares by any person or group of persons from less than 5% to 5% or more of our common shares; or (2) increase the percentage of our common shares owned directly or indirectly by a person or group of persons owning or deemed to own 5% or more of our common shares. Although the NOL Protective Amendment is intended to reduce the likelihood of an “ownership change” that could adversely affect us, we cannot provide assurance that the restrictions on transferability in the NOL Protective Amendment will prevent all transfers that could result in such an “ownership change.” There also can be no assurance that the transfer restrictions in the NOL Protective Amendment will be enforceable against all of our shareholders absent a court determination confirming such enforceability. The transfer restrictions may be subject to challenge on legal or equitable grounds.

The acquisition of notes in this offering and common shares upon conversion of the notes is not subject to the NOL Protective Amendment. The NOL Protective Amendment may, however, limit the ability of a person who acquires common shares upon conversion of the notes to dispose of such common shares because it reduces the class of potential acquirers of such common shares. See the risk factor below captioned “The NOL Protective Amendment may limit your ability to dispose of the common shares and adversely impact the value of the notes and common shares” for more information.

If we undergo an “ownership change” for purposes of Section 382 of the Code as a result of future transactions involving the 2017 Convertible Notes, the notes or our common shares, including transactions initiated by the Company, and including transactions involving a shareholder becoming an owner of 5% or more of our common shares and purchases and sales of our common shares by existing 5% shareholders, our ability to use our NOL carryforwards and recognize certain built-in losses could be limited by Section 382 of the Code. Depending on the resulting limitation, a significant portion of our NOL carryforwards could expire before we would be able to use them. Our inability to utilize our NOL carryforwards could have a material adverse effect on our financial condition and results of operations.

Our results of operations, financial condition and cash flows could be adversely affected if pending or future legal claims against us are not resolved in our favor.

On March 5, 2009, a resident of Florida and an owner of one of our homes filed a complaint in the United States District Court for the Southern District of Ohio, on behalf of himself and other similarly situated owners and residents of homes in the United States or alternatively in Florida, against the Company and certain other identified and unidentified parties (the “Initial Action”). The plaintiff alleged that the Company built his home with defective drywall, manufactured and supplied by certain of the defendants, that contains sulfur or other organic compounds capable of harming the health of individuals and damaging property. The plaintiff alleged physical and economic damages and sought legal and equitable relief, medical monitoring and attorney’s fees. The Company filed a responsive pleading on or about April 30, 2009. The Initial Action was consolidated with other similar actions not involving the Company and transferred to the Eastern District of Louisiana pursuant to an order from the United States Judicial Panel on Multidistrict Litigation for coordinated pre-trial proceedings (collectively, the “In Re: Chinese Manufactured Drywall Product Liability Litigation”). In connection with the administration of the In Re: Chinese Manufactured Drywall Product Liability Litigation, the same homeowner and nine other homeowners were named as plaintiffs in omnibus class action complaints filed in and after December 2009 against certain identified manufacturers of drywall and others (including the Company), including one homeowner named as a plaintiff in an omnibus class action complaint filed in March 2010 against various unidentified manufacturers of drywall and others (including the Company) (collectively, the “MDL Omnibus Actions”). As they relate to the Company, the Initial Action and the MDL Omnibus Actions address substantially the same claims and seek substantially the same relief. The Company has entered into agreements with several of the homeowners named as plaintiffs pursuant to which the Company agreed to make repairs to their homes consistent with repairs made to the homes of other homeowners. As a result of these agreements, the Initial Action has been resolved and dismissed, and seven of the nine other homeowners named as plaintiffs in omnibus class action complaints have dismissed their claims against the Company. One of the two remaining plaintiffs has also filed a complaint in Florida state court asserting essentially the same claims and seeking substantially the same relief as asserted in the MDL Omnibus Actions. The court in the MDL Omnibus Actions recently entered an order and judgment certifying various settlement classes and granting final approval of various class settlements, including a global class action settlement, which is intended to resolve all Chinese drywall-related claims of and against those who participate in the settlement. The Company will participate in the global settlement. The Company intends to vigorously defend against the claims of any plaintiffs who are not bound by or elect to opt out of the class action settlement. Given the inherent uncertainties in this litigation, there can be no assurance that the ultimate resolution of the MDL Omnibus Actions, or any other actions or claims relating to defective drywall that may be asserted in the future, will not have a material adverse effect on our results of operations, financial condition, and cash flows. See the risk factor below captioned “Product liability litigation and warranty claims that arise in the ordinary course of business may be costly” for more information.

The Company and certain of its subsidiaries have also been named as defendants in other claims, complaints and legal actions which are routine and incidental to our business. While management currently believes that the ultimate resolution of these other matters, individually and in the aggregate, will not have a material adverse effect on our results of operations, financial condition or cash flows, such matters are subject to inherent uncertainties. We have recorded a liability to provide for the anticipated costs, including legal defense costs, associated with the resolution of these other matters. However, it is possible that the costs to resolve these other matters could differ from the recorded estimates and, therefore, have a material adverse effect on our results of operations, financial condition and cash flows for the periods in which the matters are resolved. Similarly, if additional claims are filed against us in the future, the negative outcome of one or more of such matters could have a material adverse effect on our results of operations, financial condition and cash flows.

The terms of our indebtedness may restrict our ability to operate and, if our financial performance declines, we may be unable to maintain compliance with the covenants in the documents governing our indebtedness.

The Company’s $140 million secured revolving credit facility (the “Credit Facility”) and the indenture governing the 2018 Senior Notes impose restrictions on our operations and activities. These restrictions, and/or our failure to comply with the terms of our indebtedness, could have a material adverse effect on our results of operations, financial condition and ability to operate our business.

The Credit Facility requires compliance with certain financial covenants, including a minimum consolidated tangible net worth requirement and a maximum permitted leverage ratio. Currently, we believe the most restrictive covenant of the Credit Facility is to maintain a minimum consolidated tangible net worth. Failure to comply with this covenant or any of the other restrictions or covenants of the Credit Facility, whether because of a decline in our operating performance or otherwise, could result in a default under the Credit Facility. If a default occurs, the affected lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, which in turn could cause a default under the documents governing any of our other indebtedness that is then outstanding if we are not able to repay such indebtedness from other sources. If this happens and we are unable to obtain waivers from the required lenders, the lenders could exercise their rights under such documents, including forcing us into bankruptcy or liquidation. Also, while the aggregate commitment of the Credit Facility is $140 million (with the ability to increase the amount of the Credit Facility up to $175 million in aggregate, contingent on obtaining additional commitments from lenders), we can only borrow up to the amount we have secured by real estate and/or cash in accordance with the provisions of the Credit Facility. This secured borrowing base limitation could preclude us from incurring additional borrowings, which could impair our ability to maintain sufficient working capital. In such a situation, there can be no assurance that we would be able to obtain alternative financing.

The indenture governing the 2018 Senior Notes also contains covenants that may restrict our ability to operate our business and may prohibit or limit our ability to enhance our operations or take advantage of potential business opportunities as they arise. Failure to comply with these covenants or any of the other restrictions or covenants contained in the indenture governing the 2018 Senior Notes could result in a default under such document, in which case holders of the 2018 Senior Notes may be entitled to cause the sums evidenced by such notes to become due immediately. This acceleration of our obligations under the 2018 Senior Notes could force us into bankruptcy or liquidation and we may be unable to repay those amounts without selling substantial assets, which might be at prices well below the long-term fair values and carrying values of the assets. Our ability to comply with the foregoing restrictions and covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

In addition, while the indentures governing the 2017 Convertible Notes and the notes do not contain any financial or operating covenants relating to or restrictions on the payment of dividends, the incurrence of indebtedness or the repurchase or issuance of securities by us or any of our subsidiaries, such indentures do impose certain other requirements on us, such as the requirement to offer to repurchase the 2017 Convertible Notes and, assuming we consummate the notes offering, the notes upon a fundamental change, as defined in the indentures. Our failure to comply with the requirements contained in the indenture governing the 2017 Convertible Notes and, assuming we consummate the notes offering, the indenture governing the notes could result in a default under such indentures, in which case holders of the 2017 Convertible Notes or the notes, as applicable, may be entitled to cause the sums evidenced by such notes to become due immediately. The acceleration of our obligations under the 2017 Convertible Notes or the notes could have the same effect as an acceleration of the 2018 Senior Notes described above.

In the ordinary course of business, we are required to obtain performance bonds, the unavailability of which could adversely affect our results of operations and/or cash flows.

As is customary in the homebuilding industry, we are often required to provide surety bonds to secure our performance under construction contracts, development agreements and other arrangements. Our ability to obtain surety bonds primarily depends upon our credit rating, capitalization, working capital, past performance, management expertise and certain external factors, including the overall capacity of the surety market and the underwriting practices of surety bond issuers. The ability to obtain surety bonds also can be impacted by the willingness of insurance companies to issue performance bonds. If we were unable to obtain surety bonds when required, our results of operations and/or cash flows could be adversely impacted.

We can be injured by failures of persons who act on our behalf to comply with applicable regulations and guidelines.

There are instances in which subcontractors or others through whom we do business engage in practices that do not comply with applicable regulations or guidelines. When we learn of practices relating to homes we build or financing we provide that do not comply with applicable laws, rules or regulations, we actively move to stop the non-complying practices as soon as possible. However, regardless of the steps we take after we learn of practices that do not comply with applicable laws, rules or regulations, we can in some instances be subject to fines or other governmental penalties, and our reputation can be injured, due to the practices having taken place.

Because of the seasonal nature of our business, our quarterly operating results can fluctuate.

We experience noticeable seasonality and quarter-to-quarter variability in homebuilding activity levels. In general, the number of homes delivered and associated home sales revenue have increased during the third and fourth quarters, compared with the first and second quarters. We believe that this type of seasonality reflects the historical tendency of homebuyers to purchase new homes in the spring and summer with deliveries scheduled in the fall or winter, as well as the scheduling of construction to accommodate seasonal weather conditions in certain markets. There can be no assurance that this seasonality pattern will continue to exist in future reporting periods. In addition, as a result of such variability, our historical performance may not be a meaningful indicator of future results.

Product liability litigation and warranty claims that arise in the ordinary course of business may be costly.

As a homebuilder, we are subject to construction defect and home warranty claims, as well as claims associated with the sale and financing of our homes arising in the ordinary course of business. These types of claims can be costly. The costs of insuring against construction defect and product liability claims can be high and the amount of coverage offered by insurance companies may be limited. If we are not able to obtain adequate insurance against these claims, we may incur additional expenses that would have a negative impact on our results of operations in future reporting periods.

There has been significant publicity about homes constructed with defective drywall. Since the discovery of defective drywall, we implemented procedures in every division to investigate homes for signs of the presence of defective drywall. As of December 31, 2012, the Company has identified 93 homes that have been confirmed as having defective drywall installed by our subcontractors. All of these homes are located in Florida. As of December 31, 2012, we have completed the repair of 90 homes. In consideration for performing these repairs, we received from the homeowners a full release of claims (excluding, in nearly all cases, personal injury claims) arising from the defective drywall. All homes have been repaired that have granted us authority to do so. The remaining three homeowners have not granted us authority to repair their homes. Since 2009, the Company has accrued approximately $13.0 million for the repair of these 93 homes. Based on our investigation to date and our evaluation of the defective drywall issue, we believe our accrual is sufficient to cover costs and claims associated with the repair of these homes. However, if and to the extent the scope of the defective drywall issue proves to be significantly greater than we currently anticipate, or in the event defective drywall is, through credible evidence, linked to significant adverse health effects of the occupants of the homes containing such defective drywall, or if it is determined that our accrual for costs of repair attributable to defective drywall together with recoveries from our insurance carrier and from other responsible parties and their insurance carriers are not sufficient to cover claims, losses or other issues related to defective drywall, then it is possible that we could incur additional costs or liabilities related to this issue that may have a material adverse effect on our results of operations, financial position and cash flows. See the risk factor above captioned “Our results of operations, financial condition and cash flows could be adversely affected if pending or future legal claims against us are not resolved in our favor” for more information.

Our subcontractors can expose us to warranty costs and other risks.

We rely on subcontractors to construct our homes, and in many cases, to select and obtain building materials. Despite our detailed specifications and quality control procedures, subcontractors have in some cases used improper construction processes or defective materials in the construction of our homes, such as the defective Chinese drywall that was installed in certain homes built for the Company and many other homebuilders in Florida and elsewhere. When we find these issues, we repair them in accordance with our warranty obligations. Defective products widely used in the homebuilding industry can result in the need to perform extensive repairs to large numbers of homes. The cost of complying with our warranty obligations in these cases may be significant if we are unable to recover the cost of repair from subcontractors, materials suppliers and insurers.

Natural disasters and severe weather conditions could delay deliveries, increase costs and decrease demand for homes in affected areas.

Several of our markets, specifically our operations in Florida, North Carolina, Washington, D.C. and Texas, are situated in geographical areas that are regularly impacted by severe storms, including hurricanes, flooding and tornadoes. In addition, our operations in the Midwest can be impacted by severe storms, including tornados. The occurrence of these or other natural disasters can cause delays in the completion of, or increase the cost of, developing one or more of our communities, and as a result could materially and adversely impact our results of operations.

We are subject to extensive government regulations, which could restrict our homebuilding or financial services business and cause us to incur significant expense.

The homebuilding industry is subject to numerous and increasing local, state and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, building design and construction, and similar matters. This includes local regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular location. Such regulation also affects construction activities, including construction materials that must be used in certain aspects of building design, as well as sales activities and other dealings with homebuyers. We must also obtain licenses, permits and approvals from various governmental agencies for our development activities, the granting of which are beyond our control. Furthermore, increasingly stringent requirements may be imposed on homebuilders and developers in the future. Although we cannot predict the impact on us to comply with any such requirements, such requirements could result in time-consuming and expensive compliance programs. In addition, we have been, and in the future may be, subject to periodic delays or may be precluded from developing certain projects due to building moratoriums. These moratoriums generally relate to insufficient water supplies or sewage facilities, delays in utility hookups or inadequate road capacity within the specific market area or subdivision. These moratoriums can occur prior or subsequent to commencement of our operations, without notice or recourse.

We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning consumer protection matters and the protection of health and the environment. These statutes, ordinances, rules and regulations, and any failure to comply therewith, could give rise to additional liabilities or expenditures and have an adverse effect on our results of operations, financial condition or business. The particular consumer protection matters regulate the marketing, sales, construction, closing and financing of our homes. The particular environmental laws that apply to any given project vary greatly according to the project site and the present and former uses of the property. These environmental laws may result in delays, cause us to incur substantial compliance costs (including substantial expenditures for pollution and water quality control), and prohibit or severely restrict development in certain environmentally sensitive regions.

In addition to the laws and regulations that relate to our homebuilding operations, M/I Financial is subject to a variety of laws and regulations concerning the underwriting, servicing and sale of mortgage loans, as well as anti-money laundering compliance obligations applicable to non-bank residential mortgage lenders.

New government regulations may make it more difficult for potential purchasers to finance home purchases and may reduce the number of mortgage loans our financial services segment makes.

In January 2013, the Consumer Financial Protection Bureau (the “CFPB”) issued a final rule, effective January 10, 2014, to implement laws requiring mortgage lenders to consider the ability of consumers to repay home loans before extending them credit and imposing minimum qualifications for mortgage borrowers. Also in January 2013, the CFPB sought comments on related proposed rules that could modify the rules for certain narrowly-defined categories of lending programs. These regulations could make it more difficult for some potential buyers to finance home purchases and could result in our financial services segment originating fewer mortgages, which, in turn, could have an adverse effect on our future revenues and earnings.

Information technology failures and data security breaches could harm our business.

We use information technology, digital communications and other computer resources to carry out important operational and marketing activities and to maintain our business records. Many of these resources are provided to us and/or maintained on our behalf by third-party service providers pursuant to agreements that specify to varying degrees certain security and service level standards. Although we and our service providers employ what we believe are adequate security and other preventative and corrective measures, our ability to conduct our business may be impaired if these resources, including our website, are compromised, degraded, damaged or fail, whether due to a virus or other harmful circumstance, intentional penetration or disruption of our information technology resources by a third party, natural disaster, hardware or software corruption or failure or error (including a failure of security controls incorporated into or applied to such hardware or software), telecommunications system failure, service provider error or failure or intentional or unintentional personnel actions (including the failure to follow our security protocols). A significant and extended disruption in the functioning of these resources, including our website, could damage our reputation and cause us to lose customers, sales and revenue, result in the unintended and/or unauthorized public disclosure or the misappropriation of proprietary, personal identifying and confidential information (including information about our homebuyers and business partners), and require us to incur significant expense to address and remediate or otherwise resolve these kinds of issues. The release of confidential information may also lead to litigation or other proceedings against us by affected individuals and/or business partners and/or by regulators, and the outcome of such proceedings, which could include penalties or fines, could have a material and adverse effect on our consolidated financial statements. In addition, the costs of maintaining adequate protection against such threats, depending on their evolution, pervasiveness and frequency and/or government-mandated standards or obligations regarding protective efforts, could be material to our consolidated financial statements in a particular period or over various periods.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

Our future success depends, in part, on our ability to attract, train and retain skilled personnel. If we are unable to retain our key employees or attract, train and retain other skilled personnel in the future, this could materially and adversely impact our operations and result in additional expenses for identifying and training new personnel.

Risks Related to the Notes and our Common Shares

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes, and we and our subsidiaries may incur additional indebtedness, which could increase the risks created by our indebtedness.

As of December 31, 2012, after giving effect to the issuance of notes in this offering, we had approximately $346.3 million of indebtedness outstanding (excluding issuances of letters of credit, the MIF Mortgage Warehousing Agreement, and the $15 million secured mortgage repurchase facility, dated November 13, 2012, entered into by M/I Financial (the “MIF Mortgage Repurchase Facility”)), $238.8 million of which was senior indebtedness, including $6.7 million of senior secured indebtedness, and we had $47.3 million of available borrowings with respect to secured indebtedness under the Credit Facility. In addition, under the terms of the Credit Facility, the indentures governing the 2018 Senior Notes, the 2017 Convertible Notes and the notes and the documents governing our other indebtedness, we have the ability, subject to applicable debt covenants, to incur additional indebtedness. The incurrence of additional indebtedness could magnify other risks related to us and our business. Our indebtedness and any future indebtedness we may incur could have a significant adverse effect on our future financial condition and our ability to fulfill our obligations under the notes. For example:

•

a significant portion of our cash flow may be required to pay principal and interest on our indebtedness, which could reduce the funds available for working capital, capital expenditures, acquisitions or other purposes;

•

borrowings under the Credit Facility bear, and borrowings under any new facility entered into before the maturity of the notes could bear, interest at floating rates, which could result in higher interest expense in the event of an increase in interest rates;

•	the terms of our indebtedness could limit our ability to borrow additional funds or sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•

our debt level and the various covenants contained in the Credit Facility, the indentures governing the 2018 Senior Notes, the 2017 Convertible Notes and the notes and the documents governing our other indebtedness could place us at a relative competitive disadvantage as compared to some of our competitors;

•

the terms of our indebtedness could prevent us from raising the funds necessary to repurchase all of the 2018 Senior Notes tendered to us upon the occurrence of a change of control or all of the 2017 Convertible Notes or the notes tendered to us upon the occurrence of a fundamental change, which in each case would constitute a default under the applicable indenture, which in turn could trigger a default under the Credit Facility and the documents governing our other indebtedness; and

•

the Credit Facility and certain of our other indebtedness have maturity dates prior to the maturity date of the notes, and if we are unable to repay or refinance such indebtedness upon maturity, we could be forced into bankruptcy or liquidation, which would constitute an event of default under the indenture and reduce or eliminate our ability to pay our obligations under the notes when due.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects or ability to satisfy our obligations under the notes. See “Description of Other Indebtedness.”

We may be unable to generate a sufficient amount of cash flow to meet our debt obligations, including our obligations under the notes.

Our ability to make scheduled payments or to refinance our obligations with respect to the notes and our other indebtedness will depend on our financial and operating performance, which is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt obligations, we could face substantial liquidity problems and may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for the payment of our indebtedness in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt obligations, we cannot assure you as to the terms of any such transaction or how quickly any such transaction could be completed.

Your right to receive payments on the notes is subordinated to our senior indebtedness and junior to our secured indebtedness.

The notes and the guarantees of the notes will be our and our subsidiary guarantors’ general senior subordinated unsecured obligations. The notes and the guarantees of the notes will be subordinated in right of payment to all our and our subsidiary guarantors’ existing and future senior indebtedness, including our indebtedness under the Credit Facility and our 2018 Senior Notes, will rank equal in right of payment with all our and our subsidiary guarantors’ existing and future senior subordinated indebtedness, including our indebtedness under our 2017 Convertible Notes, and will rank senior in right of payment to all our and our subsidiary guarantors’ future subordinated indebtedness. See “Description of Notes—Subordination.”

As of December 31, 2012, after giving effect to the issuance of notes in this offering, we had approximately $346.3 million of indebtedness outstanding (excluding issuances of letters of credit and the MIF Mortgage Warehousing Agreement and the MIF Mortgage Repurchase Facility), $238.8 million of which was senior indebtedness, including $6.7 million of senior secured indebtedness, and we had $47.3 million of available borrowings with respect to secured indebtedness under the Credit Facility.

Our obligations under the Credit Facility are secured by certain of the personal property of the Company and those subsidiaries of the Company that are guarantors under the Credit Facility, including the equity interests in such guarantors owned by the Company and such guarantors, and by certain real property in Ohio, Indiana, Illinois and North Carolina.

The notes and the guarantees of the notes will be junior to our existing and future secured debt, including indebtedness under the Credit Facility, to the extent of the value of the assets securing such indebtedness. In the event that the Company or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by assets of the Company or the subsidiary guarantors will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes, and holders of the notes may receive less, ratably, than holders of our secured indebtedness. We can create additional borrowing availability under the Credit Facility to the extent we pledge additional assets. Borrowing availability under the Credit Facility can also be increased by increasing investments in assets currently pledged, but this is offset by the collateral value of homes delivered that are within the pledged asset pool. We may also incur additional secured indebtedness in the future.

In addition, all payments on the 2017 Convertible Notes and the notes will be blocked in the event of a payment default on senior indebtedness until such payment default is cured or waived and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior indebtedness.

The notes will be structurally subordinated to the liabilities of any of our subsidiaries that do not guarantee the notes to the extent of the assets of such non-guarantor subsidiaries.

The notes will be structurally subordinated to all liabilities of any of our subsidiaries that do not guarantee the notes. Therefore, our rights and the rights of our creditors to participate in the assets of any such subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. For the year ended December 31, 2012, our non-guarantor subsidiaries accounted for approximately $23.3 million, or 3.1%, of our total revenues, and as of December 31, 2012, our non-guarantor subsidiaries accounted for approximately $109.2 million, or 13.1%, of our total assets and $90.1 million, or 18.2%, of our total liabilities.

Any guarantees provided by our subsidiaries are subject to possible defenses that may limit your right to receive payment from the guarantors with regard to the notes.

Although guarantees by our subsidiaries would provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to assert a claim successfully against the guarantors.

The notes and the guarantees of the notes may not be enforceable because of fraudulent conveyance laws.

The notes and the guarantees of the notes may be subject to review under federal bankruptcy laws or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. Generally, under these laws, if in such a case or lawsuit a court were to find that at the time we issued the notes or one of our subsidiaries issued a guarantee of the notes:

•	we issued the notes or such subsidiary issued a guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•

we or such subsidiary guarantor received less than reasonably equivalent value or fair consideration for issuing the notes or a guarantee of the notes, as the case may be, and we or such subsidiary guarantor:

•	were insolvent or were rendered insolvent by reason of the issuance of the notes or such guarantee;

•

were engaged, or were about to engage, in a business or transaction for which our or such subsidiary guarantor’s remaining assets constituted unreasonably small capital to carry on our or such subsidiary guarantor’s business; or

•

intended to incur, or believed that we or such subsidiary guarantor would incur, indebtedness or other obligations beyond the ability to pay such indebtedness or obligations as they matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then the court could void the notes or such guarantee, as the case may be, subordinate the amounts owing under the notes or such guarantee to our presently existing or future indebtedness or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred indebtedness or issued a guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts (including contingent liabilities) was greater than its assets, at fair valuation; or

•

the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and mature.

If a note or a guarantee is voided as a fraudulent conveyance or is found to be unenforceable for any other reason, you will not have a claim against us or such subsidiary guarantor.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent conveyance. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent conveyance laws.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes or a make-whole fundamental change requiring an adjustment to the conversion rate.

In the event of any such transaction, the holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, the definition of change of control in the indenture includes the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, upon a sale of less than all of our assets, the ability of a holder of notes to require us to repurchase such notes may be uncertain.

We may not be able to repurchase the notes upon a fundamental change.

If a fundamental change occurs, you will have the right, at your option, to require us to repurchase for cash all or any part (equal to $1,000 or integral multiples of that amount) of your notes. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including additional amounts, if any), if any, to, but excluding, the fundamental change repurchase date. However, we may not have sufficient funds at the time of the fundamental change to repurchase all of the notes delivered for repurchase and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by the agreements governing our other indebtedness outstanding at the time. The subordination provisions of the indenture may prohibit us from paying the fundamental change repurchase price as described under “Description of Notes—Subordination.” If we fail to pay the fundamental change repurchase price when due, we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common shares underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common shares in lieu of or in addition to short selling the common shares. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common shares could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common shares). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common shares are a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common shares and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

On June 1, 2012, the SEC, jointly with the national securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”), established the “Limit Up-Limit Down” mechanism which prevents trades in individual listed equity securities from occurring outside of specific price bands during regular trading hours. If trading is unable to occur within those price bands for more than 15 seconds, there would be a five-minute trading pause. The exchanges and FINRA will implement this change on April 8, 2013. The SEC approved the proposal for a one-year pilot period, during which the exchanges, FINRA, and the SEC will assess its operation and consider whether any modifications are appropriate. A second initiative will change existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes will lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines under the new system will be measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly. The changes to the market-wide circuit breaker system are scheduled to go into effect on a one-year pilot basis on April 8, 2013.

The enactment of the Dodd-Frank Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets.

The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common shares, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

Future sales of our common shares or preferred shares in the public market could lower the market price for our common shares and adversely impact our ability to raise capital through the sale of additional equity securities.

We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon exercise of outstanding options or conversion of our 2017 Convertible Notes or for other reasons. Our amended and restated articles of incorporation provide that we have authority to issue 38,000,000 common shares and 2,000,000 preferred shares. As of December 31, 2012, 21,687,253 common shares were outstanding, 1,905,632 common shares were issuable related to awards outstanding under our incentive compensation plans, 2,415,914 common shares were issuable upon conversion of our 2017 Convertible Notes and 4,000 of our 9.75% Series A Preferred Shares were outstanding. In addition, assuming completion of this offering of notes, a substantial number of our common shares will be reserved for issuance upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common shares. The issuance and sale of substantial amounts of common shares or additional preferred shares, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities. We are currently offering up to 2,140,000 of our common shares (2,461,000 common shares if the underwriters exercise their option). The issuance of our common shares in such offering of common shares and, assuming completion of this offering of notes, upon conversion of the notes, and/or other issuances of our common shares or convertible or other equity linked securities will dilute the ownership interest of our common shareholders.

The price of our common shares could be affected by possible sales of our common shares by investors who view the 2017 Convertible Notes or the notes as a more attractive means of equity participation in the Company. Sales of a substantial number of our common shares or other equity-related securities in the public market, or any hedging or arbitrage trading activity involving our common shares, could depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities. This trading activity could, in turn, affect the trading prices of the notes. This may result in greater volatility in the trading price of the notes than would be expected for non-convertible debt securities.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under “Description of Notes—Conversion Rights—Repurchase of Notes at Option of Holder Upon a Fundamental Change” and “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption.” We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common shares but may not constitute a fundamental change that permits holders to require us to repurchase their notes or a make-whole fundamental change that would require an increase in the conversion rate for notes converted in connection therewith.

The fundamental change repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The fundamental change repurchase rights and the provisions requiring an increase to the conversion rate or conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of the Company and the removal of incumbent management that might otherwise be beneficial to investors.

Any adverse rating of the notes may cause their trading price to fall.

The notes may not be rated. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or were to announce its intention to put the notes on credit watch, the trading price of the notes could decline.

You may have to pay taxes if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances. If the conversion rate is adjusted, under certain circumstances you may be treated as having received a constructive dividend from us, resulting in income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. In addition, if we fail to make (or adequately make) an adjustment to the conversion rate after an event that increases your proportionate interest in us, you may be deemed to have received a taxable dividend. Further, if a make-whole fundamental change or optional redemption occurs on or prior to the maturity date of the notes, and we increase the conversion rate for the notes converted in connection with the make-whole fundamental change or optional redemption, as applicable, you may be deemed to have received a taxable dividend. If you are a Non-U.S. Holder (as defined in “Material United States Federal Income and Estate Tax Consequences”), any deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the notes (or, in certain circumstances, withheld from any payments on our common shares). See “Material United States Federal Income and Estate Tax Consequences.”

U.S. federal income tax may be imposed on non-U.S. Holders on any gain on a sale or other disposition of the notes.

Because we believe that we are a United States real property holding corporation for U.S. federal income tax purposes, upon a sale or other disposition of the notes, a Non-U.S. Holder may be subject to U.S. federal income tax if either (1) as of the disposition date the notes are not considered regularly traded on an established securities market and the fair market value of the notes owned, actually or constructively, by the Non-U.S. Holder on the date the notes were acquired exceeded the fair market value of 5% of our outstanding common shares or (2) as of the disposition date the notes are considered regularly traded on an established securities market and, at any time during the shorter of the five-year period preceding the disposition date or the Non-U.S. Holder’s holding period of such notes, the Non-U.S. Holder owned, actually or constructively, more than 5% of the outstanding notes. See “Material United States Federal Income and Estate Tax Consequences—Non-U.S. Holders—Foreign Investment in Real Property Tax Act.”

There is no active trading market for the notes and, if a trading market develops, it may not be liquid.

The notes are a new issue of securities for which there is currently no active trading market. We do not intend to list the notes on any securities exchange or seek their quotation on any automated quotation system. The liquidity of a trading market in the notes, if any, and the future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates;

•	the price of our common shares;

•	the market for similar securities; and

•	other factors, including general economic conditions and our financial condition, performance and prospects.

In addition, the market for convertible debt securities has historically been subject to disruptions that have caused price volatility independent of the operating and financial performance of the issuers of these securities. It is possible that the market for the notes will be subject to these kinds of disruptions. Accordingly, declines in the liquidity and market price of the notes may occur independent of our financial performance. We cannot assure you that any active or liquid market for the notes will develop or be maintained. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making activities in the notes at any time in their sole discretion and without notice, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

If you hold notes, you will not be entitled to any rights with respect to our common shares, but you will be subject to all changes made with respect to our common shares.

If you hold notes, you will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares), but you will be subject to all changes affecting the common shares. You will only have rights with respect to our common shares when we deliver common shares to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, if an amendment is proposed to our articles of incorporation or code of regulations requiring shareholder approval, a holder of notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common shares.

The accounting for convertible debt securities is subject to uncertainty.

The accounting for convertible debt securities is subject to frequent scrutiny by the accounting regulatory bodies and is subject to change. We cannot predict if or when any such change would be made and it is possible any such change could have an adverse impact on our reported financial results and could adversely affect the market price of our common shares and our financial position and in turn negatively impact the trading price of the notes.

The value of our common shares may not increase sufficiently to compensate for the relatively low rate of fixed interest on the notes.

The rate of interest we are required to pay with regard to the notes is less than the rate of interest we would be required to pay with regard to non-convertible unsecured debt securities primarily because of value attributed to the right to convert the notes into our common shares. However, the applicable market price of our common shares when the notes are being issued is less than the applicable conversion price. Therefore, unless the market price of our common shares increases, the conversion right may have no value. Even if the market price of our common shares increases, it may not increase to the point where the common shares issuable on conversion of a note have sufficient value to compensate for the relatively low interest we are required to pay with regard to the notes.

Upon conversion of the notes, the sum you receive may be less than expected because the value of our common shares may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common shares during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. Upon conversion of the notes, we will be required to deliver the common shares, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common shares decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

Your notes may become convertible into something other than our common shares.

There is nothing in the indenture governing the notes that prevents us from entering into mergers or other transactions in which our common shares are converted into the right to receive shares of another company or securities or assets (including cash) other than our common shares. While the indenture contains provisions intended to ensure that upon conversion you will receive what you would have received as a result of the transaction with regard to the common shares into which your notes were convertible, what you become entitled to receive upon conversion may not be as attractive to you as our common shares.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common shares for cash, that may adversely affect the trading price of the notes or our common shares. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost option value of your notes as a result of such transaction or a redemption. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

Upon the occurrence of a make-whole fundamental change or a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change or such redemption notice. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective or the date of the redemption notice, as the case may be, and the price paid (or deemed paid) per common share in such make-whole fundamental change or redemption, as the case may be, all as described below under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption.”

Although the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption is designed to compensate you for the option value of your notes that you lose as a result of a make-whole fundamental change or redemption, it is only an estimate of such value and may not adequately compensate you for such lost option value. In addition, if the price paid (or deemed paid) for our common shares in the make-whole fundamental change or the redemption is greater than $            per share or less than $            per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such make-whole fundamental change or notice of redemption. Moreover, in no event will we increase the conversion rate solely because of such an adjustment to a rate that exceeds                common shares per $1,000 principal amount of notes, subject to adjustments in accordance with the indenture.

Furthermore, the definition of a make-whole fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as a spin-off or sale of a subsidiary with volatile earnings, or a change in our subsidiaries’ lines of business, could significantly affect the trading characteristics of our common shares and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

In addition, our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change or notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisions of our charter documents, the Ohio General Corporation Law and our debt covenants could make it more difficult for a third party to acquire us, even if the offer may be considered beneficial by our shareholders.

Certain provisions of our amended and restated articles of incorporation and code of regulations, as well as provisions in the Ohio General Corporation Law and our debt covenants, could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could also adversely affect the market price of our common shares. For example:

Preferred shares

Our amended and restated articles of incorporation authorize our board of directors to issue, without any further vote or action by our shareholders, subject to certain limitations prescribed by law and the rules and regulations of the New York Stock Exchange, up to an aggregate of 2,000,000 preferred shares in one or more classes or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, rights, preferences, privileges, qualifications and restrictions, including dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Absent a determination by the board of directors to establish different voting rights, holders of preferred shares are entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class, except that the Ohio General Corporation Law entitles the holders of preferred shares to exercise a class vote on certain matters. Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred shares could have the effect of decreasing the market price of our common shares. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control without further action by our shareholders.

Classified board of directors

Our board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board of directors. In addition, our code of regulations provides that the number of directors in each class and the total number of directors may only be changed by the affirmative vote of a majority of the directors or the holders of record of at least 75% of our voting power. Under the Ohio General Corporation Law, shareholders may not remove any directors on a classified board of directors, except for cause.

Limited shareholder action by written consent

Section 1701.54 of the Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that, pursuant to Section 1701.11, the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. Our regulations provide that they may be amended or repealed without a meeting by the written consent of a majority of our voting power; provided, however, that the affirmative vote of two-thirds of our voting power is required (whether at a meeting or without a meeting in an action by written consent) to amend or repeal certain provisions of our regulations, as discussed below under “—Supermajority voting provisions.” This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in its best interest.

Supermajority voting provisions

The affirmative vote of two-thirds of our voting power is required to amend or repeal our existing regulations, or adopt a new code of regulations, with respect to any of the following:

•	the requirements for calling special meetings of shareholders;

•	the requirements for giving notice of annual or special meetings of shareholders;

•	the provisions regarding our number of directors and our staggered board of directors;

•	the provisions for filling vacancies or newly created directorships on our board of directors;

•	the procedures for nominating directors;

•	the provisions regarding conflicts of interest;

•	the requirement that directors can only be removed for cause;

•	the indemnification provisions;

•	our non-statutory Control Share Acquisition Act provisions; and

•	amendments to these supermajority provisions.

In addition, the affirmative vote of 75% of our voting power is required to amend or repeal the provision regarding changes in the number of directors in our regulations. On all other proposed amendments to our regulations, the required vote is a majority of our voting power.

Under the Ohio General Corporation Law, in the case of most mergers, sales of all or substantially all the assets of a corporation and most amendments to a corporation’s articles of incorporation, the affirmative vote of two-thirds of the voting power of the corporation is required unless the corporation’s articles of incorporation provide for a lower amount not less than a majority. Our articles do not change the default voting requirement provided by the Ohio General Corporation Law.

Shareholder nominations

Our regulations provide that shareholders seeking to nominate candidates for election as directors at an annual or special meeting of shareholders must provide timely notice to us in writing. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the previous year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, or in the case of a special meeting, within seven days after we mail the notice of the meeting or otherwise give notice of the meeting). The regulations also prescribe the proper written form for a shareholder’s notice. These provisions may preclude some shareholders from making nominations for directors at an annual or special meeting.

Control Share Acquisition Act

Section 1701.831 of the Ohio General Corporation Law, known as the Control Share Acquisition Act, provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more (but less than one-third) of such voting power;

•	one-third or more (but less than a majority) of such voting power; and

•	a majority or more of such voting power.

The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have opted out of the application of the Control Share Acquisition Act. However, we have adopted a substantially similar provision in our regulations with one significant exception: under our regulations, no shareholder meeting or vote is required if the board of directors has approved the acquisition of voting power. In addition, our regulations provide our board of directors with more flexibility than provided by the Control Share Acquisition Act in setting a date for the special meeting of shareholders to consider the proposed control share acquisition.

NOL Protective Amendment

Although the basis for the NOL Protective Amendment is to preserve the tax treatment of our NOLs and built-in losses, the NOL Protective Amendment could be deemed to have an “anti-takeover” effect because, among other things, it restricts the ability of a person or group of persons to accumulate 5% or more of our common shares, and restricts the ability of a person or group of persons now owning 5% or more of our common shares from acquiring additional common shares, without the approval of our board of directors.

Debt covenants

In addition, some of our debt covenants contained in the indentures governing the 2018 Senior Notes, the 2017 Convertible Notes and the notes and/or our Credit Facility may delay or prevent a change in control.

The price of our common shares may fluctuate significantly, which could cause the value of your investment to decline.

The price of our common shares as reported on the New York Stock Exchange constantly changes. Over the course of the last 12 months, the price of our common shares has ranged from $10.42 to $29.07 per share. The market price of our common shares may fluctuate in response to numerous factors, including:

•	actual or anticipated fluctuations in our operating results;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	governmental regulatory action;

•	changes in market valuations of similar companies;

•	changes in the U.S. housing market;

•	a change in analyst ratings or our credit ratings;

•	the operating and stock performance of our competitors;

•	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adverse market reaction to any additional debt we incur in the future;

•	changes in interest rates;

•	general domestic or international economic, market and political conditions;

•	additions or departures of key personnel;

•

terrorist activity may adversely affect the markets in which our securities trade, possibly increasing market volatility and causing the further erosion of business and consumer confidence and spending; and

•	future sales of our common shares.

In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common shares, regardless of our actual operating performance.

Any of these factors could have a material adverse effect on the price of our common shares, and our common shares may trade at prices significantly below the offering price. A decrease in the market price of our common shares would likely adversely impact the trading price of the notes.

We have no immediate plans to pay any cash dividends on our common shares.

The indenture governing our 2018 Senior Notes contains covenants that, among other things, limit our ability to pay dividends on, and repurchase, our common shares and 9.75% Series A Preferred Shares to the amount of the positive balance in our “restricted payments basket,” as defined in the indenture. Additionally, the terms of our outstanding 9.75% Series A Preferred Shares prevent us from paying cash dividends on our common shares unless we have paid cash dividends on our 9.75% Series A Preferred Shares for the then-current quarterly dividend period. We were prohibited from paying dividends on our common shares and 9.75% Series A Preferred Shares from the third quarter of 2008 until the completion of our offering of common shares in September 2012 as a result of a deficit in our restricted payments basket under the indenture governing our 2018 Senior Notes and the terms of prior indebtedness that is no longer outstanding. The restricted payments basket became positive with the completion of our offering of common shares in September 2012 and, as a result of that offering and our net income in 2012, was $39.4 million at December 31, 2012. The restricted payments basket will not be increased by the amount of the net proceeds from this offering of notes (but will be increased by the net proceeds from the concurrent offering of our common shares). We are permitted to pay dividends on, and repurchase, our common shares and 9.75% Series A Preferred Shares to the extent of the positive balance in our restricted payments basket. Our board of directors has determined that we will pay the quarterly dividend on our 9.75% Series A Preferred Shares for the second quarter of 2013 (with such dividend being payable on June 17, 2013 (the next business day after the regular payment date of June 15 which is not a business day) to holders of record on June 1, 2013). Although we will be permitted to pay cash dividends on our common shares after we have paid the then-current quarterly dividend on our 9.75% Series A Preferred Shares, we have no immediate plans to pay any cash dividends on our common shares. Any future payment of cash dividends on, or repurchases of, our common shares and 9.75% Series A Preferred Shares will depend upon our results of operations, financial condition, capital requirements and compliance with debt covenants and the terms of our 9.75% Series A Preferred Shares, and other factors considered relevant by our board of directors.

Furthermore, we are permitted under the terms of our debt agreements to incur additional indebtedness, the terms of which may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common shares.

The NOL Protective Amendment may limit your ability to dispose of the common shares and adversely impact the value of the notes and common shares.

The NOL Protective Amendment restricts the ability of a person or group of persons to acquire, directly or indirectly, our common shares if after such acquisition the acquiring person or group of persons owns, directly or indirectly, 5% or more of the common shares. Accordingly, the NOL Protective Amendment reduces the class of potential acquirers for our common shares.

For so long as the NOL Protective Amendment is in effect, our board of directors intends to require the placement of a legend reflecting the NOL Protective Amendment on certificates representing newly issued or transferred shares. Because certain buyers, including persons who may wish to acquire 5% or more of our common shares and certain institutional holders who do not or choose not to hold common shares with restrictive legends, may not purchase our common shares, the NOL Protective Amendment could depress the value of the notes and our common shares in an amount that might more than offset any value conserved as a result of the preservation of the NOLs and built-in losses.

Non-U.S. holders may be subject to U.S. federal income taxes on payments in connection with a disposition of our common shares.

Because we believe that we are a United States real property holding corporation for U.S. federal income tax purposes, upon a sale or other disposition of our common shares, a Non-U.S. Holder may be subject to U.S. federal income tax if (1) our common shares are not regularly traded on an established securities market, or (2) our common shares are regularly traded on an established securities market, and the Non-U.S. Holder at any time during the shorter of the five-year period preceding the disposition date or the Non-U.S. Holder’s holding period of such common shares, owned (actually or constructively) common shares with a fair market value on the relevant date of determination that is greater than 5% of the total fair market value of our common shares. See “Material United States Federal Income and Estate Tax Consequences.”

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of (1) the notes offered hereby will be approximately $47.8 million (or $55.0 million if the underwriters’ option to purchase up to an additional $7,500,000 aggregate principal amount of notes is exercised in full) and (2) the common shares offered pursuant to the concurrent offering of common shares will be approximately $47.3 million (or $54.4 million if the underwriters’ option to purchase up to 321,000 additional common shares is exercised in full) (assuming an offering price of $23.39 per share, the last reported sale price of our common shares on the New York Stock Exchange on March 4, 2013), in each case after deducting underwriting discounts and the estimated offering expenses payable by us. Of such net proceeds, we intend to use up to $50 million to redeem a portion of our outstanding 9.75% Series A Preferred Shares. To the extent that the total net proceeds of the concurrent offerings are less than the amounts estimated above, we intend to redeem a lesser amount (if any) of the 9.75% Series A Preferred Shares, and to the extent that the total net proceeds of the concurrent offerings are greater than the amounts estimated above, we may redeem a greater amount of the 9.75% Series A Preferred Shares. We intend to use the balance of such net proceeds for general corporate purposes, which may include acquisitions of land, land development, home construction, repayment of indebtedness or the payment of dividends on, or further redemptions of, our 9.75% Series A Preferred Shares. Neither this notes offering nor the concurrent offering of common shares is contingent on the completion of the other. To the extent we redeem any of our 9.75% Series A Preferred Shares with the net proceeds of the offerings, it will be deemed to have the effect of using the proceeds on a pro rata basis from each offering.

Certain of our executive officers and directors beneficially own a portion of our outstanding 9.75% Series A Preferred Shares. To the extent that we redeem any 9.75% Series A Preferred Shares, any such executive officers and directors will participate in any such redemption on the same terms and conditions as any other beneficial owner.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges, or the deficiency of earnings available to cover fixed charges, as appropriate, for each of the periods indicated:

	Fiscal Year Ended December 31,
(Dollars in Thousands)	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	1.59	—	—	—	—
Coverage deficiency	—	$32,673	$24,085	$90,820	$211,906

The ratio of earnings to fixed charges and coverage deficiency is determined by dividing earnings by fixed charges. Earnings consists of (loss) income from continuing operations before income taxes, loss (income) of unconsolidated joint ventures, fixed charges and interest amortized to cost of sales, excluding capitalized interest. Fixed charges consists of interest incurred, amortization of debt costs and that portion of operating lease rental expense (33%) deemed to be representative of interest.

CAPITALIZATION

The following table sets forth our consolidated cash and restricted cash and capitalization as of December 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis to reflect the issuance of (1) $50,000,000 aggregate principal amount of our    % Convertible Senior Subordinated Notes due 2018 in this offering (assuming no exercise of the underwriters’ option for this offering) and (2) the 2,140,000 common shares offered in the concurrent offering of common shares (assuming an offering price of $23.39 per share, the last reported sale price of our common shares on the New York Stock Exchange on March 4, 2013, and no exercise of the underwriters’ option for the offering of common shares). See “Summary—Concurrent Offering of Common Shares.”

Neither this offering nor the offering of common shares is contingent on the completion of the other.

You should read this table in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus supplement.

	As of December 31, 2012
(Dollars in thousands, except par values)	Actual	As adjusted for this offering and the concurrent offering of common shares
Cash and restricted cash(1)	$154,178	$199,230

Debt:
Homebuilding revolving credit facility(2)	—	—
8.625% senior notes due 2018, net of discount	227,670	227,670
3.25% convertible senior subordinated notes due 2017	57,500	57,500
% convertible senior subordinated notes due 2018	—	50,000
Note payable—other(3)	11,105	11,105

Total homebuilding debt	296,275	346,275
M/I Financial credit facilities(4)	67,957	67,957

Total debt	364,232	414,232

Shareholders’ Equity:
Preferred shares—$.01 par value; authorized 2,000,000 shares; 4,000 shares issued and outstanding(5)	96,325	48,163
Common shares—$.01 par value; authorized 38,000,000 shares; 21,687,253 shares (actual) and 23,827,253 shares (as adjusted) outstanding(6)	246	248
Additional paid-in capital	180,289	227,589
Retained earnings	117,048	115,212
Treasury shares—at cost (2,944,470 common shares)	(58,480)	(58,480)

Total shareholders’ equity	335,428	332,732

Total capitalization	$699,660	$746,964

(1)	At December 31, 2012, the Company had $8.7 million of restricted cash, which primarily consisted of homebuilding cash the Company had designated as collateral in accordance with the Letter of Credit Facilities and also included cash held in escrow of less than $0.2 million.
(2)	The Credit Facility has an aggregate commitment amount of up to $140 million (as determined by a borrowing base calculation), which may be increased up to $175 million in the aggregate, contingent on obtaining additional commitments from the lenders, including a $40 million sub-facility for letters of credit, and a maturity date of December 31, 2014. As of December 31, 2012, there were no borrowings outstanding and $17.3 million of letters of credit outstanding under the Credit Facility, and, after giving effect to the borrowing base calculation, the Company had net remaining borrowing availability of $47.3 million.
(3)	Represents the mortgage for our principal executive offices and other indebtedness.
(4)	The MIF Mortgage Warehousing Agreement has an aggregate commitment amount of $70 million and an expiration date of March 30, 2013. The MIF Mortgage Repurchase Facility has an aggregate commitment amount of $15 million and an expiration date of November 12, 2013. These facilities are used by M/I Financial primarily to provide financing for the origination of mortgage loans.
(5)	As adjusted for this offering and the concurrent offering of common shares gives effect to the use of net proceeds of the concurrent offerings to redeem $50 million of our outstanding 9.75% Series A Preferred Shares. To the extent that the total net proceeds of the concurrent offerings are less than the estimated amounts set forth in “Use of Proceeds,” the Company intends to redeem a lesser amount (if any) of the 9.75% Series A Preferred Shares, and to the extent that the total net proceeds of the concurrent offerings are greater than the estimated amounts set forth in “Use of Proceeds,” the Company may redeem a greater amount of the 9.75% Series A Preferred Shares. See “Use of Proceeds.”
(6)	As adjusted does not give effect to the conversion of the 2017 Convertible Notes or the notes.

PRICE RANGE OF COMMON SHARES; DIVIDEND POLICY

Our common shares are listed on the New York Stock Exchange under the symbol “MHO.” The following table sets forth the high and low sales prices for transactions involving our common shares during each fiscal quarter indicated, as reported on the New York Stock Exchange.

	High	Low
Year ended December 31, 2011:
First quarter	$17.50	$12.58
Second quarter	$15.12	$11.03
Third quarter	$13.06	$5.88
Fourth quarter	$10.45	$5.08
Year ended December 31, 2012:
First quarter	$13.99	$9.20
Second quarter	$17.54	$11.26
Third quarter	$21.98	$15.81
Fourth quarter	$26.76	$19.21
Year ended December 31, 2013:
First quarter (through March 4, 2013)	$29.07	$20.82

On March 4, 2013, the last reported sales price of our common shares on the New York Stock Exchange was $23.39 per share. As of February 21, 2013, there were approximately 405 record holders of the Company’s common shares.

The indenture governing our 2018 Senior Notes limits our ability to pay dividends on our common shares and 9.75% Series A Preferred Shares to the amount of the positive balance in our “restricted payments basket,” as defined in the indenture. Additionally, the terms of our outstanding 9.75% Series A Preferred Shares prevent us from paying cash dividends on our common shares unless we have paid cash dividends on our 9.75% Series A Preferred Shares for the then-current quarterly dividend period. We were prohibited from paying dividends on our common shares and 9.75% Series A Preferred Shares from the third quarter of 2008 until the completion of our offering of common shares in September 2012 as a result of a deficit in our restricted payments basket under the indenture governing our 2018 Senior Notes and the terms of prior indebtedness that is no longer outstanding. The restricted payments basket became positive with the completion of our offering of common shares in September 2012 and, as a result of that offering and our net income in 2012, was $39.4 million at December 31, 2012. The restricted payments basket will not be increased by the amount of the net proceeds from this offering of notes (but will be increased by the net proceeds from the concurrent offering of our common shares). We are permitted to pay dividends on our common shares and 9.75% Series A Preferred Shares to the extent of the positive balance in our restricted payments basket. Our board of directors has determined that we will pay the quarterly dividend on our 9.75% Series A Preferred Shares for the second quarter of 2013 (with such dividend being payable on June 17, 2013 (the next business day after the regular payment date of June 15 which is not a business day) to holders of record on June 1, 2013). Although we will be permitted to pay cash dividends on our common shares after we have paid the then-current quarterly dividend on our 9.75% Series A Preferred Shares, we have no immediate plans to pay any cash dividends on our common shares. Any future payment of cash dividends on, or repurchases of, our common shares and 9.75% Series A Preferred Shares will depend upon our results of operations, financial condition, capital requirements and compliance with debt covenants and the terms of our 9.75% Series A Preferred Shares, and other factors considered relevant by our board of directors.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our and our subsidiaries’ indebtedness.

Homebuilding Credit Facility

The following description is a summary of the material provisions of the Credit Facility. The Credit Facility is governed by a Credit Agreement (the “Credit Agreement”) among the Company, as borrower, the lenders party thereto and PNC Bank, National Association, as administrative agent for the lenders. We have not included the definitions of certain defined terms contained in the Credit Agreement, and we urge you to refer to the Credit Agreement for the definitions of capitalized terms used in the following summary. Copies of the Credit Agreement are available as set forth under the caption “Where You Can Find More Information.”

Term; Maturity

The Company entered into the Credit Facility on June 9, 2010, as amended by an Amendment, dated January 31, 2012. The Credit Facility matures on December 31, 2014.

Borrowing Capacity

The Credit Facility provides revolving credit financing for the Company in the aggregate commitment amount of up to $140 million (as determined by a borrowing base), which aggregate commitment may be increased up to $175 million, contingent on obtaining additional commitments from the lenders. The aggregate commitment amount includes a $40 million sub-facility for letters of credit. The aggregate commitment will begin to decrease in increments of $20 million on a quarterly basis, beginning September 30, 2013, if the Interest Coverage Ratio and ACFO Ratio are both less than 1.50 to 1.0, unless, at the time of determination, the aggregate commitments of the lenders are less than or equal to $80 million and the Company has maintained an ACFO Ratio of greater than 1.10 to 1.0 for the trailing two fiscal quarters. As of December 31, 2012, the Company had no outstanding borrowings and $17.3 million of letters of credit outstanding under the Credit Facility, and the Company had pledged $163.2 million in aggregate book value of inventory to secure those outstanding letters of credit and any borrowings that the Company may make in the future under the Credit Facility.

Interest

Borrowings under the Credit Facility are at the Alternate Base Rate plus a margin of 350 basis points or at the Eurodollar Rate plus a margin of 450 basis points, as described in the Credit Agreement.

Collateral

The obligations under the Credit Facility are secured by certain of the personal property of the Company and the Guarantors, including the equity interests in the Guarantors owned by the Company and the Guarantors, and by certain real property in Ohio, Indiana, Illinois and North Carolina. The security documents impose certain restrictions on the transfer of the property that is subject to the lien created thereby.

Borrowing Base

Availability under the Credit Facility is based on a borrowing base equal to 100% of cash, if any, pledged as security plus 45% of the aggregate appraised value of mortgaged real property. The Credit Facility provides for additional availability, for a period of up to 120 days, of up to $25 million based on mortgaged real property for which appraisals and other requirements have not been completed, based on 35% of the aggregate book value of such mortgaged real property. The borrowing base also includes certain limits on the percentage of real property in a single geographic market and on the percentage of real property consisting of lots under development and unimproved land. As of December 31, 2012, there was $64.6 million of availability under the Credit Facility in accordance with the borrowing base calculation, and there were no borrowings outstanding and $17.3 million of letters of credit outstanding under the Credit Facility, leaving net remaining borrowing availability of $47.3 million. The Company can create additional borrowing availability under the Credit Facility to the extent it pledges additional assets. The borrowing availability can also be increased by increasing investments in assets currently pledged, offset by decreases equal to the collateral value of homes delivered that are within the pledged asset pool.

Guarantees

The Company’s obligations under the Credit Facility are guaranteed by all of the Company’s subsidiaries, with the exception of subsidiaries that are primarily engaged in the business of mortgage financing, the origination of mortgages for resale, title insurance or similar financial businesses relating to the homebuilding and home sales business and certain subsidiaries that are not wholly-owned by the Company or another subsidiary, and other subsidiaries designated by the Company as Non-Guarantor Subsidiaries, subject to limitations on the aggregate amount invested in such Non-Guarantor Subsidiaries.

Covenants

The Credit Facility contains various representations, warranties and affirmative, negative and financial covenants. The covenants, as more fully described in the Credit Agreement, require, among other things, that the Company:

•

Maintain a minimum level of Consolidated Tangible Net Worth equal to or exceeding (i) $200 million, plus (ii) 50% of Consolidated Earnings (without deduction for losses and excluding the effect of any decreases in any Deferred Tax Valuation Allowance) earned for each completed fiscal quarter ending after March 31, 2011 to the date of determination, excluding any quarter in which the Consolidated Earnings are less than zero, plus (iii) the amount of any reduction or reversal in Deferred Tax Valuation Allowance for each completed fiscal quarter ending after March 31, 2011, minus (iv) the costs of the Company’s repurchase of the 2012 Senior Notes up to $10 million. As of December 31, 2012, the Company’s Consolidated Tangible Net Worth was $326.3 million and the minimum required Consolidated Tangible Net Worth was $ 202.4 million.

•	Maintain a leverage ratio (Consolidated Indebtedness to Consolidated Tangible Net Worth) not in excess of 1.50 to 1.00. As of December 31, 2012, the Company’s leverage ratio was 1.17 to 1.00.

•

Maintain one or more of the following: (i) a minimum Interest Coverage Ratio of 1.50 to 1.00; (ii) a minimum ACFO Ratio of 1.50 to 1.00; or (iii) either (or a combination of) unrestricted cash pledged as security to the lenders or unused availability under the Secured Borrowing Base of not less than $25 million. As of December 31, 2012, the Company’s Interest Coverage Ratio was greater than the required minimum ratio for the quarter then ended.

•

Not incur any secured indebtedness outside of the Credit Facility exceeding $25 million at any one time outstanding other than an aggregate amount not in excess of $50 million of issued and outstanding secured letters of credit. As of December 31, 2012, the Company had $8.4 million of letters of credit issued and outstanding under the Letter of Credit Facilities and $6.7 million of other secured indebtedness outstanding outside of the Credit Facility.

•

Not incur any liens except for liens permitted by the Credit Agreement, which permitted liens include liens on the permitted amount of secured indebtedness and liens incurred in the normal operation of the Company’s homebuilding and related business.

•

Not allow the number of unsold housing units and model homes to exceed, as of the end of any fiscal quarter, the greater of (i) the number of housing unit closings occurring during the period of twelve months ending on the last day of such fiscal quarter, multiplied by 35%, or (ii) the number of housing unit closings occurring during the period of six months ending on the last day of such fiscal quarter, multiplied by 70%. As of December 31, 2012, the number of unsold housing units and model homes was 626 and the maximum amount allowed was 1,143.

•

Not allow adjusted land value to exceed 110% of Consolidated Tangible Net Worth. As of December 31, 2012, the Company’s adjusted land value was $171.2 million and the maximum amount allowed was $359.0 million.

•

Not make or commit to make any Investments except for Investments permitted by the Credit Agreement, which permitted Investments include (i) Investments made in the normal operation of the Company’s homebuilding and related business, (ii) Investments in cash and equivalents and (iii) Investments in Non-Guarantor Subsidiaries, Financial Subsidiaries and Joint Ventures up to a maximum of 30% of Consolidated Tangible Net Worth. As of December 31, 2012, the amount of Investments in such Subsidiaries and Joint Ventures was $20.6 million and the maximum amount allowed was $97.9 million.

As of December 31, 2012, the Company was in compliance with all covenants of the Credit Facility.

Events of Default

The Credit Agreement contains customary events of default, including:

•	nonpayment of principal, interest and fees;

•	defaults in the performance of covenants;

•	inaccuracy of representations and warranties;

•	material defaults on other agreements; and

•	bankruptcy and other insolvency events.

In the event of a default under the Credit Agreement, the lenders may terminate their commitments under the Credit Agreement and declare the amounts outstanding, including all accrued and unpaid interest and fees, payable immediately.

Homebuilding Letter of Credit Facilities

In addition to the letter of credit sub-facility contained in the Credit Facility, the Company is a party to three Letter of Credit Facilities. The following description is a summary of the material provisions of the agreements governing the Letter of Credit Facilities (the “Letter of Credit Facilities Agreements”). Copies of the Letter of Credit Facilities Agreements are available as set forth under the caption “Where You Can Find More Information.”

Term; Maturity; Collateral

The Company is a party to three separate secured Letter of Credit Facilities with different banks with maturity dates ranging from June 1, 2013 to September 30, 2013. Under the terms of the Letter of Credit Facilities, letters of credit can be issued for maximum terms ranging from one year up to three years. The Letter of Credit Facilities contain cash collateral requirements ranging from 100% to 105%. Upon maturity or the earlier termination of the Letter of Credit Facilities, letters of credit that have been issued under the Letter of Credit Facilities remain outstanding with cash collateral in place through their respective expiration dates.

Borrowing Capacity

The Letter of Credit Facility Agreements contain limits for the issuance of letters of credit ranging from $5 million to $8 million, for a combined letter of credit capacity of $18.0 million as of December 31, 2012, of which $2.8 million was uncommitted at December 31, 2012 and could be withdrawn at anytime. As of December 31, 2012, there was a total of $8.4 million of letters of credit issued under the Letter of Credit Facilities, which was collateralized with $8.5 million of restricted cash.

Interest

If a beneficiary draws on a letter of credit and the Company does not reimburse the letter of credit issuing bank (either from the cash that collateralizes the letter of credit or otherwise) immediately upon demand for reimbursement, interest rates per annum for unreimbursed draws on letters of credit issued under the Letter of Credit Facilities range from (i) the prime rate to (ii) the prime rate plus a margin of 500 basis points.

Events of Default

The Letter of Credit Facilities contain certain events of default, including:

•	the failure to pay obligations under the Letter of Credit Facilities when due;

•	a default under the Credit Facility;

•	a change of control; and

•	bankruptcy and other insolvency events.

In the event of a default under the Letter of Credit Facilities, the issuing banks may terminate any commitment to issue letters of credit under the Letter of Credit Facilities and declare the amounts outstanding, including all accrued and unpaid interest and fees, payable immediately.

M/I Financial Mortgage Warehousing Facility

The following description is a summary of the material provisions of the MIF Mortgage Warehousing Agreement. We have not included the definitions of certain defined terms contained in the MIF Mortgage Warehousing Agreement, and we urge you to refer to the MIF Mortgage Warehousing Agreement for the definitions of capitalized terms used in the following summary. Copies of the MIF Mortgage Warehousing Agreement are available as set forth under the caption “Where You Can Find More Information.”

Term; Maturity

M/I Financial entered into the MIF Mortgage Warehousing Agreement on April 18, 2011, as amended by a First Amendment, dated November 29, 2011, by a Second Amendment, dated March 23, 2012 and by a Third Amendment, dated September 26, 2012. The MIF Mortgage Warehousing Agreement expires on March 30, 2013 and is used to finance eligible residential mortgage loans originated by M/I Financial.

Borrowing Capacity

The MIF Mortgage Warehousing Agreement provides M/I Financial with maximum borrowing availability of $70 million.

Interest

M/I Financial pays interest on each advance under the MIF Mortgage Warehousing Agreement at a per annum rate equal to the greater of (i) the floating LIBOR rate plus 225 basis points and (ii) 3.50%.

Collateral

The MIF Mortgage Warehousing Agreement is secured by certain mortgage loans that have been originated by M/I Financial and are being “warehoused” prior to their sale to investors. The MIF Mortgage Warehousing Agreement provides for limits with respect to certain loan types that can secure outstanding borrowings. There are currently no guarantors of the MIF Mortgage Warehousing Agreement, although M/I Financial may, at its election, designate from time to time any one or more of its subsidiaries as guarantors.

Covenants

M/I Financial must comply with certain representations, warranties and covenants set forth in the MIF Mortgage Warehousing Agreement. The covenants, as more fully described in the MIF Mortgage Warehousing Agreement, require, among other things, that M/I Financial:

•	Maintain Tangible Net Worth of at least $10 million. As of December 31, 2012, M/I Financial’s Tangible Net Worth was $14.6 million.

•	Maintain liquidity (unencumbered cash and cash equivalents) of at least $5 million. As of December 31, 2012, M/I Financial’s liquidity was $17.6 million.

•	Maintain a leverage ratio (Debt to Tangible Net Worth) of not more than 10.0 to 1.0. As of December 31, 2012, M/I Financial’s leverage ratio was 5.2 to 1.0.

•

Maintain, as of the end of each calendar month, for the 12 months then ending, positive Adjusted Net Income. As of December 31, 2012, M/I Financial’s Adjusted Net Income for the 12 months then ending was $5.2 million.

•

Not incur any Indebtedness, except as permitted by the MIF Mortgage Warehousing Agreement, which permitted Indebtedness includes other mortgage collateralized facilities and Indebtedness incurred in the normal operation of M/I Financial’s mortgage finance and related business.

•

Not incur any liens, except as permitted by the MIF Mortgage Warehousing Agreement, which permitted liens include liens securing other mortgage collateralized facilities and liens incurred in the normal operation of M/I Financial’s mortgage finance and related business.

•

Not make any Investments, except as permitted by the MIF Mortgage Warehousing Agreement, which permitted Investments include Investments in cash and equivalents and Investments made in the normal operation of M/I Financial’s mortgage finance and related business.

As of December 31, 2012, M/I Financial had $61.3 million outstanding under the MIF Mortgage Warehousing Agreement and was in compliance with all covenants of the MIF Mortgage Warehousing Agreement.

Events of Default

The MIF Mortgage Warehousing Agreement contains customary events of default, including:

•	the failure to pay obligations under the MIF Mortgage Warehousing Agreement when due;

•	the failure to meet financial covenants;

•	an acceleration event under any other credit facility which M/I Financial may enter into in the future;

•	failure to satisfy any judgment in excess of $200,000 that is not bonded pending appeal;

•	a change of control; and

•	bankruptcy and other insolvency events.

In the event of a default under the MIF Mortgage Warehousing Agreement, the lenders may terminate their commitments under the MIF Mortgage Warehousing Agreement and declare the amounts outstanding, including all accrued and unpaid interest and fees, payable immediately.

M/I Financial Mortgage Repurchase Facility

The following description is a summary of the material provisions of the MIF Mortgage Repurchase Facility. We have not included the definitions of certain defined terms contained in the MIF Mortgage Repurchase Facility, and we urge you to refer to the MIF Mortgage Repurchase Facility for the definitions of capitalized terms used in the following summary. Copies of the MIF Mortgage Repurchase Facility are available as set forth under the caption “Where You Can Find More Information.”

Term; Maturity

M/I Financial entered into the MIF Mortgage Repurchase Facility with Sterling National Bank, as buyer, on November 13, 2012. The MIF Mortgage Repurchase Facility expires on November 12, 2013 and is used to finance eligible residential mortgage loans originated by M/I Financial until the loans are delivered to third party buyers.

Capacity

The Maximum Purchase Price (i.e., the maximum amount of credit available) under the MIF Mortgage Repurchase Facility is $15 million at any time.

Interest

M/I Financial pays interest on each Transaction under the MIF Mortgage Repurchase Facility at a per annum rate equal to (i) the floating LIBOR rate plus 350 basis points with respect to Transactions the subject of which are Conforming Mortgage Loans and Agency High Balance Mortgage Loans and (ii) the floating LIBOR rate plus 412.5 basis points with respect to Transactions the subject of which are Jumbo Mortgage Loans and Aged Mortgage Loans.

Repurchase Obligations/Collateral

Under the MIF Mortgage Repurchase Facility, M/I Financial is required to repurchase Purchased Mortgage Loans at certain times set forth therein unless such Purchased Mortgage Loans are sold to third party buyers prior to the applicable Repurchase Date. Although the parties intend that all Transactions under the MIF Mortgage Repurchase Facility be sales and purchases and not loans, in the event that any Transactions are deemed to be loans, such loans would be secured by certain mortgage loans that have been originated by M/I Financial until the loans are delivered to third party buyers. There are currently no guarantors of the MIF Mortgage Repurchase Facility.

Covenants

M/I Financial must comply with certain representations, warranties and covenants set forth in the MIF Mortgage Repurchase Facility. The covenants, as more fully described in the MIF Mortgage Repurchase Facility, are substantially similar to the covenants in the MIF Mortgage Warehousing Agreement.

As of December 31, 2012, M/I Financial had $6.7 million outstanding under the MIF Mortgage Repurchase Facility and was in compliance with all covenants of the MIF Mortgage Repurchase Facility.

Events of Default

The MIF Mortgage Repurchase Facility contains customary events of default, which are substantially similar to the events of default in the MIF Mortgage Warehousing Agreement.

In the event of a default under the MIF Mortgage Repurchase Facility, the buyer may terminate its commitments under the MIF Mortgage Repurchase Facility and, at the buyer’s option, may require that all Purchased Mortgage Loans be immediately repurchased by M/I Financial.

2018 Senior Notes

The following description is a summary of the material terms of the 2018 Senior Notes. The 2018 Senior Notes were issued pursuant to an Indenture, dated November 12, 2010, by and among the Company, the subsidiary guarantors and U.S. Bank National Association, as trustee. We have not included the definitions of certain defined terms contained in the indenture governing the 2018 Senior Notes, and we urge you to refer to the indenture governing the 2018 Senior Notes for the definitions of capitalized terms used in the following summary. Copies of the indenture governing the 2018 Senior Notes are available as set forth under the caption “Where You Can Find More Information.”

In November 2010, the Company issued $200 million aggregate principal amount of 2018 Senior Notes. In May 2012, we issued an additional $30 million aggregate principal amount of 2018 Senior Notes (for a total outstanding balance of $230 million 2018 Senior Notes). The 2018 Senior Notes mature on November 15, 2018. The 2018 Senior Notes bear interest at the rate of 8.625% per year (payable semi-annually in arrears on May 15 and November 15 of each year).

The 2018 Senior Notes are fully and unconditionally guaranteed jointly and severally by all of our subsidiaries, with the exception of subsidiaries that are primarily engaged in the business of mortgage financing, the origination of mortgages for resale, title insurance or similar financial businesses relating to the homebuilding and home sales business and certain subsidiaries that are not wholly-owned by the Company or another subsidiary, and certain subsidiaries that are otherwise designated by the Company as Unrestricted Subsidiaries in accordance with the terms of the indenture. The 2018 Senior Notes and the related guarantees are general, unsecured senior obligations of the Company and the subsidiary guarantors and rank equally in right of payment with all our existing and future unsecured senior indebtedness.

The Company must comply with certain covenants set forth in the indenture governing the 2018 Senior Notes. The covenants, as more fully described and defined in the indenture, limit the ability of the Company and the restricted subsidiaries to, among other things:

•

Incur additional Indebtedness unless, after giving effect to such additional Indebtedness, either (i) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (ii) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth would be less than 3.00 to 1.00, provided, however, this limitation does not generally apply to certain types of Indebtedness, including Indebtedness under Credit Facilities not to exceed $350 million, purchase money Indebtedness, non-recourse Indebtedness, and up to $40 million of other Indebtedness.

•	Make certain payments, including dividends, or repurchase any shares, in an aggregate amount exceeding our “restricted payments basket.”

•

Make Investments in other entities in the form of capital contributions or loans or purchases of securities, in an amount exceeding our “restricted payments basket” (as described in the indenture) except for certain Permitted Investments, which include, among other things, (i) Investments in Subsidiaries or Joint Ventures that are not Guarantors under the indenture, in an aggregate amount subsequent to the Issue Date (net of any such Investment amounts re-distributed) not to exceed 15% of Consolidated Tangible Assets at any one time outstanding and (ii) other Investments in an aggregate amount not to exceed $40 million at any one time outstanding.

•

Create or incur certain liens (other than Permitted Liens which include liens securing certain indebtedness in an amount not to exceed 20% of Consolidated Tangible Assets), consolidate or merge with or into other companies or liquidate or sell or transfer all or substantially all of our assets.

These covenants are subject to a number of exceptions and qualifications as described in the indenture governing our 2018 Senior Notes. As of December 31, 2012, the Company was in compliance with all terms, conditions, and financial covenants under the indenture.

The indenture governing the 2018 Notes contains customary events of default, including, without limitation:

•	failure to pay principal on the 2018 Senior Notes when due;

•	failure to pay interest on the 2018 Senior Notes for 30 days after becoming due;

•

failure to comply with agreements or covenants contained in the indenture governing the 2018 Notes regarding limitations on indebtedness, restricted payments, asset sales and consolidation and mergers and regarding change of control offers and such failure continues for 60 days;

•

failure to comply with certain other agreements or covenants contained in the indenture governing the 2018 Notes for a period of 60 days after written notice from the trustee or the holders of 25% of the aggregate principal amount of 2018 Senior Notes then outstanding;

•	acceleration of $25 million or more of certain other indebtedness;

•	certain judgments in excess of $25 million that have not been satisfied, stayed, annulled or rescinded within 60 days of being entered; and

•	certain bankruptcy events.

If an event of default occurs under the indenture governing the 2018 Notes, the trustee or the holders of at least 25% in aggregate principal amount of the 2018 Senior Notes then outstanding may declare all amounts owing under the 2018 Senior Notes to be immediately due and payable, and the trustee may pursue any available remedy to collect payment on the 2018 Senior Notes or to enforce the performance of any provision of the 2018 Senior Notes or the indenture governing the 2018 Notes.

2017 Convertible Notes

The following description is a summary of the material terms of the 2017 Convertible Notes. The 2017 Convertible Notes were issued pursuant to a base indenture, dated as of September 11, 2012, by and among the Company, the subsidiary guarantors and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture, dated as of September 11, 2012, by and among the Company, the subsidiary guarantors and U.S. Bank National Association, as trustee. We have not included in this description the definitions of certain defined terms contained in the indenture governing the 2017 Convertible Notes, and we urge you to refer to the indenture governing the 2017 Convertible Notes for the definitions of capitalized terms used in the following summary. Copies of the indenture governing the 2017 Convertible Notes are available as set forth under the caption “Where You Can Find More Information.”

In September 2012, the Company issued $57.5 million aggregate principal amount of 2017 Convertible Notes. The 2017 Convertible Notes mature on September 15, 2017, unless earlier repurchased or converted. The 2017 Convertible Notes bear interest at a rate of 3.25% per year (payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2013).

The 2017 Convertible Notes are fully and unconditionally guaranteed by all of the Company’s subsidiaries that are guarantors under the 2018 Senior Notes. The 2017 Convertible Notes and the guarantees thereof are the Company’s and the Guarantors’ senior subordinated unsecured obligations and are subordinated in right of payment to all of the Company’s and the Guarantors’ existing and future senior indebtedness and effectively subordinated to all of the Company’s and the Guarantors’ existing and future secured indebtedness.

At any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may convert their 2017 Convertible Notes into the Company’s common shares. The current conversion rate is 42.0159 of the Company’s common shares per $1,000 principal amount of 2017 Convertible Notes (equivalent to a conversion price of approximately $23.80 per common share). The conversion rate is subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued but unpaid interest. The Company may not redeem the 2017 Convertible Notes prior to the stated maturity date.

If a fundamental change (as defined in the indenture) occurs prior to the stated maturity date, holders of the 2017 Convertible Notes may require the Company to repurchase for cash all or any portion of their 2017 Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2017 Convertible Notes to be repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change repurchase date.

The Company and the Guarantors must comply with certain covenants set forth in the indenture governing the 2017 Convertible Notes. The covenants, as more fully described and defined in the indenture, provide for, among other things, compliance with applicable laws upon repurchases, SEC reporting requirements and restrictions on layering of debt.

As of December 31, 2012, the Company was in compliance with all terms, conditions and covenants under the indenture governing the 2017 Convertible Notes.

DESCRIPTION OF NOTES

We will issue the notes under an indenture dated as of September 11, 2012 (the “base indenture”), among us, the subsidiary guarantors and U.S. Bank National Association, as trustee, as amended and supplemented by a supplemental indenture dated as of                     , 2013, among us, the subsidiary guarantors and U.S. Bank National Association, as trustee (the “supplemental indenture” and, together with the base indenture, the “indenture”). Each holder may request a copy of the indenture from us at the address provided herein. See “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read the indenture because that document, and not this description, will define each holder’s rights as a holder of the notes.

As used in this “Description of Notes” section, references to the “company,” “we,” “us” and “our” refer only to M/I Homes, Inc., an Ohio corporation, and its successors, and do not include our subsidiaries except in references to financial data determined on a consolidated basis, and references to “common stock” refer only to our common shares, par value $0.01 per share.

General

The notes will mature on March 1, 2018, unless earlier converted, redeemed or repurchased. Each holder has the option to convert its notes at an initial conversion rate of                  shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $         per share of common stock. The conversion rate is subject to adjustment if certain events described below occur. We will settle conversions of notes by delivering shares of our common stock, as described under “—Conversion Rights—Settlement Upon Conversion.” A holder will not receive any cash payment for interest (or additional amounts, if any) accrued but unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, repurchase date, redemption date or settlement date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, repurchase date, redemption date or settlement date, as the case may be, to that next succeeding business day.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “—Repurchase of Notes at Option of Holder Upon a Fundamental Change” and “—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption.”

The notes will be issued only in denominations of $1,000 principal amount and integral multiples of that amount. References to “a note” or “each note” in this prospectus supplement refer to $1,000 principal amount of the notes. The notes will be limited to $50,000,000 aggregate principal amount, or $57,500,000 aggregate principal amount if the underwriters’ option to purchase additional notes is fully exercised.

As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in the City of New York.

Ranking

The notes will be our general unsecured, senior subordinated obligations. The notes will be subordinated in right of payment to all our existing and future senior indebtedness, equal in right of payment to any of our existing and future senior subordinated indebtedness, including the 2017 Convertible Notes, and senior in right of payment to our future subordinated indebtedness. The notes will be structurally subordinated to all existing and future obligations (including trade payables) of our Subsidiaries which are not then guaranteeing the notes, and effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness.

The guarantee of each subsidiary guarantor will be a general, unsecured senior subordinated obligation of such subsidiary guarantor and will be subordinated to such subsidiary guarantor’s guarantee of any senior indebtedness, and will rank equally in right of payment with all existing and future unsecured senior subordinated indebtedness of such subsidiary guarantor, including the guarantees of the 2017 Convertible Notes, and will rank senior in right of payment to any existing or future indebtedness of such subsidiary guarantor that is expressly subordinated in right of payment to the guarantee of such subsidiary.

The notes offered hereby will rank pari passu in right of payment with the 2017 Convertible Notes.

In the event of bankruptcy, liquidation, reorganization or other winding up of the company or any subsidiary guarantor, the assets of the company or any subsidiary guarantor, as applicable, that secure secured debt of the company or such subsidiary guarantor, as applicable, will be available to pay obligations on the notes or the applicable subsidiary guarantee only after all the indebtedness secured by those assets has been repaid in full from the assets that secure it. That will reduce the assets available to pay amounts due on the notes or the applicable subsidiary guarantee and other unsecured indebtedness.

As of December 31, 2012, after giving effect to the issuance of notes in this offering, we and our Subsidiaries had approximately $346.3 million of indebtedness outstanding (excluding issuances of letters of credit and indebtedness of our Subsidiaries that are not guarantors of the notes), $238.8 million of which was senior indebtedness, including $6.7 million of secured indebtedness, and $47.3 million of available borrowings with respect to secured indebtedness under the Credit Facility.

Guarantees

Each of our Restricted Subsidiaries that is a guarantor of our obligations under the 2018 Senior Notes and the 2017 Convertible Notes will unconditionally, jointly and severally, and irrevocably guarantee, on a senior subordinated basis, punctual payment when due whether at stated maturity or otherwise, by acceleration or otherwise, of all of our obligations under the indenture and the notes, whether for payment of principal of or interest on the notes, or otherwise.

Not all of our Subsidiaries are guarantors of the notes. Unrestricted Subsidiaries will not be guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of the Closing Date, all of our Subsidiaries will be guarantors, other than M/I Financial Corp.; M/I Title Agency Ltd.; TransOhio Residential Title Agency Ltd.; Washington/Metro Residential Title Agency LLC; K-Tampa, LLC; WPE Ventures, LLC; and The M/I Homes Foundation, which will be Unrestricted Subsidiaries and, therefore, will not be guarantors. For the year ended December 31, 2012, the

Unrestricted Subsidiaries accounted for approximately $23.3 million, or 3.1%, of our total revenues, and as of December 31, 2012, the Unrestricted Subsidiaries accounted for approximately $109.2 million, or 13.1%, of our total assets and $90.1 million, or 18.2%, of our total liabilities.

The obligations of each subsidiary guarantor under its guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—Risks Related to the Notes and our Common Shares—The notes and the guarantees of the notes may not be enforceable because of fraudulent conveyance laws.” Each guarantor that makes a payment for distribution under its guarantee is entitled to a contribution from each other guarantor in a pro rata amount based on the adjusted net assets of each guarantor.

Except for guarantees issued in connection with Debt Securities (other than the 2017 Convertible Notes) effective prior to the Closing Date, we will not permit any Restricted Subsidiary that has not previously guaranteed the notes on a senior subordinated basis to, directly or indirectly, guarantee, assume or in any manner become liable with respect to any Debt Securities unless such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the indenture providing for the guarantee of the notes on a senior subordinated basis.

The guarantee of a subsidiary guarantor will be released upon:

(a)	the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of such subsidiary guarantor (or all or substantially all its assets or its capital stock) to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or us;

(b)	such subsidiary guarantor ceasing to be a Restricted Subsidiary; or

(c)	such subsidiary guarantor ceasing to guarantee all 2018 Senior Notes and any other Debt Securities;

and in each such case such subsidiary guarantor shall be deemed automatically and unconditionally released and discharged from all the subsidiary guarantor’s obligations under the guarantee with respect to the notes without any further action required on the part of the subsidiary guarantor, the company, the trustee or any holder of the notes. In the event of a transfer of all or substantially all of the assets or capital stock of any subsidiary guarantor to an entity which is not (after giving effect to such transaction) one of our Restricted Subsidiaries, the person acquiring such assets or stock of such subsidiary guarantor shall not be subject to the subsidiary guarantor’s obligations under the guarantee. An Unrestricted Subsidiary that is a subsidiary guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under the guarantee upon notice from the company to the trustee to such effect, without any further action required on the part of the subsidiary guarantor, the company, the trustee or any holder of the notes.

As used in this section “—Guarantees” and under the caption “—Events of Default; Notice and Waiver”:

“2017 Convertible Notes” means our 3.25% Convertible Senior Subordinated Notes due 2017.

“2018 Senior Notes” means our 8.625% Senior Notes due 2018.

“Debt Securities” means any bonds, notes, debentures or other debt securities issued by us under an indenture or under comparable documents to indentures used in jurisdictions outside of the United States.

“Restricted Subsidiary” means any Subsidiary that is a Restricted Subsidiary under the 2018 Senior Notes or any other Debt Securities.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Closing Date.

“Subsidiary” means (a) a corporation or other entity of which a majority in voting power of the stock or other interests is owned by us, by a Subsidiary or by us and one or more Subsidiaries or (b) a partnership, of which we are, or any Subsidiary is, the sole general partner.

“Unrestricted Subsidiary” means any Subsidiary that is not a Restricted Subsidiary.

Subordination

The payment of principal of, interest and additional interest, if any, on, the notes will be subordinated to the prior payment in full in cash or cash equivalents of all obligations due in respect of existing and future senior indebtedness, including senior indebtedness created, incurred, assumed or guaranteed after the date of the indenture. The holders of our senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all obligations due in respect of such senior indebtedness (including, with respect to designated senior debt (as defined below), any interest accruing after the commencement of any proceeding described in provisions (1)-(4) below at the rate specified in the applicable designated senior debt, whether or not interest is an allowed claim enforceable against us in such proceeding) before the holders of notes will be entitled to receive any payment with respect to the notes, including any amount payable upon acceleration of the notes, any payment to acquire any of the notes for cash, property or securities or any distribution with respect to the notes of any cash, property, or securities, in the event of any distribution to our creditors:

(1)	in a liquidation or dissolution of us;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of our assets and liabilities.

We also may not make any payment or distribution to the trustee or any holder in respect of obligations with respect to the notes, including any amount payable upon acceleration of the notes if:

(1)	a payment default on designated senior debt occurs and is continuing; or

(2)	any other default (a “non-payment default”) occurs and is continuing on any series of designated senior debt that permits holders of that series of designated senior debt to accelerate its maturity and the trustee receives a notice of such default (a “payment blockage notice”) from us, the trustee, a representative for the holders of such series of designated senior debt or the holders of at least a majority of the outstanding principal amount of such series of designated senior debt.

We may and will resume payments on, and distributions in respect of, the notes:

(1)	in the case of a payment default in respect of designated senior debt, upon the date on which such default is cured or waived; and

(2)	in the case of a non-payment default in respect of designated senior debt, upon the earlier of (x) the date on which such non-payment default is cured or waived or (y) 179 days after the date on which the applicable payment blockage notice is received unless the maturity on any designated senior debt has been accelerated.

No new payment blockage notice may be delivered unless and until:

(1)	at least 360 days have elapsed since the delivery of the immediately prior payment blockage notice; and

(2)	all scheduled payments of principal of, and interest and additional interest, if any, on, the notes that have come due have been paid in full in cash.

No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been waived for a period of not less than 90 days.

If the trustee or any holder of the notes receives any payment of any obligations with respect to the notes when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of senior indebtedness. Upon the proper written request of the holders of senior indebtedness, the trustee or the holder, as the case may be, will deliver the amounts held in trust to the holders of senior indebtedness or their proper representative.

We will promptly notify holders of senior indebtedness if payment on the notes is accelerated because of an event of default and we will promptly notify the agent for the lenders under our Credit Agreement of the acceleration.

The indenture will contain provisions with respect to the subordination of each subsidiary guarantee to senior indebtedness of the relevant subsidiary guarantor comparable to those set forth above for the subordination of the notes. The indenture requirements described above (i.e., that the trustee or a holder of the notes hold in trust for holders of senior indebtedness any payments prohibited by the subordination provisions of the indenture, and deliver such payments in trust to the holders of senior indebtedness) apply in respect of any payments received by the trustee or a holder pursuant to a subsidiary guarantee of the notes only to senior indebtedness of the relevant subsidiary guarantor and not to our senior indebtedness.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or any subsidiary guarantor or relating to our property or any subsidiary guarantor’s property, holders of notes may recover less ratably than our creditors or such subsidiary guarantor’s creditors who are holders of senior indebtedness, as the case may be. As a result of the obligation to deliver amounts received in trust to holders of senior indebtedness, holders of notes may recover less ratably than our trade creditors or such subsidiary guarantor’s trade creditors, as the case may be. See “Risk Factors—Your right to receive payments on the notes is subordinated to our senior indebtedness and junior to our secured indebtedness.”

For purposes of these subordination provisions:

“attributable indebtedness,” when used with respect to any sale and leaseback transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining terms of any capitalized lease included in any such sale and leaseback transaction.

“Credit Agreement” means the Credit Agreement, dated June 9, 2010, among the company, as borrower, and the banks and other financial institutions from time to time parties thereto as agents and lenders, and any related notes, guarantees, collateral and other security documents, instruments and agreements executed in connection therewith (including hedging obligations related to the indebtedness incurred thereunder), including, without limitation, by Subsidiaries, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including, without limitation, increases in the amount that may be borrowed thereunder and/or alterations of the maturity date thereof).

“Credit Facilities” means, with respect to the company or any Restricted Subsidiaries:

(1)	the Credit Agreement;

(2)	any agreement with banks or other financial institutions from time to time with respect to the issuance of letters of credit, including, without limitation, the letter of credit facilities, and any related notes, guarantees, collateral and other security documents, instruments and agreements executed in connection therewith, including, without limitation, by Restricted Subsidiaries, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including, without limitation, increases in the amount of letters of credit that may be borrowed thereunder and/or alterations of the maturity date thereof);

(3)	the Indenture, dated November 12, 2010, with respect to the 2018 Senior Notes, including any amendments, supplements, modifications, extensions, renewals, restatements or refunding thereof and any indenture that replaces, refunds or refinances any of the notes thereunder; and

(4)	one or more debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans or other long-term indebtedness, including any notes, mortgages, guarantees, collateral and other security documents, instruments and agreements executed in connection therewith, including, without limitation, by Restricted Subsidiaries, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refunding thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“designated senior debt” means:

(1)	any indebtedness outstanding under our Credit Facilities; and

(2)	any other senior indebtedness permitted under the indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $10.0 million and that has been designated by us as “designated senior debt,” or, in the alternative, as to which the trustee is given written notice that such debt is “designated senior debt.”

“indebtedness” means, with respect to the company or any Restricted Subsidiary:

(1)	all liabilities, contingent or otherwise, of such person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof);

(2)	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4)	all obligations of such person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such person in the ordinary course of business in connection with obtaining goods, materials or services;

(5)	the maximum fixed redemption or repurchase price of all disqualified equity interests of such person;

(6)	all capitalized lease obligations of such person;

(7)	all indebtedness of others secured by a lien on any asset of such person, whether or not such indebtedness is assumed by such person;

(8)	all indebtedness of others guaranteed by such person to the extent of such guarantee; provided, however, that indebtedness of us or our subsidiaries that is guaranteed by us or our subsidiaries shall be counted only once in the calculation of the amount of indebtedness of us and our subsidiaries on a consolidated basis;

(9)	all attributable indebtedness (as defined above);

(10)	to the extent not otherwise included in this definition, hedging obligations of such person;

(11)	all obligations of such person under conditional sale or other title retention agreements relating to assets purchased by such person; and

(12)	the liquidation value of preferred stock of a subsidiary of such person issued and outstanding and held by any person other than such person (or one of its Restricted Subsidiaries).

Notwithstanding the foregoing, (a) earn-outs or similar profit sharing arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities and (b) accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business shall not be considered indebtedness. Any indebtedness which is incurred at a discount to the principal amount at maturity thereof shall be deemed to have been incurred in the amount of the full principal amount at maturity thereof. The amount of indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the fair market value of any asset subject to a lien securing the indebtedness of others on the date that the lien attaches and (b) the amount of the indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any disqualified equity interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such disqualified equity interests as if such disqualified equity interests were redeemed on any date on which an amount of indebtedness outstanding shall be required to be determined pursuant to the indenture.

“obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any indebtedness.

“senior indebtedness” means the following obligations of ours, whether outstanding on the date of issuance of the notes or thereafter incurred:

(1)	all indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) under (or in respect of) our Credit Facilities;

(2)	all other indebtedness and all other monetary obligations of ours (other than the notes and the 2017 Convertible Notes), including principal and interest on such indebtedness, unless such indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such indebtedness is issued, is equal in right of payment with, or subordinated in right of payment to, the notes; and

(3)	all obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, senior indebtedness will not include:

(1)	any liability for taxes owed or owing by us;

(2)	any indebtedness of ours to a subsidiary of ours, or to a joint venture in which we or any of our subsidiaries has an interest;

(3)	any trade payables;

(4)	the portion of any indebtedness that is incurred in violation of the indenture (but, as to any such indebtedness, no such violation shall be deemed to exist for purposes of this clause if the holders thereof or their representative shall have received an officer’s certificate of the company to the effect that the incurrence of such indebtedness does not (or in the case of revolving credit debt, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture and we believed in good faith at such time that we were permitted to incur such indebtedness under the indenture);

(5)	any indebtedness of ours that, when incurred, was without recourse to us;

(6)	any indebtedness to any employee of ours or any of our subsidiaries; or

(7)	any repurchase, redemption or other obligation in respect of our capital stock.

In addition, the indenture will require that we will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is contractually subordinate or junior in right of payment to any senior indebtedness of ours and senior in right of payment to the notes; provided that the foregoing limitation shall not apply to distinctions between categories of senior indebtedness that exist by reason of any liens or guarantees arising or created in respect of some but not all of such senior indebtedness. No such indebtedness will be considered to be contractually subordinated or junior in right of payment to any senior indebtedness of ours by virtue of being unsecured or by virtue of being secured on a junior priority basis.

Interest

The notes will bear interest at the rate of     % per year. Interest (including additional amounts, if any) will be payable semi-annually in arrears in cash on March 1 and September 1 of each year, beginning on September 1, 2013.

Interest on a note (including additional amounts, if any) will be paid to the person in whose name the note is registered at the close of business on the February 15 or August 15, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that accrued and unpaid interest (including additional amounts, if any) payable upon repurchase or redemption by us (or upon conversion following a notice of redemption, if applicable) will be paid to the person to whom principal is payable, unless the repurchase or redemption date (or date of conversion following a notice of redemption, if applicable), as the case may be, is after a record date and on or prior to the related interest payment date, in which case interest will be paid to the record holder on the record date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from the issue date or from the most recent date to which interest has been paid or duly provided for.

Upon conversion of a note, a holder will not receive any cash payment of interest (including additional amounts, if any) except as described in the second paragraph below and under the circumstances described under “—Optional Redemption.” We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares as described below under “—Conversion Rights—Settlement Upon Conversion.” Except in the circumstances described below under “—Optional Redemption,” delivery to a holder of shares of common stock as described below under “—Conversion Rights—Settlement Upon Conversion,” together with any cash payment in lieu of any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest (including additional amounts, if any) to, but excluding, the conversion date.

As a result, accrued but unpaid interest (including additional amounts, if any) up to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited (except in the circumstances described below under “—Optional Redemption”). For a general discussion of the U.S. federal income tax treatment upon receipt of our common stock or cash upon conversion, see “Material United States Federal Income and Estate Tax Consequences.”

Notwithstanding the preceding two paragraphs, if notes are converted after the close of business on a record date but on or prior to the interest payment date to which that record date relates, holders of those notes at the close of business on the record date will receive the full amount of interest (including additional amounts, if any) payable with regard to those notes on the corresponding interest payment date notwithstanding the conversion. Such converted notes must, upon surrender for conversion, be accompanied by funds equal to the amount of interest (including additional amounts, if any) payable with regard to those notes on the next succeeding interest payment date; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date relating to a fundamental change that is after a record date and on or prior to the corresponding interest payment date;

•

if we have specified a redemption date in accordance with the provisions described under “—Optional Redemption” that is after a record date and on or prior to the business day following the corresponding interest payment date; or

•	to the extent of any overdue interest (and any additional amounts) that may exist at the time of conversion with respect to such note.

Optional Redemption

We may not redeem the notes prior to March 6, 2016, and no sinking fund is provided for the notes. On or after March 6, 2016, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “—Repurchase of Notes at Option of Holder Upon a Fundamental Change,” in cash at the redemption price; provided that the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending within 10 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the notes on each applicable trading day. The redemption price for the notes to be redeemed on any redemption date will equal:

•	100% of the principal amount of the notes being redeemed; plus

•	accrued and unpaid interest (including additional interest), if any, to, but excluding, the redemption date.

unless the redemption date falls after a record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest, including any additional interest, to the holder of record as of the close of business on such record date and the redemption price will be 100% of the principal amount of notes to be redeemed. The redemption date must be a business day.

With respect to any notes that are converted in connection with a redemption notice, we will increase the conversion rate for the notes so surrendered for conversion by a number of additional shares as described under “—Conversion Rights—Adjustment to Shares Delivered Upon a Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption.” In addition, we will pay accrued and unpaid interest on such notes to the date of conversion as described under “—Conversion Rights—Conversion Upon Notice of Redemption.”

Conversion Rights

General

Holders may convert their notes at the conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

The conversion rate will initially be                  shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and the applicable conversion rate (and therefore, the applicable conversion price) will be subject to adjustment as described below. A holder may convert fewer than all of its notes so long as the notes the holder converts are an integral multiple of $1,000 principal amount.

Upon conversion of a note, we will satisfy our conversion obligation by delivering shares of our common stock as set forth below under “—Settlement Upon Conversion.”

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, if any, unless the tax is due because a holder requests that the shares of common stock be issued or delivered to another person, in which case the holder will pay that tax.

For purposes of the indenture:

“trading day” means a day during which trading in our common stock generally occurs on the New York Stock Exchange (the “NYSE”) or, if our common stock is not listed on the NYSE, then a day during which trading in our common stock generally occurs on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock is then traded or quoted. If our common stock (or other security for which a last reported sale price or trading price must be determined) is not so listed or traded, “trading day” means a “business day.”

“scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

We will give written notice of redemption not more than 60 days but not less than 30 days prior to the redemption date to each record holder of notes to be redeemed at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the notes called for redemption upon satisfaction of the requirements therefor set forth in the indenture, and the conversion rate applicable to such conversion; and

•	the time at which your right to convert the notes called for redemption will expire, which will be the close of business on the business day immediately preceding the redemption date.

Simultaneously with providing such notice, we will issue a press release, which will also be available on our website.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot or by another method the trustee considers reasonable, fair and appropriate in accordance with DTC procedures. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption to the extent that the converted portion does not exceed the portion selected for redemption.

If notes are redeemed on a date that is after a regular record date for the payment of interest and on or prior to the corresponding interest payment date, we will not pay accrued and unpaid interest to the holder of notes being redeemed, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date.

In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any notes during a period beginning at the open of business 15 days before the mailing of a notice of redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be redeemed or (ii) register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the applicable redemption price with respect to such notes).

Conversion Upon Notice of Redemption

If we call any or all of the notes for redemption, holders of the notes will have the right to convert their notes at any time until the close of business on the business day preceding the redemption date, after which time holders will no longer have the right to convert their notes on account of our delivery of notice of such redemption, unless we default in the payment of the redemption price. If a holder elects to convert its notes in connection with our redemption notice, we will:

•	increase the conversion rate for the notes as described in “—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption”; and

•

pay to such holder an amount equal to accrued and unpaid interest (including additional amounts, if any) on the notes that are surrendered for conversion to, but excluding, the conversion date (as defined below); provided that if such conversion date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the interest due (including additional amounts, if any) on that interest payment date to the holder of record on the relevant record date and no additional payment will be made pursuant to this clause.

Conversion Procedures

If notes are issued in certificated (definitive) form (which we do not expect to happen), in order to convert a note held in certificated form, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

If, as expected, a holder’s interest is a beneficial interest in a global note, in order to convert the holder must comply with the last three requirements listed above for conversions of certificated notes and comply with the depositary’s procedures for converting a beneficial interest in a global note.

The day a holder complies with these requirements is the “conversion date” under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date.

If a holder has already delivered a repurchase notice as described under “—Repurchase of Notes at Option of Holder Upon a Fundamental Change” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

The conversion agent will initially be the trustee. A holder may obtain copies of the required form of conversion notice from the conversion agent (if applicable). A stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, for the number of shares of common stock, if any, deliverable to such holder, as described under “—Settlement Upon Conversion.”

Settlement Upon Conversion

In satisfaction of our obligation upon conversion of notes, we will deliver shares of our common stock (other than as described under “—Conversion Rate Adjustments”), together with cash in lieu of any fractional shares of our common stock, on the third business day after the relevant conversion date.

We will deliver to the converting holder a number of shares of common stock equal to the product of (1) the aggregate principal amount of notes to be converted, divided by $1,000 and (2) the conversion rate. Holders that convert in connection with a redemption will receive the consideration described under “—Conversion Rights—Conversion Upon Notice of Redemption.”

We will not issue fractional shares. Instead, we will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the last reported sale price of the common stock on the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date and the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of three nationally recognized independent investment banking firms we select. Any such determination will be conclusive absent manifest error.

Conversion Rate Adjustments

The applicable conversion rate will be adjusted only as described below; provided, however, that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as the common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate immediately prior to the event that otherwise would result in a conversion rate adjustment, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’= CR0 x	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR’ = the new conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the open of business on the ex-dividend date for such dividend or distribution or (y) the open of business on the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them to purchase, for a period of not more than 45 days after the declaration date for the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the ten consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the conversion rate will be adjusted based on the following formula:

CR’= CR0 x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to open of business on the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by our board of directors.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights or warrants are not so distributed, the conversion rate shall be decreased, effective as of the date our board of directors determines not to distribute such rights or warrants, to the conversion rate that would then be in effect if the ex-dividend date for the distribution had not occurred.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on and including the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants, distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to this clause (3) shall become effective immediately after open for business on the ex-dividend date for the applicable distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit that are, or when issued, will be, traded on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

CR’ = the new conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first ten consecutive trading day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under this clause (3) will occur immediately after the tenth trading day immediately following, and including, the effective date of the spin-off; provided that, for purposes of determining the conversion rate in respect of any conversion during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR’ = the new conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0= the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this clause (4) shall become effective immediately after the open of business on the ex-dividend date for the applicable dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect at the close of business on the last trading day of the ten consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the new conversion rate in effect immediately following the last trading day of the ten consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration of such tender or exchange offer (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS’ = the number of shares of our common stock outstanding immediately after the expiration of such tender or exchange offer (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the ten consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) shall become effective immediately following the tenth trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate in respect of any conversion during the ten trading days following the date that any tender or exchange offer expires, references within this clause (5) to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

In addition to these adjustments, we may in our sole discretion increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and exchange listing requirements, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of notes at least 15 days’ prior notice of such an increase in the conversion rate.

To the extent that we have a rights plan in effect upon any conversion of the notes into common stock, a holder will receive, in addition to the common stock, if any, the rights under the rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as described in clause (3) above. A further adjustment will occur as described in clause (3) above if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any recapitalization, reclassification, or change of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us;

•	a sale or other transfer to another person or entity of all or substantially all of our assets; or

•	any statutory share exchange.

in each case, in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture providing that at and after the effective time of such transaction, upon conversion by a holder of its notes it will be entitled to receive the same type of consideration that it would have been entitled to receive had it converted the principal amount of notes immediately prior to such transaction (or if there is more than one such transaction, before the first of those transactions) (the “reference property”). However, at and after the effective time of the transaction, the number of shares of our common stock otherwise deliverable upon conversion of the notes as set forth under “—Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction. In addition, any increase in the conversion rate by the additional shares as described under “—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice Of Redemption” below will not be payable in additional shares of our common stock, but will represent a right to receive the aggregate amount of cash, securities and other property into which the additional shares would convert in the transaction from the surviving entity (or a direct or indirect parent thereof). If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “—Repurchase of Notes at Option of Holder Upon a Fundamental Change” below, as our board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption”), multiplied by the price paid per share of our common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (except on account of share combinations).

We will not make any adjustment to the conversion rate except as specifically set forth in this “—Conversion Rate Adjustments,” “—Adjustment of Prices” and “—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption”.

Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including additional amounts, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1.0% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and be made on the first to occur of (i) any subsequent adjustment, (ii) our notice of redemption (as described under “–Optional Redemption”), (iii) the first day of the next calendar year and (iv) any conversion of the notes.

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Income and Estate Tax Consequences—U.S. Holders—Constructive Distributions.”

Adjustment of Prices

Whenever any provision of the indenture requires us to calculate the last reported sales price or the “stock price” for purposes of a make-whole fundamental change or a redemption, our board of directors will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when such last reported sale price or stock price is to be calculated.

Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption

If (A) the effective date or anticipated effective date of a “make-whole fundamental change” (as defined below) occurs prior to the maturity date of the notes or (B) on or after March 6, 2016, we give notice to the holders of our intent to redeem any or all of the notes in cash as provided under “–Optional Redemption,” and a holder elects to convert its notes in connection with such make-whole fundamental change or redemption notice, as the case may be, we will increase the conversion rate for the notes surrendered for conversion in connection with such make-whole fundamental change or redemption notice by a number of additional shares (the “additional shares”) as described below. A conversion of notes will be deemed for these purposes to be “in connection with,” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for an exception or exclusion from the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). A conversion of notes will be deemed for these purposes to be “in connection with” a redemption notice if the notice of conversion of the notes is received by the conversion agent from, and including, the date of the redemption notice until the close of business on the business day preceding the redemption date.

A “make-whole fundamental change” means (i) any “change of control” described under clause (1), (2) or (3) of the definition thereunder, determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the proviso described in clause (3), or (ii) any “termination of trading” (as defined below).

The number of additional shares will be determined by reference to the table below, based on the date on which the make-whole fundamental change becomes effective or the date of the redemption notice, as the case may be (each, an “effective date”), and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change or the redemption, as the case may be. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price deemed paid will be the average of the last reported sales prices of our common stock over the five trading days immediately prior to, but excluding, the effective date.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price, the effective date and the number of additional shares per $1,000 principal amount of notes in connection with a make-whole fundamental change or a redemption notice, as the case may be:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
, 2013
, 2014
, 2015
, 2016
, 2017
, 2018

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later effective dates or dates of notice of redemption, as applicable, based on a 365-day year.

•

If the stock price is in excess of $        per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $        per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed             per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

See “Material United States Federal Income and Estate Tax Consequences—U.S. Holders—Constructive Distributions.”

Repurchase of Notes at Option of Holder Upon a Fundamental Change

If a fundamental change (as defined below) occurs, we will be required to make an offer (a “fundamental change offer”) to each holder of notes to repurchase all or any part (equal to $1,000 or integral multiples of that amount) of that holder’s notes on the terms set forth in the notes. In a fundamental change offer, we will be required to offer payment (a “fundamental change payment”) in cash equal to 100% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest (including additional amounts, if any) on the notes that are repurchased to, but excluding, the fundamental change repurchase date (as defined below). If a fundamental change repurchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the interest due (including additional amounts, if any) on that interest payment date to the holder of record on the relevant record date and the fundamental change payment will be equal to 100% of the principal amount of the notes that are being repurchased.

Within 20 days following the occurrence of any fundamental change (or, at our option, prior to a fundamental change, but after public announcement of the transaction or condition that constitutes or may constitute the fundamental change), we will provide notice to the holders of notes, the trustee and the paying agent describing the transaction or condition that constitutes or may constitute a fundamental change and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 20 days and no later than 35 days from the date that notice is provided, other than as may be required by law (a “fundamental change repurchase date”). The notice will state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture;

•	the procedures that holders must follow to require us to repurchase their notes; and

•

if provided prior to the date of consummation of the fundamental change, that the fundamental change notice is conditioned on the fundamental change occurring on or prior to the applicable fundamental change payment date.

To exercise the fundamental change repurchase right, you must deliver, on or prior to the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which, if less than all of the notes are to be repurchased, must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If we timely receive a repurchase notice which is not validly withdrawn, we will be required to repurchase the notes subject to such repurchase notice on the fundamental change repurchase date.

Our obligation to pay the fundamental change repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder effecting book-entry transfer of the notes or delivering certificated notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of certificated notes, together with such endorsements as may be necessary.

If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, the notes subject to the repurchase notice will cease to be outstanding and interest (including additional amounts, if any) on such notes will cease to accrue, whether or not such notes are transferred by book entry or delivered to the paying agent. Thereafter, the holder will have no rights with respect to such notes, other than the right to receive the repurchase price upon book-entry transfer of such notes or delivery of such notes.

We will not be required to make a fundamental change offer upon the occurrence of a fundamental change if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer.

Our failure to make a fundamental change offer when we are required to do so and to repurchase the notes that are properly tendered and not withdrawn would result in a default under the notes.

We will comply with the requirements of Rules 14e-1 and 13e-4 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a fundamental change. To the extent that the provisions of any such securities laws or regulations conflict with the fundamental change provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the fundamental change offer provisions of the notes by virtue of such compliance.

A “fundamental change” will be deemed to have occurred at any time after the notes are originally issued upon the occurrence of a change of control (as defined below) or a termination of trading (as defined below), other than a temporary termination of trading, in our common stock.

A “change of control” means the occurrence of any of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders (as defined below), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding voting stock of the company;

(2)	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the company (together with any new directors whose election to such board of directors or whose nomination for election by the shareholders of the company was approved by a vote of the majority of the directors of the company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (“continuing directors”) cease for any reason to constitute a majority of the board of directors of the company;

(3)	(a) all or substantially all of the assets of the company and of our Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any person other than a wholly owned Restricted Subsidiary or one or more Permitted Holders or (b) the company consolidates or merges with or into another person other than a wholly-owned Restricted Subsidiary or one or more Permitted Holders or any person other than a wholly-owned Restricted Subsidiary or one or more Permitted Holders consolidates or merges with or into the company, in either case under this clause (3), in one transaction or a series of related transactions, provided that no change of control shall be deemed to have occurred if, immediately after the consummation thereof, persons owning Voting Stock representing in the aggregate 100% of the total voting power of the Voting Stock of the company immediately prior to such consummation own Voting Stock representing a majority of the total voting power of the Voting Stock of the company or the surviving or transferee person;

(4)	the company adopts a plan of liquidation or dissolution or any such plan is approved by the shareholders of the company.

Notwithstanding the foregoing, if a transaction or transactions described in clause (3) above occurs, a “change of control” will not be deemed to have occurred pursuant to such clause if (a) 90% or more of the consideration in the transaction or transactions received by holders of our common stock consists of shares of common stock traded or to be traded immediately following such transaction or transactions on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) and (b) such consideration becomes the “reference property” into which the notes are convertible as described under “—Conversion Rate Adjustments” above.

The term “person,” as used in this definition of change of control, has the meaning given to it in Section 13(d)(3) of the Exchange Act.

The definition of “change of control” includes a phrase relating to the sale or other transfer of “all or substantially all” of our assets and the assets of our Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale or other transfer of less than all of our assets and the assets of our Restricted Subsidiaries, taken as a whole, to another person or group may be uncertain.

“Permitted Holders” means Robert H. Schottenstein, his wife, children and siblings, any corporation, limited liability company or partnership in which he has voting control and is the direct and beneficial owner of a majority of the equity interests and any trust for the benefit of him, his wife or children.

A “termination of trading” will be deemed to occur when our common stock (or other common stock into which the notes are then convertible) is not listed for trading on a U.S. national securities exchange.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent required at that time.

The term “fundamental change” is limited to specified transactions and does not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or may not be entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption” in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

Our ability to repurchase notes for cash upon the occurrence of a fundamental change may be limited by restrictions on our ability to obtain funds for such repurchase through the terms of our then-existing borrowing arrangements or otherwise. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

Existing and future credit agreements or other agreements relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting repurchase of the notes under certain circumstances or could provide that a fundamental change (or a particular type of fundamental change) constitutes an event of default under such agreements. If any agreement governing our indebtedness prohibits or otherwise restricts us from repurchasing the notes at a time when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain such a consent or refinance the debt, we would not be permitted or may not have funds available to repurchase the notes without potentially causing a default under this debt. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might also constitute a default under the terms of other of our indebtedness.

The fundamental change purchase feature of the notes may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a term commonly contained in securities similar to the notes.

Consolidation, Merger or Sale of Assets

We may not consolidate with or merge into, or sell or lease our assets substantially as an entirety to, a person unless:

•

the resulting corporation or the person which acquires or leases our assets (if not us) is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such corporation (if not us) expressly assumes all our obligations under the notes and the indenture;

•

immediately after the transaction, no event of default or event which, after notice or lapse of time or both, would be an event of default, will have occurred and be continuing under the indenture; and

•	we have delivered to the trustee certain certificates and opinions of counsel as required by the indenture.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the surviving corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, ours, and we shall be discharged from our obligations, under the notes and the indenture.

Except as provided under “—Guarantees,” no subsidiary guarantor will be permitted to transfer all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such subsidiary guarantor is the surviving person), another person unless:

•

the person acquiring the property in any such transfer or the person formed by or surviving any such consolidation or merger (if other than the subsidiary guarantor) unconditionally assumes all the obligations of that subsidiary guarantor under the indenture (including its guarantee of the notes) pursuant to an agreement reasonably satisfactory to the trustee; and

•	immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the indenture;

provided, that, nothing contained in the indenture or in the notes shall prevent any consolidation or merger of a subsidiary guarantor with or into us or another subsidiary guarantor, or shall prevent any transfer of all or substantially all assets of a subsidiary guarantor to us or another subsidiary guarantor. Upon any such consolidation, merger or transfer between a subsidiary guarantor and us or another subsidiary guarantor, the guarantee given by the non-surviving or transferring subsidiary guarantor in the transaction shall no longer have any force or effect.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following will constitute “events of default” under the indenture, subject to any additional limitations and qualifications included in the indenture:

•	our failure to pay any interest (including additional amounts, if any) on the notes when due and such failure continues for a period of 30 days past the applicable due date;

•

our failure to deliver the additional shares on the relevant delivery date as described under “—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption” and such default continues for a period of 10 business days past the applicable delivery date;

•

our failure to pay any principal with respect to any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

•	our failure to provide notice of the occurrence of a fundamental change as described under “—Conversion Rights—Repurchase of Notes at Option of Holder Upon a Fundamental Change” when required;

•

a default in our obligation to deliver the conversion consideration due upon conversion of the notes in accordance with the indenture upon conversion of the notes and such default continues for a period of 10 business days past the applicable settlement date;

•	our failure to comply with our obligation to repurchase the notes at the option of a holder upon a fundamental change as required by the indenture;

•

our failure to perform any other covenant or warranty in the indenture, continued for 30 days after written notice of such failure from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received as provided in the indenture;

•

our failure or the failure of any Restricted Subsidiary to fulfill an obligation to pay Indebtedness for borrowed money (other than Indebtedness which is non-recourse to us or any Restricted Subsidiary), which failure shall have resulted in the acceleration of, or be a failure to pay at final maturity, Indebtedness aggregating more than $25.0 million;

•

final judgments or orders are rendered against us or any Restricted Subsidiary which require the payment by us or such Restricted Subsidiary of an amount (to the extent not covered by insurance) in excess of $25.0 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings; and

•

certain events of bankruptcy, insolvency or reorganization with respect to (i) us or (ii) any Significant Subsidiary or group of subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

Within 90 days after a trust officer (as defined in the indenture) has knowledge of the occurrence of a default or any event of default, the trustee must mail to all holders notice of all defaults or events of default known to the trust officer, unless such default or event of default is cured or waived before the giving of such notice. However, except in the case of a payment default on any of the notes, the trustee will be protected in withholding such notice if and so long as a trust committee of directors and/or officers of the trustee in good faith determines that the withholding of such notice is in the interest of the holders.

If an event of default (other than certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary) has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal amount of the notes then outstanding and interest, if any, accrued thereon (including additional amounts, if any) to be due and payable immediately. However, if we cure all defaults (except the nonpayment of the principal and interest due on any of the notes that have become due by acceleration) and certain other conditions in the indenture are met, with certain exceptions, such declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the notes then outstanding as described below. In the case of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary, the principal amount of the notes will automatically become and be immediately due and payable.

Notwithstanding the foregoing (but subject to the last sentence of this paragraph), the indenture will provide that, at our option (exercised by notice to the holders prior to the occurrence of the applicable event of default), the holders’ sole remedy for an event of default relating to the failure to comply with the reporting obligations described herein under the caption “—Reporting,” will for the 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% of the principal amount of the notes per annum for each day during the first 90 days following the occurrence of such event of default and 0.50% of the principal amount of the notes per annum for each day from the 91st day until the 180th day following the occurrence of such event of default. The additional interest will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the notes. The additional interest will accrue on all outstanding notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but excluding, the 180th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 180th day, such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. If the event of default relating to the reporting obligations is cured or waived prior to such 180th day, such additional interest will cease to accrue on the date of such cure or waiver. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. The foregoing provisions of this paragraph shall not be applicable in the event that the failure to comply with reporting obligations that gives rise to an event of default under the indenture also gives rise to a default under, and results in the acceleration of, other indebtedness for borrowed money of us or our subsidiaries (other than indebtedness that is non-recourse to us or any of our subsidiaries), in which case the event of default under the indenture shall be subject to the remedies that are otherwise applicable as provided above.

The holders of a majority in principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve personal liability to the trustee. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of outstanding notes may waive any past defaults under the indenture, except a default relating to the non-payment of principal or interest (including additional amounts, if any), a failure to convert any notes as provided in the indenture, a default arising from our failure to redeem or repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price and fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any (including additional amounts, if any), on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. No holder of the notes may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest, including additional amounts, if any, on the notes, unless:

•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding notes; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

To the extent any holder or holders request the trustee to take any action, the holder or holders are required to offer to the trustee indemnity or security reasonably satisfactory to it against any costs, liability or expense of the trustee. The indenture will require us (i) every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any default, and (ii) to deliver to the trustee prompt notice of any default.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

Payments of the redemption price, fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture with respect to the notes by delivering to the trustee for cancellation all outstanding notes.

Modifications of the Indenture

With the consent of the holders of not less than a majority in principal amount of the notes at the time outstanding, we and the trustee may modify the indenture or any supplemental indenture or the rights of the holders of the notes. However, without the consent of each holder of notes which is affected, we cannot, among other actions:

•	extend the stated maturity of any note;

•	reduce the rate or extend the time for the payment of interest (including additional amounts, if any) on any note;

•

reduce the principal amount of any note or the redemption price or the fundamental change repurchase price, or change the time at which or circumstances under which the notes may or shall be redeemed or repurchased;

•	impair the right of a holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for payment of any note;

•	change the currency in which the notes are payable; or

•

adversely affect the repurchase option of a holder or the conversion rights of any note, or reduce the number of common shares or any other property receivable upon conversion of any note except as otherwise permitted by the indenture.

In addition, without the consent of the holders of all of the notes then outstanding, we cannot reduce the percentage of notes the holders of which are required to consent to any such amendment.

Without the consent of any holder, we and the trustee may amend the indenture to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•	conform the provisions of the indenture to the “Description of Notes” section in this prospectus supplement and the accompanying prospectus, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and under the notes. These calculations include, but are not limited to, determinations of the last reported sales prices of our common stock, the amount of accrued interest (including additional amounts, if any) payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on the holders of notes. Upon request from the trustee, the conversion agent or any holder, we will provide a schedule of our calculations to such party, and each such party is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee, Paying Agent and Conversion Agent

We have appointed U.S. Bank National Association as the initial trustee under the indenture and as initial paying agent, conversion agent, note registrar and custodian for the notes. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee, and the trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

Notices

Except as otherwise provided in this “Description of Notes” or the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the notes register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

No Stockholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as stockholders of the company (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of the company or of any Restricted Subsidiary, as such, will have any liability for any obligations of the company or such Restricted Subsidiary under the notes, the guarantees, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish (in no event later than five days after we request repayment) in a newspaper of general circulation in the City of New York, or mail to each registered holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Governing Law

The notes, the guarantees and the indenture, and any claim, controversy or dispute arising under or related to the notes, the guarantees or the indenture, will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Reporting

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be provided to the trustee within 15 days after they are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed provided to the trustee as of the time such documents are filed via EDGAR.

Form, Denomination, Exchange, Registration and Transfer

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

If notes are issued in definitive form, holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee.

Book-entry, Delivery and Form

Unless otherwise indicated in the applicable prospectus supplement, the notes will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee or such other name as may be requested by DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Purchases and sales of ownership interests in the notes will be accomplished by entries on the books of direct and indirect participants in the DTC system.

Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under the indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.

A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form (i.e., “certificated notes”) if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture; or

•	there shall have occurred and be continuing a default or an event of default with respect to the notes represented by such global note.

In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

Under the indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under the indenture.

Payment and Paying Agent

We will maintain an office or agent in the United States where we will pay the principal on the notes, and a holder may present notes for conversion, registration of transfer or exchange for other denominations, which will initially be the Corporate Trust Office of the trustee.

Payments on the notes represented by the global note referred to below will be made to DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences and, in the case of a Non-U.S. Holder (as defined below), U.S. federal estate tax consequences, relating to the purchase, ownership and disposition of the notes and the common shares into which the notes are convertible, but does not purport to be a complete analysis of all potential tax effects. This summary applies only to holders who purchase the notes upon original issuance at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This discussion assumes that each holder holds the notes, and common shares received upon conversion of the notes, as a capital asset (generally, an asset held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to such holders in light of their personal circumstances (or any U.S. federal estate tax consequences for U.S. Holders (as defined below)). This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, partnerships and other pass-through entities, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquire notes in connection with employment or other performance of services, persons subject to the alternative minimum tax, U.S. Holders that have a functional currency other than the U.S. dollar, U.S. expatriates, controlled foreign corporations and passive foreign investment companies. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income and estate taxation (such as Medicare contribution taxation or gift taxation). Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, resulting in U.S. federal income and estate tax consequences different from those discussed below. The Company has not sought, and does not expect to seek, any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes or common shares that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of a note or common shares that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” means a beneficial owner that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes or common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER FEDERAL TAX LAWS, FOREIGN, STATE AND LOCAL TAX LAWS AND TAX TREATIES.

U.S. Holders

Taxation of Interest

Interest on the notes generally will be taxable to a U.S. Holder as ordinary income:

•	when it accrues, if the U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes; or

•	when it is received, if the U.S. Holder uses the cash method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Disposition of Notes (Other than a Conversion for Common Shares)

Upon the sale, exchange, redemption or retirement of a note (other than a conversion for common shares, or a combination of cash and common shares, which is described below), a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between:

•

the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued but unpaid interest, which generally will be taxable as ordinary income to the extent not previously included in gross income); and

•	the U.S. Holder’s tax basis in the note.

A U.S. Holder’s tax basis in a note generally will equal the price that the U.S. Holder paid for the note. Gain or loss that is recognized on the sale or other disposition of the note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale or other disposition, the note has been held for more than one year. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations.

Conversion of Notes

Upon conversion of a note, a U.S. Holder generally will not recognize any income, gain or loss, except with respect to any cash received in lieu of a fractional common share (which will be taxed as described in the following paragraph) and with respect to any common shares attributable to accrued but unpaid interest (which will be taxed as described in the following paragraph). A U.S. Holder’s tax basis in the common shares received (or deemed received) upon conversion (other than any common shares received attributable to any accrued but unpaid interest) generally will equal such holder’s tax basis in the note converted, and the U.S. Holder’s holding period for such common shares generally will include the period during which the U.S. Holder held the note.

Any common shares received by a U.S. Holder upon conversion of notes attributable to accrued but unpaid interest will be taxed as ordinary income to the extent not previously so taxed. A U.S. Holder’s tax basis in such common shares will equal the fair market value of such shares when received and the holding period in such shares will begin the day after the date of conversion. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share generally will be equal to the difference between the amount of cash a U.S. Holder received in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the common shares received in the conversion that is properly allocable to the fractional share. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common shares between the common shares received upon conversion and the fractional share, in accordance with their respective fair market values.

Constructive Distributions

The conversion rate is subject to adjustment under certain circumstances. It is possible that the IRS would seek to apply Section 305 of the Code to the notes. If Section 305 were applicable, a holder of the notes would, in certain circumstances, be deemed to have received a distribution with respect to our common shares if and to the extent that the conversion rate is adjusted, resulting in a constructive dividend to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). For example, if the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax even though you do not receive a corresponding cash distribution. Further, if a make-whole fundamental change or an optional redemption occurs on or prior to the maturity date of the notes, and we increase the conversion rate for the notes converted in connection with the make-whole fundamental change or the optional redemption, as applicable (as described above under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Redemption”), you may be deemed to have received a taxable dividend. An adjustment to the conversion rate of the notes or a failure to make (or adequately make) such an adjustment may give rise to constructive distributions to holders of the notes or to holders of our common shares. Thus, under certain circumstances, holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate of the notes made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the notes generally will not be deemed to result in a constructive distribution with respect to our common shares.

Generally, a U.S. Holder’s tax basis in a note will be increased to the extent that any such constructive distribution is treated as a dividend. It is unclear whether such deemed dividends would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividends-received deduction applicable to certain dividends paid to corporate holders.

Distributions on Common Shares

Distributions, if any, other than certain pro rata distributions of common shares, paid or deemed paid on our common shares generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to certain eligibility requirements and limitations (including holding periods) as well as the discussion above under “—Constructive Distributions,” (i) dividends received by a non-corporate U.S. Holder are taxed at the rates applicable to long-term capital gains and (ii) dividends received by a corporate U.S. Holder will qualify for the dividends-received deduction. Distributions on our common shares that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the holder’s tax basis in the common shares and, thereafter, as a capital gain from the sale or exchange of such shares.

Sale, Exchange or Other Disposition of Common Shares

Upon the sale, exchange or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the cash and the fair market value of any property received for the common shares and (ii) such U.S. Holder’s tax basis in the common shares. The holder’s tax basis and holding period in the common shares received upon conversion will be determined in the manner described above under “—Conversion of Notes.” Any capital gain or loss recognized by a holder of common shares will be long-term capital gain or loss if the holding period attributable to such common shares is more than one year at the time of such sale or exchange. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be furnished to U.S. Holders and filed with the IRS in connection with payments on the notes, dividends on our common shares (including constructive distributions on the notes treated as dividends) and the proceeds from the sale or other disposition of the notes or our common shares, unless the U.S. Holder is an exempt recipient such as a corporation. Backup withholding generally will apply to such payments unless the U.S. Holder provides the Company or the appropriate intermediary with a correct taxpayer identification number and complies with certain certification procedures, or the U.S. Holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. A U.S. Holder subject to backup withholding may be allowed a credit in the amount withheld against such U.S. Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is properly furnished to the IRS on a timely basis.

Non-U.S. Holders

Taxation of Interest

Payments of interest on the notes to a Non-U.S. Holder will qualify for the “portfolio interest exemption,” and thus will be exempt from U.S. federal withholding tax, if the holder certifies as to its nonresident status as described below, provided that:

•	interest paid on the notes is not effectively connected with such holder’s conduct of a trade or business in the United States;

•	such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of the Company;

•	such holder is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code; and

•	such holder is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business.

A Non-U.S. Holder may meet the certification requirement disclosed above by providing an IRS Form W-8BEN or appropriate substitute form to the Company, or the Company’s paying agent, certifying, under penalties of perjury, that it is not a U.S. person. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder generally will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent generally will then be required to provide appropriate certifications to the Company or the Company’s paying agent, either directly or through other intermediaries. Special certification rules apply to foreign estates and trusts and, in certain circumstances, certifications as to foreign status of trust owners or beneficiaries may have to be provided to the Company or the Company’s paying agent.

Payments of interest that do not qualify for the portfolio interest exemption as described above, and that are not effectively connected with the conduct of a trade or business in the U.S., will be subject to U.S. federal withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate such withholding tax. To claim the treaty benefit, a Non-U.S. Holder generally must provide a properly completed and executed IRS Form W-8BEN to establish its entitlement to the applicable exemption or reduction of the U.S. federal withholding tax under the treaty.

Payments of interest that are effectively connected with the conduct of a trade or business in the U.S. of a Non-U.S. Holder will not be subject to U.S. federal withholding tax provided that the Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI. Such effectively connected interest generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules.

Sale, Exchange or Other Disposition of Notes or Common Shares

A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized upon the sale, exchange, repurchase or other disposition of a note or common shares received upon the conversion of a note (including any gain realized on the deemed disposition of a fractional share in connection with such a conversion, as described below under “—Conversion of Notes”), unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

we are or have been a U.S. real property holding corporation (a “USRPHC”), as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either (i) our common shares cease to be traded on an established securities market and have not been traded on such a market during the calendar year in which the disposition occurs or (ii) the Non-U.S. Holder owns, actually or constructively, an amount of notes or common shares that exceeds the applicable 5% threshold described below under “—Foreign Investment in Real Property Tax Act.”

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe that we are, and will continue to be, a USRPHC. For a discussion of the U.S. federal income tax consequences resulting from our status as a USRPHC, see “—Foreign Investment in Real Property Tax Act” below.

Conversion of Notes

A Non-U.S. Holder’s conversion of a note will be treated in a manner similar to that described in “—U.S. Holders—Conversion of Notes” except that: (i) to the extent a holder receives cash or common shares attributable to accrued but unpaid interest, such receipt of cash or common shares will be treated as described above under “—Taxation of Interest”; and (ii) to the extent a holder receives cash in lieu of a fractional common share, which will be treated as if such fractional share had been received and then sold, such deemed sale will be treated as described above under “—Sale, Exchange or Other Disposition of Notes or Common Shares.”

Distributions on Common Shares

If cash or other property distributions are made on the common shares (including any constructive distributions resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “U.S. Holders—Constructive Distributions” above), such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s tax basis in the common shares, but not below zero. Any excess will be treated as capital gain realized on the sale or other disposition of the common shares and will be treated as described above under “—Sale, Exchange or Other Disposition of Notes or Common Shares.”

Dividends paid to a Non-U.S. Holder of common shares generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish to the Company or the paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided prior to the payment of dividends and must be updated periodically. Non-U.S. Holders that do not timely provide the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a Non-U.S. Holder holds common shares in connection with the conduct of a trade or business in the United States, and dividends paid on the common shares are effectively connected with such holder’s United States trade or business, the Non-U.S. Holder will be exempt from United States federal withholding tax. To claim the exemption, the Non-U.S. Holder must timely furnish to the Company or the paying agent a properly executed applicable IRS Form W-8 (or applicable successor form).

Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if the Company pays withholding taxes on behalf of a Non-U.S. Holder, we may, at our option, set off any such payment against payments of cash and common shares payable on the notes (or, in certain circumstances, against any payments on the common shares).

Any dividends paid on common shares that are effectively connected with a Non-U.S. Holder’s United States trade or business generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules.

Foreign Investment in Real Property Tax Act (“FIRPTA”)

Under U.S. federal income tax laws enacted as part of FIRPTA, a “United States real property interest” (“USRPI”) generally includes any interest (other than an interest solely as a creditor) in a U.S. corporation, unless it is established under specified procedures that the U.S. corporation was not a USRPHC at any time during the shorter of either (i) the 5-year period ending on the date of the relevant disposition or (ii) the period during which the applicable Non-U.S. Holder held an interest in the U.S. corporation. In general, a U.S. corporation is classified as a USRPHC if the fair market value of its interests in U.S. real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business. Based on the current and potential future composition of our assets, we believe that we are currently and will continue to be a USRPHC.

A Non-U.S. Holder that disposes of a USRPI (including any disposition that otherwise qualifies for nonrecognition treatment, such as conversion of the notes in a recapitalization) may be required to pay U.S. federal income tax with respect to such disposition (referred to as the “FIRPTA tax”). In addition, any person that acquires a USRPI from a Non-U.S. Holder may be required to deduct a U.S. federal withholding tax equal to 10% of the gross proceeds paid to the Non-U.S. Holder (referred to as “FIRPTA withholding”). A Non-U.S. Holder that is subject to the FIRPTA tax or FIRPTA withholding will be required to timely file a U.S. federal income tax return reporting any required amounts as income effectively connected with the conduct of a trade or business in the U.S. and pay any FIRPTA tax due upon the filing of such return (or, depending upon the circumstances, earlier through estimated payments).

Because we are a USRPHC, the notes and our common shares will be considered to be USRPIs unless an applicable exception applies. Assuming that our common shares will continue to be considered to be regularly traded on an established securities market, the notes held by a Non-U.S. Holder will not be considered USRPIs (and therefore neither the FIRPTA tax nor FIRPTA withholding will apply to a disposition of such notes by such Non-U.S. Holder) if either (1) as of the disposition date, the notes are not considered regularly traded on an established securities market and the fair market value of the notes owned, actually or constructively, by the Non-U.S. Holder on the date the notes were acquired did not exceed the fair market value of 5% of our outstanding common shares or (2) as of the disposition date, the notes are considered regularly traded on an established securities market and, at all times during the shorter of the five-year period preceding the disposition date or the Non-U.S. Holder’s holding period of such notes, the Non-U.S. Holder owns, actually or constructively, no more than 5% of the outstanding notes.

Assuming that our common shares will continue to be considered to be regularly traded on an established securities market, the common shares held by a Non-U.S. Holder will not be considered USRPIs (and therefore the FIRPTA tax will not apply to a disposition of such shares by such Non-U.S. Holder) if at all times during the shorter of the five-year period preceding the disposition date or the Non-U.S. Holder’s holding period of such shares, the Non-U.S. Holder owns, actually or constructively, no more than 5% of our outstanding common shares.

Assuming that our common shares will continue to be considered to be regularly traded on an established securities market, no FIRPTA withholding will apply on the disposition of our common shares by a Non-U.S. Holder.

Non-U.S. Holders are urged to consult their own tax advisors as to whether the sale, exchange, repurchase, redemption or conversion of the notes, or any sale, exchange, repurchase or redemption of the common shares, may be subject to U.S. federal income tax under FIRPTA. In addition, Non-U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of acquiring, owning and disposing of a note or common shares. If an applicable exemption is available (by reason of a Non-U.S. Holder qualifying as a non-significant Non-U.S. Holder or otherwise), any amounts withheld by us or other purchasers generally will be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability provided the required forms and information are timely furnished to the IRS.

Backup Withholding and Information Reporting

Interest paid or accrued on a note, distributions with respect to common shares, as well as the proceeds from a sale, exchange or other disposition of a note or common share generally will be subject to information reporting.

Backup withholding, currently at a 28% rate, generally will not apply, however, to a Non-U.S. Holder with respect to interest paid or accrued on a note or distributions with respect to our common shares if certain certification requirements are satisfied (and the payor does not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient).

Payments of the proceeds from a sale, exchange or other disposition of a note or common share by a Non-U.S. Holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker does not have documentary evidence that the beneficial owner is a Non-U.S. Holder, an exemption is not otherwise established, and the broker is:

•	a U.S. person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•

a foreign partnership if at any time during its tax year (i) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the income or capital interest in such partnership, or (ii) it is engaged in the conduct of a United States trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Although not entirely free from doubt, a non-U.S. Holder (as specifically defined for U.S. federal estate tax purposes) should not be subject to U.S. federal estate tax on notes beneficially owned by such non-U.S. Holder at the time of his or her death, provided that any payment to such holder on the notes would be eligible for the “portfolio interest exemption” described above under “—Taxation of Interest” without regard to the certification requirement. However, common shares held by such non-U.S. Holder at the time of his or her death will be included in his or her gross estate subject to U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Legislation Affecting Taxation of Notes or Common Shares Held By or Through Foreign Entities

Under recently enacted legislation (“FATCA legislation”), payments to certain foreign entities (whether as beneficial owner or intermediary) of interest on, and the gross proceeds from the sale or other disposition of, a debt obligation of a U.S. issuer, and dividends on, and the gross proceeds from the sale or other disposition of, common shares of a U.S. issuer, will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Treasury regulations generally exempt from withholding interest on, or the gross proceeds from the sale or other disposition of, a debt obligation that is outstanding on January 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury regulations) after such date. Treasury Regulations defer such withholding tax to interest or dividend income paid on or after January 1, 2014 and gross proceeds paid on or after January 1, 2017.

If any withholding under FATCA legislation is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld in excess of otherwise applicable withholding tax by filing a U.S. federal income tax return, which may entail significant administrative burden. A beneficial owner that is a foreign financial institution, but not a “participating foreign financial institution” (as defined under FATCA legislation) will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles such beneficial owner to an exemption from, or reduced rate of, tax on the payment that was subject to withholding under FATCA legislation. Investors are encouraged to consult their own tax advisors regarding the implications of this legislation on their investment in a note or common share.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE

PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NOTES AND COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Comerica Securities, Inc.
The Huntington Investment Company
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Total	$50,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes (other than those covered by the option described below) if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed         % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed         % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $7,500,000 aggregate principal amount of the notes at the public offering price less the discount. To the extent the option is exercised, each underwriter must purchase an aggregate principal amount of additional notes approximately proportionate to that underwriter’s initial purchase commitment. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

We, and our executive officers and directors, have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, offer, sell or contract to sell, or otherwise dispose of directly or indirectly, or announce the offering of, any of our common shares or any securities convertible into or exercisable for our common shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any such transaction is to be settled by delivery of our common shares or such other securities, in cash or otherwise. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or

(ii) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our common shares underlying the notes have been approved for listing on the New York Stock Exchange under the symbol “MHO.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes). These amounts are shown assuming both no exercise and full exercise of the underwriters’ option.

Paid by M/I Homes, Inc.
	No Exercise	Full Exercise
Per note	%	%

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be $500,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of notes in an amount up to the number of notes represented by the underwriters’ option.

•	“Naked” short sales are sales of notes in an amount in excess of the number of notes represented by the underwriters’ option.

•	Covering transactions involve purchases of notes either pursuant to the underwriters’ option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase notes in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase notes in the open market after the distribution has been completed or must exercise their option. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes by exercising their option.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with this offering, the underwriters (or their affiliates) may, for their own accounts, enter into asset swaps, credit derivatives or other derivative transactions relating to the notes and/or the shares issuable upon conversion of the notes at the same time as the offer and sale of the notes or in secondary market transactions. Such transactions may be entered into with the company’s affiliates. As a result of such transactions, the underwriters may hold long or short positions in such notes or derivatives or in the shares issuable upon conversion of the notes. These transactions may comprise a substantial portion of the offering and no disclosure will be made of any such positions. In addition, the underwriters (or their affiliates) may have purchased notes and been allocated the notes for asset management and/or proprietary purposes and not with a view to distribution

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, certain of the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of certain of the underwriters, including Wells Fargo Securities, LLC, are lenders, and in some cases agents or managers for the lenders, under our Credit Facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Each institutional purchaser in California who buys a note from an underwriter will be deemed to have represented that such purchaser is purchasing for its own account (or for an account for which it acts as trustee) for investment and not with a view to or for sale in connection with any distribution of the notes.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the notes offered by this prospectus supplement, will be passed upon by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Certain legal matters in connection with this offering will passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., in Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

In addition, our common shares are listed on the New York Stock Exchange, and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

Our internet website address is www.mihomes.com. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The contents of our website are not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference in this prospectus supplement of the information contained at that site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that we have filed with the SEC are incorporated into this prospectus supplement by reference and considered a part of this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 25, 2013;

•	our Current Report on Form 8-K filed with the SEC on February 26, 2013; and

•

the description of our common shares, $.01 par value per share, contained in our registration statement on Form S-3 (file no. 333-176088) filed with the SEC on August 5, 2011, or contained in any subsequent amendment or report filed for the purpose of updating such description.

We are also incorporating by reference in this prospectus supplement all other documents (other than current reports furnished under Item 2.02 or 7.01 of Form 8-K and exhibits filed with such reports that are related to such items) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination or completion of the offering of notes under this prospectus supplement.

Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents incorporated by reference in this prospectus supplement (including exhibits specifically incorporated by reference in those documents). Written or telephone requests should be directed to:

M/I Homes, Inc.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

Attention: J. Thomas Mason, Chief Legal Officer

(614) 418-8000

PROSPECTUS

$250,000,000

M/I Homes, Inc.

Debt Securities

Guarantees of Debt Securities

Common Shares

Preferred Shares

Depository Shares

Warrants

Rights

Stock Purchase Contracts

Stock Purchase Units

Units

We may offer from time to time debt securities, common shares, preferred shares, depositary shares, warrants to purchase debt securities, common shares, preferred shares, depositary shares or units of two or more of those securities, rights to purchase debt securities, common shares, preferred shares or depositary shares, stock purchase contracts, stock purchase units and units of one or more of those securities having an aggregate offering price not to exceed $250,000,000 (in United States dollars or, if any securities are issued in a foreign currency, currency unit or composite currency, the equivalent thereof in such other currency, currency unit or composite currency). The debt securities may be either senior debt securities or subordinated debt securities. This prospectus also covers guarantees, if any, of our payment obligations under the debt securities, which may be given from time to time by one or more of our subsidiaries, on terms to be determined at the time of the offering.

We may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of offering. This prospectus describes the general terms of the securities and the general manner in which the securities may be offered. Each time we offer securities, we will provide a prospectus supplement that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities. This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement. The prospectus supplement or supplements may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described under “Where You Can Find More Information” carefully before you invest in any securities.

Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “MHO.” Unless we state otherwise in the applicable prospectus supplement, we will not list any of the securities on any securities exchange.

We may sell the securities directly to purchasers or to or through underwriters, dealers or agents. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable fees, discounts or commissions.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer any combination of the securities described in this prospectus, in one or more separate offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $250,000,000.

This prospectus describes the general terms of the securities we may offer and the general manner in which we may offer the securities. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement, together with the information described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where it is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document, or that any information we have incorporated by reference herein or therein is accurate as of any date other than the date of the document incorporated by reference.

Unless the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us,” and “our” refer to M/I Homes, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, statements regarding our future business, financial condition, liquidity and results of operations. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. We use words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties will be described under the “Risk Factors” heading of any applicable prospectus supplement and under similar headings in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus, and include, among other factors:

•

the homebuilding industry is experiencing a prolonged and severe downturn that may continue for an indefinite period and adversely affect our business and results of operations compared to prior periods;

•

additional adverse changes in economic conditions in markets where we conduct our operations and where prospective purchasers of our homes live could further reduce the demand for homes and, as a result, could adversely affect our results of operations and continue to adversely affect our financial condition;

•

further tightening of residential consumer mortgage lending or mortgage financing requirements or further volatility in credit and consumer lending markets could adversely affect the availability of residential consumer mortgage loans for some potential purchasers of our homes and thereby reduce our sales;

•	our strategies in responding to the adverse conditions in the homebuilding industry have had limited success, and the continued implementation of these and other strategies may not be successful;

•	demand for new homes is sensitive to economic conditions over which we have no control, such as the availability of mortgage financing;

•	increasing interest rates could cause defaults for homebuyers who financed homes using non-traditional financing products, which could increase the number of homes available for resale;

•	our land investment exposes us to significant risks, including potential impairment write-downs, that could negatively impact our profits if the market value of our inventory declines;

•	if we are unable to successfully compete in the highly competitive homebuilding industry, our financial results and growth may suffer;

•

if economic conditions worsen or the current challenging economic conditions continue for an extended period of time, this could have continued negative consequences on our operations, financial position, and cash flows;

•	interest rate increases or changes in federal lending programs or regulations could lower demand for our homes;

•	inflation could adversely affect us, particularly in a period of declining home sale prices;

•	tax law changes could make home ownership more expensive or less attractive;

•	our limited geographic diversification could adversely affect us if the homebuilding industry in our markets declines;

•	we may not be successful in integrating acquisitions or implementing our growth strategies;

•	if we are unable to obtain suitable financing, our business may be negatively impacted;

•	the mortgage warehousing agreement of our financial services segment will expire in March 2012;

•	reduced numbers of home sales may force us to absorb additional carrying costs;

•	we could be adversely affected by a negative change in our credit rating;

•	errors in estimates and judgments that affect decisions about how we operate and on our reported amounts of assets, liabilities, revenues and expenses could have a material impact on us;

•	if our ability to resell mortgages to investors is impaired, we may be required to broker loans;

•	we compete on several levels with homebuilders that may have greater sales and financial resources than us, which could hurt our future earnings;

•	our net operating loss carryforwards could be substantially limited if we experience an “ownership change” as defined in Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	our results of operations, financial condition and cash flows could be adversely affected if pending or future legal claims against us are not resolved in our favor;

•

the terms of our indebtedness may restrict our ability to operate and, if our financial performance further declines, we may be unable to maintain compliance with the covenants in the documents governing our indebtedness;

•	our indebtedness could adversely affect our financial condition, and we and our subsidiaries may incur additional indebtedness, which could increase the risks created by our indebtedness;

•	in the ordinary course of business, we are required to obtain performance bonds, the unavailability of which could adversely affect our results of operations and/or cash flows;

•	changes in accounting principles, interpretations and practices may affect our reported revenues, earnings and results of operations;

•	we could be injured by failures of persons who act on our behalf to comply with applicable regulations and guidelines;

•	our income tax provision and other tax liabilities may be insufficient if taxing authorities are successful in asserting tax positions that are contrary to our position;

•	we experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results;

•	homebuilding is subject to warranty and liability claims in the ordinary course of business which may lead to additional reserves or expenses;

•	natural disasters and severe weather conditions could delay deliveries, increase costs and decrease demand for homes in affected areas;

•	supply shortages and other risks related to the demand for skilled labor and building materials could increase costs and delay deliveries;

•	we are subject to extensive government regulations which could restrict our homebuilding or financial services business; and

•	we are dependent on the services of certain key employees, and the loss of their services could hurt our business.

The factors identified above are illustrative but are not intended to represent a complete list of all the factors that could adversely affect our business, financial condition, liquidity or results of operations. You should evaluate all forward-looking statements with an understanding of their inherent uncertainty. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. However, you should consult further disclosures made on related subjects in our subsequent filings and reports with the SEC.

M/I HOMES, INC.

We are one of the nation’s leading builders of single-family homes. We commenced homebuilding activities in 1976 and, since that time, we have delivered over 79,000 homes. We construct and sell single-family homes, attached townhomes and condominiums to first-time, move-up, empty-nester and luxury buyers, with a particular focus on first-time and value-focused buyers, under the M/I Homes, Showcase Homes and TriStone Homes trade names.

We have homebuilding operations in the following geographic markets: Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C. As of June 30, 2011, we offered homes for sale in 115 communities within eleven markets located in nine states. We offer a variety of home styles at base prices ranging from approximately $85,000 to $1,300,000, with an average sales price, including options, of $234,000 for the six months ended June 30, 2011.

We support our homebuilding operations by providing mortgage financing services through our wholly-owned subsidiary, M/I Financial Corp., and title services through subsidiaries that are either wholly- or majority-owned by us.

M/I Homes, Inc. is an Ohio corporation incorporated through predecessor entities in 1973. Our principal executive offices are located at 3 Easton Oval, Suite 500, Columbus, Ohio 43219, and our telephone number is (614) 418-8000. Our website address is www.mihomes.com. Information on our website is not incorporated by reference in or otherwise a part of this prospectus or any applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you decide to invest in our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, as well as the risk factors set forth under the “Risk Factors” heading in any applicable prospectus supplement. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. In addition, see “Forward-Looking Statements” above for a description of certain risks and uncertainties associated with our business. The market or trading price of our securities could decline due to any of these risks and uncertainties, and you may lose all or a part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends, or the deficiency of earnings available to cover fixed charges and combined fixed charges and preferred stock dividends, as appropriate, for the periods indicated.

	Six Months Ended	Fiscal Year Ended December 31,
(Dollars in thousands)	June 30, 2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	—	—	—	—	—	1.7
Coverage deficiency	$25,660	$24,085	$90,820	$211,906	$149,705	—
Ratio of earnings to combined fixed charges and preferred stock dividends	—	—	—	—	—	1.7
Coverage deficiency	$25,660	$24,085	$90,820	$219,769	$161,500	—

The ratio of earnings to fixed charges is determined by dividing earnings by fixed charges. Earnings consist of (loss) income from continuing operations before income taxes, loss (income) of unconsolidated joint ventures, fixed charges and interest amortized to cost of sales, excluding capitalized interest. Fixed charges consist of interest incurred, amortization of debt costs and that portion of operating lease rental expense (33%) deemed to be representative of interest. The ratio of earnings to combined fixed charges and preferred stock dividends is determined by dividing earnings by combined fixed charges and preferred stock dividends. Preferred stock dividends represent dividends on our outstanding 9.75% Series A Preferred Shares multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered hereunder for general corporate purposes. General corporate purposes may include the acquisition and development of land, repayment of indebtedness, repurchase of shares, capital expenditures, mergers, acquisitions and other strategic investments.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms that may apply to the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the prospectus supplement for the securities. See “—Subordination” below. The debt securities may be guaranteed by certain of our direct and indirect wholly-owned subsidiaries. See “—Guarantees” below.

For more information about the debt securities that we may offer, please refer to:

•	the form of indenture between us and an as yet to be identified trustee, relating to the issuance of each series of our senior debt securities; and

•	the form of indenture between us and an as yet to be identified trustee, relating to the issuance of each series of our subordinated debt securities.

The forms of the indentures are filed as exhibits to the registration statement of which this prospectus is a part. The indentures listed above are sometimes collectively referred to as the “indentures” and individually referred to as an “indenture.” The trustee under each indenture is referred to as the “indenture trustee.” The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and may be supplemented or amended from time to time following their execution. We have not yet selected an indenture trustee for either of the indentures, and we have not yet executed either indenture. Prior to issuing any debt securities, we will select an indenture trustee for the applicable indenture or indentures, qualify such indenture trustee or trustees under the Trust Indenture Act and execute the applicable indenture or indentures.

The indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the applicable indenture. We will describe the specific terms of a series of debt securities and the extent, if any, to which the specific terms of the debt securities modify the terms of the applicable indenture in the prospectus supplement relating to the debt securities.

This summary is subject to, and qualified in its entirety by reference to, the indentures, which contain the full legal text of the matters described in this section. For your reference, we have included in this summary parenthetical references to certain sections of the indentures, which sections are incorporated herein by reference. This summary also is subject to, and qualified in its entirety by reference to, the description of the specific terms of the debt securities in the applicable prospectus supplement.

General

We will be able to issue an unlimited amount of debt securities under each indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. (See Section 301 of the indentures.)

Prior to the issuance of each series of debt securities, we will specify the terms of the particular securities in a supplemental indenture or in a resolution of our board of directors or in one or more officers’ certificates pursuant to a board resolution. We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including the following:

•	the title of, and the price at which we will sell, the debt securities;

•	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which principal will be payable or how to determine such dates;

•

the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” any record dates for the interest payable on the interest payment dates; and our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the place of payment on the debt securities;

•

any obligation or option we have to redeem, purchase or repay debt securities, or any option of the registered holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

•

the currency or currencies, including composite currencies or currency units, in which payment of the principal of, and premium, if any, or interest on, any of the debt securities will be payable if other than the currency of the United States of America;

•	the terms and conditions upon which the currency in which the debt securities are payable may change;

•	any index, formula or other method used to determine the amount of principal, premium, if any, or interest;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity date of the debt securities is accelerated;

•	any event of default applicable to the debt securities, in addition to those included in the applicable indenture;

•	any covenants included for the benefit of the holders of the debt securities in addition to (and not inconsistent with) those included in the applicable indenture;

•	provisions, if any, restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	provisions relating to modification of the terms of the debt securities or the rights of holders of the debt securities;

•	provisions, if any, restricting the incurrence of additional debt or the issuance of additional securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

•	whether the debt securities will be convertible into or exchangeable for our common shares or preferred shares and the terms of any such conversion or exchange;

•	the terms of the subordination of any series of subordinated debt securities;

•	restrictions, if any, on transfer, sale or other assignment of the debt securities;

•	provisions, if any, for a sinking fund purchase or other analogous fund;

•	information describing any book-entry features of the debt securities;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in Section 1273(a) of the Code;

•	whether the debt securities will be secured or unsecured, and the terms of any secured debt securities;

•	whether or not the debt securities will be guaranteed by any of our subsidiaries and, if so, the names of the initial guarantors;

•

the name of the indenture trustee, the nature of any material relationship between us or our affiliates and the indenture trustee, the percentage of debt securities of a series necessary to require the indenture trustee to take action, and what indemnification the indenture trustee may require before proceeding to take action;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities; and

•

any other terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any terms that may be required by us or advisable under applicable laws or regulations or in connection with the marketing of the debt securities. (See Section 301.)

If the debt securities are denominated in whole or in part in any currency other than United States dollars, if the principal of, and premium, if any, and interest on, the debt securities are to be payable in a currency or currencies other than that in which such debt securities are to be payable, or if any index is used to determine the amount of payments of principal of, and premium, if any, and interest on, any series of the debt securities, the applicable prospectus supplement will describe any special federal income tax, accounting and other considerations applicable to such debt securities. (See Section 301.)

Guarantees

Any series of debt securities issued under this prospectus may be guaranteed by certain of our direct and indirect wholly-owned subsidiaries. If we issue a series of guaranteed debt securities, the guarantees will be set forth in a supplemental indenture relating to such series, and the applicable prospectus supplement will describe the terms and conditions of the guarantees.

Unless otherwise stated in the applicable prospectus supplement, each guarantor of a series of guaranteed debt securities will fully and unconditionally guarantee, on a joint and several basis, the due and punctual payment of the principal of, and premium, if any, and interest on, the debt securities of such series and all other amounts due and payable under the applicable indenture, when and as such amounts become due and payable, all in accordance with the terms of such debt securities and the applicable indenture. (See Section 1401 of the senior debt indenture and Section 1501 of the subordinated debt indenture.)

Unless otherwise stated in the applicable prospectus supplement, the obligations of each guarantor under its guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantee not constituting a fraudulent conveyance or transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or transfer under applicable law. If that were to occur, the court could void the guarantor’s obligations under its guarantee, subordinate that guarantee to other debt and liabilities of the guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the guarantor. (See Section 1403 of the senior debt indenture and Section 1503 of the subordinated debt indenture.)

Unless otherwise stated in the applicable prospectus supplement:

•

each guarantee of a series of senior debt securities will be the unsecured senior obligation of the applicable guarantor, and will rank pari passu in right of payment with all unsecured debt of the guarantor that is not, by its terms, expressly subordinated in right of payment to the guarantee; and

•

each guarantee of a series of subordinated debt securities will be the unsecured subordinated obligation of the applicable guarantor, and will be subordinate and subject in right of payment to the prior payment in full of all senior indebtedness of the guarantor to the same extent and manner that payments with respect to the subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer of such debt securities. See “—Subordination” below. (See Section 1401 of the senior debt indenture and Section 1501 of the subordinated debt indenture).

Any guarantor may be released as a guarantor, and its guarantee terminated:

•	upon a sale or disposition of all or substantially all of its assets (whether by merger or otherwise), in accordance with the applicable indenture, to any person other than us;

•	if it merges with and into us, with us surviving the merger; or

•

if we exercise our legal defeasance option or covenant defeasance option with respect to such series of debt securities, or if the obligations under the applicable indenture are satisfied and discharged in accordance with the terms of the indenture. (See Section 1404 of the senior debt indenture and Section 1504 of the subordinated debt indenture.)

Payment of Debt Securities—Interest

Unless otherwise stated in the applicable prospectus supplement, we will pay interest on the debt securities on each interest payment date to the person in whose name the debt securities are registered as of the close of business on the regular record date relating to the interest payment date. (See Section 307.)

However, if we default in paying interest on the debt securities, we will pay defaulted interest in either of the two following ways:

•

First, we will propose to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holders of the debt securities as of the close of business on the special record date.

•

Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the indenture trustee believes our proposal is practicable, payment will be made as proposed. (See Section 307.)

Payment of Debt Securities—Principal

Unless otherwise stated in the applicable prospectus supplement, we will pay the principal of and premium, if any, on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our paying agent. Any other paying agent initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement.

Form; Transfers; Exchanges

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise specified in a prospectus supplement, in denominations that are integral multiples of $1,000. (See Section 302.)

Subject to the terms of the indentures and the limitations described in the applicable prospectus supplement, you may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is referred to as an “exchange.”

Subject to the terms of the indentures and the limitations described in the applicable prospectus supplement, you may exchange or transfer debt securities at the office of the indenture trustee. The indenture trustee acts as our agent for registering the debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is referred to as the “security registrar.” The security registrar will also perform transfers and exchanges. (See Section 305.)

In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Section 1002.)

Unless otherwise stated in the applicable prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (i) debt securities during a period of 15 days prior to giving any notice of redemption or (ii) any debt securities selected for redemption in whole or in part, except for the unredeemed portion of any debt securities being redeemed in part. All debt securities issued upon any transfer or exchange of debt securities will be valid obligations of us, evidencing the same debt, and entitled to the same benefits under the applicable indenture, as the debt securities surrendered upon such transfer or exchange. (See Section 305.)

Redemption

We will set forth the terms, if any, for redemption of the debt securities in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt securities for redemption. If only a portion of your debt securities is redeemed, the indenture trustee will deliver to you, without charge, new debt securities of the same series for the remaining portion. (See Sections 1106 and 1107.)

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the redemption date, we will not be required to redeem the debt securities. (See Section 1105.)

Events of Default

Unless otherwise stated in the applicable prospectus supplement, an “event of default” occurs with respect to the debt securities of any series if:

•	we do not pay any interest on any debt securities of the applicable series within 30 days of the due date and the time for payment has not been extended or deferred;

•	we do not pay the principal of or premium, if any, on any debt securities of the applicable series on the due date and the time for payment has not been extended or deferred;

•	we do not deposit any sinking fund payment when due by the terms of the applicable debt securities;

•

we remain in breach of a covenant or warranty (excluding covenants and warranties not applicable to the affected series) of the applicable indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach (which notice must be sent by either the indenture trustee or the registered holders of at least 10% of the aggregate principal amount of debt securities of the affected series);

•	we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur;

•	we fail to convert or exchange any debt securities which are convertible into or exchangeable for our common shares or preferred shares when required by the terms of such securities; or

•	any other event of default specified in the applicable indenture or prospectus supplement occurs. (See Section 501.)

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indentures.

Remedies

Acceleration. If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If an event of default relating to our bankruptcy, insolvency, receivership or reorganization occurs with respect to any series of debt securities, the principal amount of all of the debt securities of that series will become automatically due and payable without any declaration or other action on the part of the indenture trustee or any registered holder. (See Section 502.)

Rescission of Acceleration. After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration of acceleration and its consequences if we pay or deposit with the indenture trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal and premium, if any, which have become due other than by the declaration of acceleration and overdue interest on these amounts;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the indenture trustee under the indenture,

and all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the applicable indenture. (See Section 502.)

For more information regarding the waiver of events of defaults, see “—Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations. Subject to the applicable indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee; or

•	exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the affected series. (See Section 512.)

If an event of default is continuing with respect to all the series of the debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series.

The rights of registered holders to make such direction are subject to the following limitations:

•	such direction may not conflict with any law or the applicable indenture; and

•	such direction may not involve the indenture trustee in personal liability where the indenture trustee believes indemnity is not adequate.

The indenture trustee may also take any other action it deems proper which is consistent with the direction of the registered holders. (See Sections 512 and 603.)

Each indenture provides that no registered holder of the debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture, unless:

•	that registered holder has previously given the indenture trustee written notice of a continuing event of default;

•

the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series have made written requests to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to the indenture trustee against costs and liabilities incurred in complying with the request; and

•

for 60 days after receipt of the notice, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of that series. (See Section 507.)

No registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. However, each registered holder has an absolute and unconditional right to receive payment on the debt securities when due and to bring a suit to enforce that right. (See Sections 507 and 508.)

Notice of Default

The indenture trustee is required, under each indenture, to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived, except that in the case of an event of default due to our failure to deposit any sinking fund payment when due, no notice shall be given to the registered holders until at least 60 days after the occurrence of the default. The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders. (See Section 602.)

We will furnish the indenture trustee with an annual statement as to our compliance with the conditions and covenants in the indentures. (See Section 1004.)

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series, voting as one class, may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the applicable indenture, except a default in the payment of principal, premium, if any, or interest, or a default with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of each registered holder of the outstanding debt securities. Any such waiver will cure the default or event of default. (See Section 513.)

Compliance with certain of the covenants in the indentures may be waived by the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series, considered as one class. (See Section 1008.)

Covenants

Unless otherwise stated in the applicable prospectus supplement, the covenants described below apply to any and all series of debt securities. We will describe any additional covenants for a particular series of debt securities in the applicable prospectus supplement.

Payment of Principal, Premium and Interest. We, for the benefit of each series of debt securities, will warrant to duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest on, the debt securities of that series in accordance with the terms of such securities and the applicable indenture. (See Section 1001.)

Maintenance of Office or Agency. We will maintain for each series of debt securities an office or agency where securities of that series may be presented or surrendered for payment or for registration of transfer, exchange or conversion and where notices and demands on us may be served. We will give prompt written notice to the indenture trustee of the location, and any change in the location, of such office or agency. (See Section 1002.)

Money for Securities Payments to be Held in Trust. If at any time we act as our own paying agent with respect to any series of debt securities, we will, on or before each due date of the principal of, and premium, if any, and interest on, any of the debt securities of that series, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal and premium, if any, and interest becoming due until such sums are paid to such persons or otherwise disposed of as provided in the applicable indenture, and we will promptly notify the indenture trustee of our action or failure to so act. Whenever we have one or more paying agents for any series of debt securities, we will, prior to each due date of the principal of, and premium, if any, and interest on, any debt securities of that series, deposit with a paying agent a sum sufficient to pay such amount, such sum to be held as provided by the Trust Indenture Act, and (unless such paying agent is the indenture trustee) we will promptly notify the indenture trustee of our action or failure to so act. (See Section 1003.)

Statement by Officers as to Default. We will deliver to the indenture trustee, within 120 calendar days after the end of each fiscal year ending after the first date any series of debt securities issued under the indenture is outstanding, an officers’ certificate stating whether or not, to the knowledge of such person after due inquiry, we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture (without regard to any grace period or requirement to provide notice) and, if we are in default, specifying all such defaults and the nature and status of such defaults as to which such person has knowledge. (See Section 1004.)

Existence. Subject to Article 8 of the indenture (“Consolidation, Merger, Conveyance, Transfer or Lease”), we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises; provided, however, that we will not be required to preserve any such right or franchise if our board of directors determines that the preservation of such right or franchise is no longer desirable in the conduct of our business and that the loss of such right or franchise will not result in a material adverse effect to the holders of the debt securities. (See Section 1005.)

Maintenance of Properties. We will cause all properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment so that we may properly and advantageously conduct our business at all times; provided, however, that we will not be prevented from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders of the debt securities. (See Section 1006.)

Payment of Taxes and Other Claims. We will pay or discharge or cause to be paid or discharged, before the same becomes delinquent, all taxes, assessments and governmental charges imposed on us upon our income, profits or property and all lawful claims for labor, materials and supplies which, if unpaid, could by law become a lien upon our property, except to the extent that we are contesting any such tax, assessment, charge or claim in good faith. (See Section 1007.)

Consolidation, Merger, Conveyance, Transfer or Lease. We will not consolidate with or merge into any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any entity, unless:

•

the entity formed by the consolidation or into which we are merged, or the entity which acquires or leases all or substantially all of our property and assets, is an entity organized and existing under the laws of the United States or any state of the United States or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of ,and premium, if any, and interest on, all the outstanding debt securities and the performance of all of our covenants under the applicable indenture;

•

immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

•	all other conditions specified in the applicable indenture are met. (See Section 801.)

Modification of Indentures

Without Registered Holder Consent. We and the applicable indenture trustee may, without the consent of any registered holders of the debt securities, enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to us;

•	to add one or more covenants or other provisions for the benefit of the registered holders of all or any series of debt securities, or to surrender any right or power conferred upon us;

•	to add any additional events of default for all or any series of debt securities;

•	to provide for the issuance of bearer securities or to provide for the issuance of uncertificated debt securities and to make all appropriate changes for such purpose;

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders;

•	to secure the debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee;

•	to provide holders with rights to convert their debt securities into our common shares or preferred shares;

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect; or

•	to add any subsidiary as a guarantor or to remove a guarantor in accordance with the terms of the applicable indenture (See Section 901.)

With Registered Holder Consent. We and the applicable indenture trustee may, with some exceptions, amend or modify the applicable indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification, voting as one class. However, no amendment or modification may, without the consent of each registered holder of outstanding debt securities affected by such amendment or modification:

•

change the stated maturity of the principal of, or premium, if any, and interest on, any debt securities (other than pursuant to the terms of the debt securities), or reduce the principal amount, premium, if any, or interest payable or change the currency in which any debt securities are payable, or impair the right of the registered holder to bring suit to enforce any payment;

•

reduce the percentage of registered holders whose consent is required for any supplemental indenture or any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture;

•	modify certain provisions of the indenture relating to supplemental indentures and waivers of certain covenants and past defaults; or

•

make any change that adversely affects the right to convert any convertible debt securities or decrease the conversion rate or increase the conversion price of any convertible debt securities. (See Section 902.)

A supplemental indenture which changes or eliminates any provision of the applicable indenture expressly included solely for the benefit of registered holders of debt securities of one or more series will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series. (See Section 902.)

Miscellaneous

The indentures provide that certain of the debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the applicable indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indentures, in the manner and subject to the limitations provided in the indentures. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Defeasance and Covenant Defeasance

The indentures provide, unless the terms of the particular series of debt securities state otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

•	discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance;” or

•	released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.” (See Sections 1302 and 1303).

One condition that we must satisfy in connection with any defeasance is the irrevocable deposit with the indenture trustee, in trust, of money or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient funds to pay the principal of, and premium, if any, and interest on, those debt securities on the maturity dates of the payments or upon redemption. In addition, we must deliver to the indenture trustee an opinion of counsel confirming that there will be no federal income tax consequences to the holders of the debt securities as a result of the defeasance and an officers’ certificate confirming, if applicable, that the securities will not be delisted. (See Section 1304.)

The indentures permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities that were defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the cash and government obligations in the defeasance trust could be less than the principal, premium, if any, and interest then due on the series of debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Resignation and Removal of an Indenture Trustee; Deemed Resignation

An indenture trustee, once selected and duly qualified, may resign at any time by giving written notice to us. An indenture trustee may also be removed by act of the registered holders of a majority in aggregate principal amount of the then outstanding debt securities of any series. No resignation or removal of an indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the applicable indenture. Under some circumstances, we may appoint a successor indenture trustee and, if the successor indenture trustee accepts such appointment, the indenture trustee will be deemed to have resigned. (See Section 610.)

Subordination

Unless otherwise stated in the applicable prospectus supplement, any series of subordinated debt securities issued under this prospectus will be subordinate and junior in right of payment to the prior payment in full of all of our existing and future senior indebtedness. However, our obligation to pay the principal of, and premium, if any, and interest on, the subordinated debt securities will not otherwise be affected. (See Section 1401 of the subordinated debt indenture.)

If our assets are distributed upon our dissolution, winding-up, liquidation or reorganization, we must pay all of our senior indebtedness in full before we make any payment on account of the principal of, or premium, if any, and interest on, any subordinated debt securities. If, in connection with our dissolution, winding-up, liquidation or reorganization, any payment or distribution is received by the subordinated debt indenture trustee or by the holders of the subordinated debt securities before we have paid all of our senior indebtedness in full, such payment or distribution must be paid over or delivered to the holders of any unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. (See Section 1402 of the subordinated debt indenture).

If any of the subordinated debt securities are declared due and payable before their stated maturity, the holders of our senior indebtedness will be entitled to receive payment in full of their senior indebtedness before the holders of the subordinated debt securities will be entitled to receive any payment on account of the principal of, or premium, if any, and interest on, the subordinated debt securities. (See Section 1403 of the subordinated debt indenture.)

In the event of a default by us in the payment of amounts due on any of our senior indebtedness, we may not make any payment on account of the principal of, or premium, if any, or interest on, the subordinated debt securities until such default has been cured or waived. (See Section 1404 of the subordinated debt indenture.)

Due to the subordination feature of the subordinated debt securities, if our assets are distributed upon our dissolution, winding-up, liquidation or reorganization, some or all of the holders of our senior indebtedness may recover more, ratably, than holders of the subordinated debt securities. If we issue a series of subordinated debt securities under this prospectus, the applicable prospectus supplement will set forth the aggregate amount of senior indebtedness outstanding as of a recent date and will describe any limitation on the issuance of additional senior indebtedness or state that there is no such limitation.

Book-Entry, Delivery and Form

The debt securities issued hereunder may be issued in book-entry form and may be represented by one or more notes in registered global form that are deposited with or on behalf of a depositary. The specific terms of the depositary arrangement will be described in the applicable prospectus supplement. We anticipate that the following provisions generally will apply to such depositary arrangement.

Unless otherwise stated in the applicable prospectus supplement, the global notes will be deposited with the indenture trustee as custodian for The Depository Trust Company (“DTC”) and will be registered in the name of a nominee of DTC. DTC will maintain the global notes through its book-entry facilities. Purchases and sales of ownership interests in the debt securities will be accomplished by entries on the books of direct and indirect participants in DTC’s system.

Under the terms of the indentures, we and the indenture trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Therefore, so long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee will be considered the sole holder of outstanding notes under the indentures.

A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days, or if we, at our option, notify the indenture trustee in writing that we elect to cause the issuance of notes in definitive form under the applicable indenture. In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

Except as otherwise stated in the applicable prospectus supplement, for so long as DTC or its nominee is the registered owner of a global note, owners of beneficial interests in the global note: (i) will not be entitled to have any of the individual debt securities of the series represented by the global note registered in their names; (ii) will not receive or be entitled to receive physical delivery of any of those debt securities in definitive form; and (iii) will not be considered the owners or holders of those debt securities under the applicable indenture.

Payment of the principal of, and premium, if any, and interest on, debt securities represented by a global note will be made to DTC or its nominee as the registered owner of the global note representing those debt securities. We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest in respect of the global note representing those debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note for those debt securities as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practices, as is currently the case with securities held for the accounts of customers in “street name.” These payments will be the responsibility of the participants. Neither we nor the indenture trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of the global note for the debt securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material features of our capital stock. This summary is subject to, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated Regulations (the “Regulations”), each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock consists of 38,000,000 common shares, par value $.01 per share, and 2,000,000 preferred shares, par value $.01 per share, of which 6,000 have been designated as 9.75% Series A Preferred Shares, par value $.01 per share (the “Series A Preferred Shares”). As of July 29, 2011, there were 18,712,283 common shares issued and outstanding, 3,389,440 common shares held by us in treasury and 4,000 preferred shares issued and outstanding (all of which were Series A Preferred Shares).

Common Shares

Holders of our common shares are entitled to:

•	one vote for each share held;

•	receive dividends when, as and if declared by our board of directors from funds legally available therefor, subject to the rights of holders of preferred shares, if any; and

•

share ratably in our net assets legally available to our shareholders in the event of our liquidation, dissolution or winding up, after provision for the distribution of preferential amounts to the holders of preferred shares, if any.

Holders of our common shares have no preemptive, subscription, redemption, conversion, exchange or cumulative voting rights. The rights, preferences and privileges of the holders of our common shares are subject to, and may be adversely affected by, the rights, preferences and privileges of holders of our preferred shares, including any preferred shares that we may designate and issue in the future.

Our common shares are listed on NYSE under the trading symbol “MHO.” Our outstanding common shares are, and any common shares that we issue under this prospectus and any applicable prospectus supplement will be, when issued, fully paid and nonassessable.

Preferred Shares

Our Articles authorize our board of directors to issue, without any further vote or action by our shareholders, subject to certain limitations prescribed by law and the rules and regulations of NYSE, up to an aggregate of 2,000,000 preferred shares in one or more series. Our board of directors is also authorized to determine and fix the powers, designations, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations and restrictions thereof, including the designation and authorized number of each series, dividend rights, voting rights, conversion and exchange rights, redemption rights, liquidation rights, sinking fund requirements, preemptive rights and restrictions on the issuance of shares. Absent a determination by our board of directors to establish different voting rights, holders of preferred shares will be entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class, except that the Ohio General Corporation Law entitles the holders of preferred shares to exercise a class vote on certain matters.

Our board of directors will fix the powers, designations, preferences and relative, participating, optional and other special rights of each series of preferred shares that we sell under this prospectus and any applicable prospectus supplement, and the qualifications, limitations and restrictions of such series, in a certificate of amendment to our Articles relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or incorporate by reference therein from another report that we file with the SEC, the form of any certificate of amendment to our Articles that describes the terms of the series of preferred shares that we are offering before the issuance of the related series of preferred shares. We will also describe in the applicable prospectus supplement the terms of the series of preferred shares being offered.

Our board of directors may authorize the issuance of preferred shares with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred shares could have the effect of decreasing the market price of our common shares, decreasing the amount of earnings and assets available for distribution to holders of our common shares and creating restrictions upon the payment of dividends and other distributions to holders of our common shares. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of us without further action by our shareholders. When we issue preferred shares under this prospectus and the applicable prospectus supplement, such preferred shares will be fully paid and nonassessable.

Series A Preferred Shares

Pursuant to our Articles, 6,000 of our preferred shares have been designated as Series A Preferred Shares. On March 15, 2007, we issued 4,000 Series A Preferred Shares, represented by 4,000,000 depositary shares. See “—Depositary Shares” below. The registration statement of which this prospectus is a part does not register any of our authorized but unissued Series A Preferred Shares.

Dividends

Holders of Series A Preferred Shares receive when, as, and if declared by our board of directors, out of funds legally available for payment of dividends under Ohio law, cash dividends. Dividends are payable quarterly in arrears on the 15th day of March, June, September and December of each year at an annual rate of 9.75% of the $25,000 liquidation preference of each preferred share. Following a “change of control event,” as defined in our Articles, dividends on the Series A Preferred Shares, when, as and if declared by us, will increase to an annual rate of 10.75% of the $25,000 liquidation preference per share. Dividends on the Series A Preferred Shares are not cumulative and, accordingly, if for any reason we do not declare a dividend on the Series A Preferred Shares for a quarterly dividend period, holders of the Series A Preferred Shares have no right to receive a dividend for that period, and we have no obligation to pay a dividend for that period, whether or not we pay dividends in full or have sufficient funds to pay dividends in the future. The Series A Preferred Shares rank senior to our common shares with respect to the payment of dividends. As a result, unless dividends have been declared and paid or set apart on the Series A Preferred Shares for the then-current quarterly dividend period, no dividends may be declared or paid or set apart for payment on our common shares for that period, other than dividends or distributions paid in our common shares, or options, warrants or rights to subscribe for or purchase our common shares or any of our other equity ranking junior to the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon our dissolution, liquidation or winding up. We may, in our discretion, choose to pay dividends on the Series A Preferred Shares without paying any dividends on our common shares or other junior equity.

Voting Rights

The Series A Preferred Shares have no voting rights, except as provided for in our Articles or as otherwise required by the Ohio General Corporation Law. So long as any Series A Preferred Shares remain outstanding, we will not, without the affirmative vote of the holders of at least a majority of the Series A Preferred Shares:

•

authorize, create or issue any shares of capital stock ranking, as to dividends or upon liquidation, dissolution or winding up, senior to the Series A Preferred Shares, or reclassify any authorized shares of capital stock into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock;

•

amend the terms of the Series A Preferred Shares in our Articles, whether by merger, consolidation or otherwise, so as to change the express terms, or add express terms, in a manner substantially prejudicial to holders of the Series A Preferred Shares; or

•	adopt any other amendment to our Articles that requires a vote of the holders of the shares of a particular class pursuant to Section 1701.71(B) of the Ohio Revised Code.

Any increase in the amount of our authorized common shares or preferred shares, any increase or decrease in the number of shares of any other series of preferred shares, or any authorization, creation and issuance of other classes or series of common shares or other shares, in each case ranking equally with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to be substantially prejudicial to the holders of the Series A Preferred Shares under the above provisions.

Liquidation Preference

The Series A Preferred Shares rank senior to our common shares with respect to distribution of our assets upon our liquidation, dissolution or winding up. Upon our liquidation, dissolution or winding up, the holders of the Series A Preferred Shares will be entitled to receive out of our assets available for distribution to shareholders, $25,000 per share, plus any accrued and unpaid dividends for the then-current quarterly dividend period, before any payment or distribution out of our assets may be made to or set apart for the holders of our common shares or other junior equity. If, upon our liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of the Series A Preferred Shares or any stock ranking equally with the Series A Preferred Shares is insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, will be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Neither a consolidation nor merger of us, nor a sale, lease, exchange or transfer of all or substantially all of our assets, will be deemed to be a liquidation, dissolution or winding up under the above provisions.

Redemption

We may not redeem the Series A Preferred Shares prior to March 15, 2012, except in certain limited circumstances following a change of control event. Following a change of control event, we will have the option to redeem the Series A Preferred Shares, in whole but not in part, within 90 days after the first date on which the change of control event has occurred, for cash at $25,000 per share, plus any accrued and unpaid dividends to the redemption date for the then-current quarterly dividend period. On or after March 15, 2012, we may, at our option, redeem the Series A Preferred Shares, in whole or, from time to time, in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price per share equal to the liquidation preference, plus any accrued and unpaid dividends to the redemption date for the then-current quarterly dividend period; provided, however, that any redemption that would reduce the aggregate liquidation preference of the Series A Preferred Shares outstanding to less than $25 million in the aggregate would be restricted to a redemption in whole only. If we choose to redeem less than all the Series A Preferred Shares, we will either determine the Series A Preferred Shares to be redeemed by lot or pro rata in such manner as our board of directors deems equitable. There is no sinking fund for the redemption or purchase of the Series A Preferred Shares. Holders of the Series A Preferred Shares have no right to require the redemption of the Series A Preferred Shares.

Maturity; Conversion; Preemptive Rights

The Series A Preferred Shares do not have a maturity date, and we are not required to redeem, or set aside funds to redeem, the Series A Preferred Shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless we decide to redeem them. The Series A Preferred Shares are not convertible into, or exchangeable for, shares of any other securities or property. The Series A Preferred Shares have no preemptive rights.

Depositary Shares

Our outstanding Series A Preferred Shares are represented by depositary shares, with each depositary share representing 1/1,000th of a Series A Preferred Share. The depositary shares are evidenced by depositary receipts, and the underlying Series A Preferred Shares have been deposited pursuant to a deposit agreement among us, Computershare Trust Company, N.A., as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares are entitled to all the rights and preferences of the Series A Preferred Shares in proportion to the applicable fraction of a preferred share represented by such depositary share.

The depositary will distribute all cash dividends and other cash distributions paid with respect to the Series A Preferred Shares to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder.

Because each depositary share represents ownership of 1/1,000th of a Series A Preferred Share, and each Series A Preferred Share is entitled to a vote per share based on its liquidation preference under the limited circumstances described above, holders of depositary receipts will be entitled to 1/1,000th of such vote per depositary share under such limited circumstances.

If we redeem the Series A Preferred Shares, in whole or in part, the corresponding depositary shares will also be redeemed. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per Series A Preferred Share. If less than all the depositary shares are redeemed, we will select either by lot or pro rata those depositary shares to be redeemed.

Underlying Series A Preferred Shares may be withdrawn, in whole but not in part, from the depositary arrangement upon surrender of depositary receipts at the principal office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement. Except as described in the deposit agreement, holders of withdrawn Series A Preferred Shares will not be entitled to redeposit such shares or to receive depositary shares.

The outstanding depositary shares are listed on NYSE under the symbol “MHOPrA.” There is no separate public trading market for the Series A Preferred Shares except as represented by the depositary shares. The depositary shares are maintained in book-entry form registered in the name of the nominee of DTC.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares and Series A Preferred Shares is Computershare Trust Company, N.A. The transfer agent for any series of preferred shares that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Anti-Takeover Effects of Articles, Regulations and the Ohio General Corporation Law

Certain provisions in our Articles and Regulations and the Ohio General Corporation Law could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could also adversely affect the market price of our securities.

Classified Board of Directors. Our board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of our directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board of directors. In addition, our Regulations provide that the number of directors in each class and the total number of directors may only be changed by the affirmative vote of a majority of the directors or the holders of record of at least 75% of our voting power. Under the Ohio General Corporation Law, shareholders may not remove any directors on a classified board of directors, except for cause.

Limited Shareholder Action by Written Consent. Section 1701.54 of the Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that, pursuant to Section 1701.11, a corporation’s code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the corporation’s articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. Our Regulations provide that they may be amended or repealed without a meeting by the written consent of a majority of our voting power; provided, however, that the affirmative vote of two-thirds of our voting power is required (whether at a meeting or without a meeting by an action by written consent) to amend or repeal certain provisions of our Regulations, as discussed below under “—Supermajority Voting Provisions.” This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in its best interest.

Supermajority Voting Provisions. The affirmative vote of two-thirds of our voting power is required to amend or repeal our Regulations, or to adopt a new code of regulations, with respect to any of the following:

•	the requirements for calling special meetings of shareholders;

•	the requirements for giving notice of annual or special meetings of shareholders;

•	the provisions regarding our number of directors and our staggered board of directors;

•	the provisions for filling vacancies or newly created directorships on our board of directors;

•	the procedures for nominating directors;

•	the provisions regarding conflicts of interest;

•	the requirement that directors can only be removed for cause;

•	the indemnification provisions;

•	our non-statutory Control Share Acquisition Act provisions; and

•	amendments to these supermajority provisions.

In addition, the affirmative vote of 75% of our voting power is required to amend or repeal the provisions in our Regulations regarding changes in the number of directors. On all other proposed amendments to our Regulations, the required vote is a majority of our voting power.

Under the Ohio General Corporation Law, in the case of most mergers, sales of all or substantially all the assets of a corporation and most amendments to a corporation’s articles of incorporation, the affirmative vote of two-thirds of the voting power of the corporation is required unless the corporation’s articles of incorporation provide for a lower amount not less than a majority. Our Articles do not change the default voting requirement provided by the Ohio General Corporation Law.

Shareholder Nominations. Our Regulations provide that shareholders seeking to nominate candidates for election as directors at an annual or special meeting of shareholders must provide timely notice to us in writing. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the previous year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, or in the case of a special meeting, within seven days after we mail the notice of the meeting or otherwise give notice of the meeting). Our Regulations also prescribe the proper written form for a shareholder’s notice. These provisions may preclude some shareholders from making nominations for directors at an annual or special meeting of shareholders.

Control Share Acquisition Act. Section 1701.831 of the Ohio General Corporation Law, known as the Control Share Acquisition Act, provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more (but less than one-third) of such voting power;

•	one-third or more (but less than a majority) of such voting power; and

•	a majority or more of such voting power.

The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have opted out of the application of the Control Share Acquisition Act. However, we have adopted a substantially similar provision in our Regulations with one significant exception. Under our Regulations, no shareholder meeting or vote is required if our board of directors has approved the proposed acquisition of voting power. In addition, our Regulations provide our board of directors with more flexibility than provided by the Control Share Acquisition Act in setting a date for the special meeting of shareholders to consider the proposed control share acquisition.

NOL Protective Amendment. In March 2009, we amended our Regulations to impose certain restrictions on the transfer of our common shares to preserve the tax treatment of our net operating losses and built-in losses (the “NOL Protective Amendment”). The transfer restrictions imposed by the NOL Protective Amendment generally restrict (unless otherwise approved by our board of directors) any direct or indirect transfer of our common shares if the effect would be to: (i) increase the direct or indirect ownership of our common shares by any person or group of persons from less than 5% to 5% or more of our common shares; or (ii) increase the percentage of our common shares owned directly or indirectly by a person or group of persons owning or deemed to own 5% or more of our common shares. The NOL Protective Amendment is intended to reduce the likelihood of an “ownership change” for purposes of Section 382 of the Code that could limit our ability to utilize our net operating loss carryforwards and recognize certain built-in losses and thereby adversely affect us. Although the basis for the NOL Protective Amendment is to preserve the tax treatment of our net operating losses and built-in losses, the NOL Protective Amendment could be deemed to have an “anti-takeover” effect because, among other things, it restricts the ability of a person or group of persons to accumulate 5% or more of our common shares, and restricts the ability of a person or group of persons now owning 5% or more of our common shares from acquiring additional common shares, without the approval of our board of directors.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares representing our preferred shares sets forth certain general terms that may apply to the depositary shares that we may offer under this prospectus. The specific terms of the depositary shares and the related deposit agreement and depositary receipts will be described in the applicable prospectus supplement relating to those depositary shares. We will file forms of the applicable deposit agreement and the depositary receipts as exhibits to the registration statement of which this prospectus is a part or as exhibits to one or more reports that we file with the SEC that are incorporated by reference therein. The specific terms of the depositary shares and the related deposit agreement and depositary receipts as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

General

We may, at our option, elect to offer fractional preferred shares, rather than full preferred shares. If we exercise this option, we will issue depository receipts for depository shares, each of which will represent a fractional interest of a share of a particular series of preferred shares, as specified in the applicable prospectus supplement. We will deposit with a depositary (the “preferred stock depositary”) preferred shares of each series represented by depositary shares and enter into a deposit agreement with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder’s fractional interest in the preferred shares, to all the rights and preferences of the series of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights). The depository shares will be evidenced by depository receipts issued pursuant to the deposit agreement. Depository receipts will be issued to those persons purchasing the fractional preferred shares in accordance with the terms of the deposit agreement as described in the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares underlying the depositary shares to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders. The relevant record date for depositary shares will be the same date as the record date for the preferred shares.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders. If the preferred stock depositary determines that it is not feasible to make such distribution, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary receipts.

If we offer to the holders of a series of preferred shares represented by the depositary shares any rights, preferences or privileges to subscribe for or purchase any securities, or any other rights, preferences or privileges, the preferred stock depositary will make such rights, preferences or privileges available to the record holders of depositary shares either by the issue of warrants representing such rights, preferences or privileges or by such other method as approved by the preferred stock depositary and us. If the preferred stock depositary determines that such action is not lawful or feasible or if it is instructed by a holder that such holder does not want to exercise such rights, preferences or privileges, it may (with our approval in any case when the preferred stock depositary has determined that it is not feasible to make such rights, preferences or privileges available) sell such rights, preferences or privileges and distribute the net proceeds from such sale to the holders of depositary shares entitled to such proceeds.

Withdrawal

Preferred shares represented by depositary shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the principal office of the preferred stock depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of preferred shares and any money or property represented by such depositary shares. Only whole preferred shares may be withdrawn; if a holder holds an amount of depositary shares in excess of whole preferred shares, the preferred stock depositary will deliver along with the withdrawn preferred shares a new depositary receipt evidencing the excess number of depositary shares. Except as described in the deposit agreement, holders of withdrawn preferred shares will not be entitled to redeposit such preferred shares or to receive depositary shares for such preferred shares.

Redemption

If we redeem preferred shares held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing the preferred shares so redeemed (provided that we have paid the applicable redemption price for the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption). The redemption price per depositary share will be equal to the corresponding proportion of the redemption price payable with respect to the preferred shares. If fewer than all the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata (as nearly as may be practicable without creating fractional depositary shares) or as otherwise determined by us.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder’s depositary shares. The preferred stock depositary will vote the amount of preferred shares represented by the depositary shares in accordance with the holder’s instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to vote such shares. The preferred stock depositary will abstain from voting the amount of preferred shares represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares.

Liquidation Preference

If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of depositary receipts will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as set forth in the applicable prospectus supplement.

Upon any change in par value or liquidation preference, split-up, combination or any other reclassification of the series of preferred shares represented by the depositary shares, or upon any recapitalization, reorganization, merger or consolidation affecting us or to which we are a party, the preferred stock depositary may in its discretion, with our approval (not to be unreasonably withheld) and instructions, and in such manner as the preferred stock depositary may deem equitable, treat any securities which are received by the preferred stock depositary in exchange for or upon conversion or in respect of such preferred shares as new deposited securities received in exchange for or upon conversion or in respect of such preferred shares and may make such adjustments in the fraction of an interest represented by one depositary share in one such preferred share as may be necessary to fully reflect the effects of such change.

With our approval, the preferred stock depositary may execute and deliver additional depositary receipts, or may call for the surrender of all outstanding depositary receipts to be exchanged for new depositary receipts specifically describing such new deposited securities.

Amendment and Termination

We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless the holders of at least two-thirds of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of each series of preferred shares affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole and/or fractional preferred shares represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•

there has been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred shares; or

•	each related preferred share has been converted into our common shares or other securities which are not represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and charges of the preferred stock depositary in connection with the initial deposit of the preferred shares, the initial issuance of the depositary shares, any redemption of the preferred shares and all withdrawals of preferred shares by owners of depositary shares. All other transfer and other taxes and governmental charges will be at the expense of the holders of depository receipts. Holders of depositary receipts will also pay the charges and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement. If those charges, expenses and taxes have not been paid, the preferred stock depositary may refuse to transfer depositary shares or withdraw any preferred shares, withhold dividends and distributions and sell the preferred shares or other property represented by the depositary shares evidenced by the depositary receipts.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications that the preferred stock depositary receives from us relating to the preferred shares. In addition, the preferred stock depositary will make such reports and communications available for inspection by holders of depositary receipts at the principal office of the preferred stock depositary, and at such other places as it may from time to time deem advisable.

We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed, by law or any circumstances beyond our control, in performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (only in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented by depositary shares unless satisfactory indemnity is furnished. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents reasonably believed to be genuine and signed or presented by a proper party.

DESCRIPTION OF WARRANTS

The following description of the warrants sets forth certain general terms that may apply to the warrants that we may offer under this prospectus. The specific terms of any series of warrants and the related warrant agreement (including the form of the warrant certificate) will be described in the applicable prospectus supplement relating to those warrants. We will file the form of the applicable warrant agreement (including the form of the warrant certificate) as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to one or more reports that we file with the SEC that are incorporated by reference therein. The specific terms of any series of warrants and the related warrant agreement (including the form of the warrant certificate) as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

We may issue warrants to purchase debt securities, common shares, preferred shares, depositary shares or units of two or more of those securities. We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent.

We will describe in the applicable prospectus supplement the terms of the warrants being offered and the applicable warrant agreement (including the form of the warrant certificate), including the following:

•	the title of the warrants;

•	the aggregate number of warrants to be issued and currently outstanding, if any;

•	the price or prices at which the warrants will be issued;

•	the designation, number or amount and other terms of the securities issuable upon exercise of the warrants and the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities with which the warrants will be issued, and the number of warrants that will be issued with each such security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the securities purchasable upon exercise of the warrants may be purchased, and any provision for changes to or adjustments in such price;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the minimum and maximum number of warrants which may be exercised at any time;

•	a discussion of material federal income tax considerations applicable to the exercise of the warrants; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

Each warrant will entitle its holder to purchase the securities at the exercise price set forth in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void.

Holders may exercise warrants as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•

in the case of warrants for the purchase of debt securities, the right to receive payments of the principal of, or premium, if any, and interest on, the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

•

in the case of warrants for the purchase of common shares, preferred shares or depositary shares, the right to vote or to receive any payments of dividends on the common shares, preferred shares or depositary shares purchasable upon exercise.

DESCRIPTION OF RIGHTS

The following description of the rights sets forth certain general terms that may apply to the rights that we may offer under this prospectus. The specific terms of any rights and the related rights agreement (including the form of rights certificate) will be described in the applicable prospectus supplement relating to those rights. We will file the form of the applicable rights agreement (including the form of rights certificate) as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to one or more reports that we file with the SEC that are incorporated by reference therein. The specific terms of any rights and the related rights agreement (including the form of rights certificate) as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

We may issue rights to purchase debt securities, common shares, preferred shares or depositary shares that we may offer to our securityholders. The rights may be issued independently or together with any other securities we offer, and may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons may be required to purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates representing the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include the specific terms relating to the offering, including, among other matters:

•	the date of determining the securityholders entitled to the rights offering;

•	the price, if any, for the rights;

•	the aggregate number of rights to be issued and the designation, number or amount and other terms of the securities purchasable upon exercise of the rights;

•	the exercise price payable for the securities purchasable upon exercise of the rights, and any provisions for changes to or adjustments in the exercise price;

•	the date on which the holder’s ability to exercise the rights will commence and the date on which the rights will expire;

•	the extent to which the rights will be transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting or purchase agreement entered into by us in connection with the rights offering;

•	a discussion of material federal income tax considerations applicable to the exercise of the rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle its holder to purchase the securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Holders may exercise rights as set forth in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our securityholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following description of stock purchase contracts and stock purchase units sets forth certain general terms that may apply to the stock purchase contracts and/or stock purchase units that we may offer under this prospectus. The specific terms of any stock purchase contracts or stock purchase units and any related security, collateral or depository arrangements will be described in the applicable prospectus supplement relating to the stock purchase contracts or stock purchase units. We will file forms of the relevant documents as exhibits to the registration statement of which this prospectus is a part or as exhibits to one or more reports that we file with the SEC that are incorporated by reference therein. The specific terms of any stock purchase contracts or stock purchase units as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of common shares, preferred shares or depositary shares at a future date or dates. The price per common share, preferred share or depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and our debt securities, common shares, preferred shares or depositary shares, any other securities described in the applicable prospectus supplement or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligations to purchase the securities under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

DESCRIPTION OF UNITS

We may issue units consisting of one or more debt securities, guarantees of debt securities, common shares, preferred shares, depositary shares, warrants, rights, stock purchase contracts or any combination of such securities. The applicable prospectus supplement for any units will describe:

•

the terms of the units and of the debt securities, guarantees of debt securities, common shares, preferred shares, depositary shares, warrants, rights, stock purchase contracts or any combination of such securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	the terms of any unit agreement governing the units;

•	a discussion of material federal income tax considerations applicable to the units; and

•	the provisions for the payment, settlement, transfer or exchange or the units.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	through a dividend, distribution, rights offering, forward contracts or similar arrangements;

•	through a combination of any of these methods of sale; or

•	through any other methods described in the applicable prospectus supplement.

The securities we distribute by any of these methods may be sold, in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Each time we offer securities under this prospectus, the applicable prospectus supplement will describe the specific plan of distribution and the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts, concessions, commissions, agency fees and other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price;

•	any delayed delivery arrangements;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with the underwriters at the time of sale, and we will name the underwriters in the applicable prospectus supplement. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. The underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In connection with sales to underwriters, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be underwriters within the meaning of the Securities Act, may then resell those securities to the public. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

We may solicit offers to purchase securities directly from the public from time to time. In this case, no underwriters or agents would be involved. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. Such agents may be deemed to be underwriters within the meaning of the Securities Act. The applicable prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers and will include information about any compensation we may pay the agents in connection with that offering. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such direct sales will be described in the applicable prospectus supplement.

We may make direct sales of the securities through subscription rights distributed to our existing securityholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. The terms of any such sales or arrangements will be described in the applicable prospectus supplement.

We may authorize underwriters, dealers and agents to solicit from certain types of institutional investors offers to purchase securities under delayed delivery contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

We may authorize one or more “remarketing firms” to sell securities pursuant to a remarketing arrangement upon the purchase of the securities. Remarketing firms will act as principals for their own accounts or as agents for us, and will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities, or otherwise. The applicable prospectus supplement will identify any remarketing firm and describe the terms of its compensation and agreements, if any, with us. Remarketing firms may be deemed to be underwriters within the meaning of the Securities Act with respect to the securities they remarket.

Unless the applicable prospectus supplement states otherwise, the securities offered under this prospectus (other than our common shares) will be a new issue of securities with no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriters that we use in the sale of offered securities may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions involve bids to purchase the underlying securities in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution has been completed, in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover short positions. These activities may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Any underwriters, dealers or agents participating in the distribution of the offered securities may be deemed to be underwriters under the Securities Act, and any compensation and profits received by such persons upon sale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such persons make with respect to these liabilities. Our underwriters, dealers and agents, or their affiliates, may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of M/I Homes, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered hereunder. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for more information about our securities and us.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, like us, who file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Our common shares and Series A Preferred Shares are listed on NYSE, and similar information concerning us can also be inspected and copied at the offices of NYSE at 20 Broad Street, New York, NY 10005.

Our website address is www.mihomes.com. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference in this prospectus of the information contained at that site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that we have filed with the SEC are incorporated by reference in, and considered a part of, this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011;

•	our Current Reports on Form 8-K filed with the SEC on January 4, 2011, February 10, 2011, April 1, 2011, April 20, 2011 and May 9, 2011; and

•

the description of our common shares, $.01 par value per share, contained in our Registration Statement on Form S-3 (File No. 333-152751) filed with the SEC on August 4, 2008, or contained in any subsequent amendment or report filed for the purpose of updating such description.

We are also incorporating by reference in this prospectus all documents (other than current reports furnished under Item 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of any offering of securities under this prospectus and all applicable prospectus supplements, including all such filings made after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement.

We will provide to each person to whom this prospectus is delivered, upon written or oral request and without charge, any of the above documents that are incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in such documents). Requests should be directed to:

M/I Homes, Inc.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

Attn: General Counsel

(614) 418-8000

Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in the applicable prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$50,000,000

M/I Homes, Inc.

% Convertible Senior Subordinated Notes due 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

                , 2013

Joint book-running managers

Citigroup	J.P. Morgan	Wells Fargo Securities

Co-managers

Comerica Securities PNC Capital Markets LLC	The Huntington Investment Company US Bancorp